As filed with the Securities and Exchange Commission on September 4, 2009

Registration Statement No. 333-160667

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

Ladder Capital Realty Finance Inc

(Exact name of registrant as specified in its governing instruments)

600 Lexington Avenue, 23rd Floor

New York, New York 10022

(212) 715-3170

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Pamela McCormack, Esq.

General Counsel

600 Lexington Avenue, 23rd Floor

New York, New York 10022

(212) 715-3174

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Larry Medvinsky, Esq. Anthony A. Lopez III, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel: (212) 878-8000 Fax: (212) 878-8375	Valerie Ford Jacob, Esq. Paul D. Tropp, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Tel: (212) 859-8000 Fax: (212) 859-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 4, 2009

             Shares

Ladder Capital Realty Finance Inc

Common Stock

We are a newly organized commercial real estate finance corporation that has been formed to primarily originate, acquire and manage a diversified portfolio of commercial real estate first mortgage loans secured by income-producing properties. To a lesser extent, we expect to invest in senior classes of investment grade commercial mortgage-backed securities and originate and acquire other commercial real estate-related debt instruments. We will be externally managed and advised by Ladder Capital Realty Finance Manager LLC, or our Manager, which is an affiliate and indirect subsidiary of Ladder Capital Finance Holdings LLC, or Holdings. Holdings is a specialty finance company that provides a comprehensive set of financing solutions to the commercial real estate industry and which has an investment strategy substantially similar to ours.

This is our initial public offering and no public market currently exists for our common stock. We are offering          shares of our common stock. We expect the initial public offering price of our common stock to be $     per share. We have applied to list our common stock on the New York Stock Exchange, or the NYSE, under the symbol “LCG.”

Concurrently with the completion of this offering, Ladder Capital Realty Finance Holdings LLC, or the Ladder Investor, an affiliate of our Manager, will acquire $         million of our common stock (         shares) in a private placement, at a price per share equal to the initial public offering price, with consideration consisting of cash and contributed assets, for an aggregate investment equal to 20% of the gross proceeds raised in this offering (without giving effect to any exercise by the underwriters of their overallotment option) and the concurrent private placement.

We are a Maryland corporation that intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2009. To assist us in qualifying as a REIT, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock. We expect our board of directors to waive this ownership limitation in order to allow the Ladder Investor and its affiliates, including our Manager, to own up to         % by value or number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option to purchase up to an additional          shares from us at the public offering price, less underwriting discounts and commissions, to cover overallotments, if any, within 30 days of the date of this prospectus.

Investing in our common stock involves risks. See “Risk factors” beginning on page 23 of this prospectus for a discussion of the following and other risks:

•	We have no operating history and may not be able to operate our business successfully or generate sufficient cash flow to make or sustain distributions to our stockholders.
•

We have not yet identified a substantial portion of our portfolio of assets. Therefore, you will not be able to adequately evaluate the economic merits of our portfolio before making an investment decision with respect to our common stock.

•

We may change our investment, leverage, financing and operating strategies, policies or procedures without stockholder consent, which may adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

•

There are various conflicts of interest in our relationship with Holdings and its affiliates, including our Manager, which could result in decisions that are not in the best interests of our stockholders.

•	We are dependent on our Manager and its affiliates and their key personnel and we may not find a suitable replacement if they become unavailable to us.
•	Maintenance of our exemption from registration under the Investment Company Act of 1940, as amended, and our qualification as a REIT imposes significant limits on our operations.
•

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as set forth under “Underwriting.” Delivery of the shares of our common stock will be made on or about         , 2009.

Joint Book Running Managers

J.P. Morgan	Wells Fargo Securities

        , 2009

i

Prospectus summary

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “company,” “we,” “us,” and “our” refer to Ladder Capital Realty Finance Inc, a Maryland corporation, together with its consolidated subsidiaries; “our Manager” refers to Ladder Capital Realty Finance Manager LLC, a newly-formed Delaware limited liability company, our external manager; “our Advisor” refers to Ladder Capital Finance LLC, a Delaware limited liability company; “Holdings” refers to Ladder Capital Finance Holdings LLC, a Delaware limited liability company (which is our promoter with respect to this offering); “the Ladder Capital Group” refers to Holdings, together with its direct and indirect subsidiaries (other than us), including our Manager; and “the Ladder Investor” refers to Ladder Capital Realty Finance Holdings LLC, an affiliate of our Manager. Unless indicated otherwise, the information in this prospectus assumes (1) the common stock to be sold in this offering is sold at $             per share, (2)              shares of our common stock will be purchased by the Ladder Investor with consideration consisting of cash and contributed assets in a private placement to be completed concurrently with the completion of this offering, and (3) the underwriters do not exercise their overallotment option to purchase up to an additional              shares of our common stock.

Our company

We are a newly organized commercial real estate finance corporation that has been formed to primarily originate, acquire and manage a diversified portfolio of commercial real estate first mortgage loans secured by income-producing properties. To a lesser extent, we expect to invest in senior classes of investment grade commercial mortgage-backed securities, or senior CMBS, and originate and acquire other commercial real estate-related debt instruments. We expect that over time most of our investment activity will consist of first mortgage loans that we originate. However, we may initially allocate a significant portion of our net proceeds to senior CMBS designed to opportunistically take advantage of the Term Asset-Backed Securities Loan Facility, or the TALF. We collectively refer to the assets that we intend to originate, acquire and manage as our target assets.

Our objective is to protect and preserve capital in a manner that provides for returns that are attractive in light of the amount of risk associated with receiving such returns, or attractive risk-adjusted returns, to our investors over the long term through dividends and capital appreciation. We intend to achieve this objective by selectively originating, acquiring and managing a diversified portfolio of our target assets designed to generate attractive risk-adjusted returns across a variety of market conditions and economic cycles. We believe that the current lack of liquidity in the commercial real estate, financial and credit markets presents significant opportunities for us to selectively originate high quality first mortgage loans to strong sponsors on attractive terms and that these conditions should persist for a number of years. We intend to build our business on a foundation of market knowledge combined with a disciplined credit and due diligence culture that is designed to protect and preserve capital. Our management team has implemented a similar business model to ours in the past.

We will be externally managed and advised by Ladder Capital Realty Finance Manager LLC, or our Manager, which is an affiliate and the indirect subsidiary of Holdings. Holdings is a specialty finance company that provides a comprehensive set of financing solutions to the commercial real estate industry. Since its inception, our senior management team has been executing an investment strategy for Holdings substantially similar to ours and has been developing a pipeline of transactions that we expect to directly benefit from following the completion of this offering and the concurrent private placement.

Our Manager will originate, acquire and manage a diverse portfolio of real estate and real estate-related assets for us through its vertically-integrated commercial mortgage loan origination platform with in-house origination, underwriting, structuring, financing, asset management, risk management, legal and disposition capabilities. Our Manager will be comprised of an experienced team of senior managers, the core of whom have worked together previously in the commercial real estate industry, originating, underwriting, acquiring, structuring, managing and securitizing a diverse portfolio of commercial real estate mortgages, real estate and real estate-related assets through various economic cycles and market conditions. Our management team will be led by Brian Harris, our Chief Executive Officer, and will include Greta Guggenheim, our President, Pamela McCormack, our General Counsel and Head of Transaction Management, Robert Perelman, our Head of Asset Management, Marc Fox, our Chief Operating Officer, and Kevin Moclair, our Chief Financial Officer. The members of our senior management team have been actively involved in the origination of commercial mortgages throughout their careers. Brian Harris has over 23 years of experience in the real estate and financial markets and has managed multi-billion dollar proprietary commercial real estate lending platforms and commercial real estate portfolios for over 11 years at UBS Securities LLC, or UBS; Dillon Read Capital Management, or DRCM, a wholly-owned subsidiary of UBS; and Credit Suisse Securities (USA) LLC, or Credit Suisse. Brian Harris joined UBS as Head of Global Commercial Real Estate in 1999. Over the next eight years, he developed UBS/DRCM’s proprietary lending and securitization program into a successful national platform.

We will commence operations upon completion of this offering and the concurrent private placement to Ladder Capital Realty Finance Holdings LLC, or the Ladder Investor. We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2009. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act.

About the Ladder Capital Group

Our Manager is an indirect subsidiary of Holdings, a privately-held company that commenced operations in October 2008. Holdings, together with its direct and indirect subsidiaries, which is referred to herein as the Ladder Capital Group, is a vertically-integrated, full-service commercial real estate finance and investment management company with an investment strategy substantially similar to ours.

The Ladder Capital Group has several key and strategic investors, including TowerBrook Capital Partners L.P., or TowerBrook, a private equity firm, and GI International, L.P., or GI Partners, a private equity firm with significant prior experience in the commercial real estate industry. In addition, Brian Harris has personally invested $25 million in Holdings. The Chairman of Holdings is Alan Fishman, who has a long and distinguished career having held positions at several large financial institutions. The Ladder Capital Group operates out of New York and currently employs 17 professionals. For information regarding Holdings’ performance data since its inception through June 30, 2009, please see “Business—About the Ladder Capital Group.”

Concurrently with the closing of this offering, Holdings will cause certain assets to be contributed to us in partial payment for the shares of our common stock being purchased in the concurrent private placement by the Ladder Investor. It is expected that the asset contribution will be comprised of (i) two senior first mortgage whole loans with an aggregate outstanding principal amount of $22.7 million, or the initial loans, and (ii) thirteen AAA-rated CMBS which are among the highest (known as “super senior”) classes by priority of various series of CMBS issuances, each of which is TALF-financed and with an aggregate amount of TALF financing of $224.5 million, with an aggregate outstanding principal amount of $266.9 million, or the initial CMBS. The initial loans and the initial CMBS are herein referred to as the initial assets. The initial assets represent Holdings’ entire mortgage loan portfolio and TALF-financed CMBS portfolio since inception through August 31, 2009. The transfer of Holdings’ TALF-financed CMBS portfolio is subject to the approval of the Federal Reserve Bank of New York, or the FRBNY. Subject to the FRBNY’s approval, we will assume all obligations with respect to the related TALF financings, including related guarantees, in conjunction with the contribution of the initial CMBS. The initial assets will be acquired as partial payment ($65.2 million of deemed value) for the issuance of our common stock in the concurrent private placement. The deemed value of the initial assets will be equal to the Ladder Capital Group’s current book value of these assets, which is original cost, adjusted to reflect any receipt of interest payments, principal prepayments, amortized origination fees, and accrual of unpaid interest, calculated on an asset-by-asset basis. The deemed value of the initial assets may change if after the date hereof and prior to the closing of this offering, any prepayments or any additional amortization occurs. For more information regarding the initial assets, see “Business—Initial Asset Contribution.”

Our Manager

We will be externally managed and advised by Ladder Capital Realty Finance Manager LLC, a newly-formed Delaware limited liability company. Pursuant to the terms of a management agreement between our Manager and us, our Manager will be responsible for administering our business activities and day-to-day operations and will provide us with our management team and appropriate support personnel. Pursuant to an advisory agreement between our Manager and Ladder Capital Finance LLC, or our Advisor, our Manager will directly benefit from the highly experienced personnel and resources of the Ladder Capital Group necessary for the implementation and execution of our investment strategy. We do not expect to have any employees. Other than our Chief Financial Officer who will be exclusively dedicated to our company, each of our executive officers will also serve as an officer of the Ladder Capital Group. Our Manager will be subject to the supervision and oversight of our board of directors.

Our Manager will be comprised of an experienced team of senior managers led by Brian Harris and will include Greta Guggenheim, Pamela McCormack, Robert Perelman, Marc Fox and Kevin Moclair. Brian Harris and Greta Guggenheim initially began working together in the commercial real estate loan origination business at Credit Suisse from 1996 through 1999 and then later worked together at UBS/DRCM from August 2000 until August 2007. In addition, a substantial number of Holdings’ employees worked together previously at UBS/DRCM where they established a track record of originating, underwriting, acquiring, structuring, managing and securitizing a diverse portfolio of commercial real estate mortgages, real estate and real estate-related assets. For more information regarding the track record of the UBS/DRCM commercial real estate team led by Brian Harris, please see “Business—Our Manager.”

Our Manager’s competitive strengths

We believe our business possesses a number of characteristics distinguishing us from our competitors, including:

Experienced management team

Our senior management team, which is comprised of Brian Harris, Greta Guggenheim, Pamela McCormack, Robert Perelman, Marc Fox and Kevin Moclair, is highly experienced in real estate investing and finance and has significant experience in the commercial real estate sector. The core of our management team have worked together during both volatile and stable market conditions and have established a track record of acquiring and managing commercial real estate debt and real estate-related assets, generating what we believe to have been consistently attractive annual returns.

Access to the Ladder Capital Group’s long-standing relationships

We believe our Manager’s ability to identify attractive opportunities will distinguish us from many of our competitors. We intend to capitalize on the Ladder Capital Group’s origination platform, structuring expertise and market insight into the commercial real estate sector. The Ladder Capital Group and its strategic investors have established numerous relationships with well-recognized participants in the commercial real estate industry.

Proven access to capital raising

Since late September 2008, a period marked by unprecedented market illiquidity and volatility, Holdings has successfully raised $611.6 million of permanent equity capital and an affiliate of Holdings obtained a $300 million secured term credit facility from an affiliate of one of our underwriters, Wells Fargo Securities, LLC. Thereafter, Holdings also obtained four additional short-term secured term funding lines from other financial institutions which had approximately $113.3 million outstanding in the aggregate as of June 30, 2009. Additionally, Holdings obtained $224.5 million of TALF financing as of August 31,2009. We expect our management team to provide us with similar access to major financial institutions and to assist us in obtaining short-term lending facilities and long-term secured debt facilities.

Disciplined lending/strong credit culture

We will seek to maximize our risk-adjusted returns, and preserve and protect capital, utilizing our management team’s strong credit culture. Our management team has long employed a disciplined approach to the credit and market risk of a portfolio by seeking to protect and preserve capital by performing a comprehensive risk-reward analysis on each potential transaction, with a focus on relative values between real estate asset sectors, geographic markets and its position in the capital structure, as well as by creating a diversified portfolio of assets that it will actively manage.

Vertically-integrated commercial mortgage loan origination platform

The Ladder Capital Group has a vertically-integrated commercial mortgage loan origination platform that provides it with the in-house capability to identify, assess and manage risks associated with each opportunity we pursue and to manage and control the loan process from origination to closing. The Ladder Capital Group’s personnel are highly experienced in credit, underwriting, structuring, capital markets and asset management. In addition, we believe that our access to this platform will allow us to quickly and efficiently execute opportunities we deem desirable.

Structuring flexibility

Our Manager’s ability to provide a wide range of financing products and its ability to customize financing structures to meet borrowers’ needs is one of our key business strengths. In particular, we will seek to be a full-service provider of financing products for borrowers in the commercial real estate industry.

No legacy issues

Unlike many of our competitors, we are a newly-formed entity that will not be burdened by distressed legacy commercial real estate assets. We believe we will have a competitive advantage relative to other existing comparable commercial real estate lenders because neither we nor our Manager or its affiliates have a legacy portfolio of lower-return or problem assets that could potentially dilute the attractive returns we believe are available in the current liquidity-challenged environment and/or distract our management team.

Alignment of the Ladder Capital Group and our Manager’s interests

We have taken steps to structure our relationship with the Ladder Capital Group and our Manager so that our interests and those of the Ladder Capital Group and our Manager are closely aligned. The Ladder Investor has agreed to acquire $             million of our common stock (             shares) in a concurrent private placement, at a price per share equal to the initial public offering price, with consideration consisting of cash and contributed assets, for an aggregate investment equal to 20% of the gross proceeds raised in this offering (without giving effect to any exercise by the underwriters of their overallotment option) and the concurrent private placement. The Ladder Investor has agreed to an 18-month lock-up with the underwriters with respect to the securities that it purchases in the concurrent private placement. We believe that the significant investment in us by the Ladder Capital Group, through the Ladder Investor, as well as our Manager’s incentive fee structure and our 2009 equity incentive plan, will align our interests with those of the Ladder Capital Group, including our Manager, which will create an incentive to maximum returns for our stockholders.

Market opportunity

We believe there is an unprecedented market opportunity for well capitalized commercial real estate lenders to originate attractively priced loans with strong credit fundamentals on high quality income-producing real estate.

Over the past ten years, real estate values rose to levels higher than the underlying fundamentals would seem to justify. Since February 2007, a dramatic price correction has been taking place. Faced with this uncertainty, many traditional commercial lenders have ceased or significantly decreased lending due to diminished balance sheet capacity and, in some cases, as a result of having been acquired or having entered bankruptcy. For instance, banks which are significant providers of commercial mortgages are experiencing significant stress. As a result, underwriting standards have tightened dramatically and the availability of credit has plummeted.

Additionally, CMBS is not currently a major source of liquidity for the commercial real estate sector as the credit contraction has virtually shut down the market. We believe that while the number and activity levels of market participants will be substantially lower than levels of the past five years, the lending opportunities will be vast. According to estimates from industry sources we believe to be reliable, over $1.8 trillion of commercial real estate debt will mature from 2009 through 2012, with over $400 billion maturing in each of these years. We intend to capture this market opportunity, as we believe well capitalized lenders like us may now be highly selective while originating loans with strong credit fundamentals at historically wide spreads in this environment.

Our investment strategy

Our objective is to protect and preserve capital in a manner that provides for attractive risk-adjusted returns to our investors over the long term through dividends and capital appreciation. We intend to achieve this objective by selectively originating, acquiring and managing a diversified portfolio of our target assets designed to generate attractive risk-adjusted returns across a variety of market conditions and economic cycles. We believe that the flexibility of our investment strategy, combined with our expertise in our target assets and our long-term, primary focus on newly originated first mortgage loans, should enable us to achieve our objective.

We expect our Manager to take advantage of long-term structural changes in the real estate lending market by originating and acquiring high quality income-producing commercial real estate mortgage loans and other real estate debt instruments at attractive spreads from high quality sponsors and low loan-to-value assumptions. To a much lesser extent, we also expect our Manager to seek to capitalize on opportunities created by the lack of liquidity in the real estate market and to take advantage of opportunistic pricing dislocations created by distressed sellers or distressed capital structures where a lender or holder of a loan or security is in a compromised situation due to balance sheet constraints, the relative size of its portfolio, the magnitude of nonperforming loans and/or regulatory/rating agency issues driven by potential capital adequacy or concentration issues.

In pursuing investment opportunities with attractive risk-reward profiles, we expect that our Manager will incorporate its views of the current and future economic environment, its outlook for real estate in general and particular asset classes, and its assessment of the risk-reward profile derived from its underwriting and cash flow analysis, including taking into account relative valuation, comparable analyses, supply and demand trends, interest rate levels, yield curves, prepayment rates, financing and liquidity, real estate prices, delinquencies, default rates, recovery of various sectors and vintage of collateral. In general, our Manager’s investment decision will be based on a fundamental analysis of the asset securing the loan and an evaluation of the asset’s relative value and strength of the borrower . All investment decisions will be made so that we maintain our qualification as a REIT and our exemption from registration under the 1940 Act.

Target assets

•

First mortgage loans: fixed and floating loans secured by first mortgage liens on income-producing commercial real estate that provide short-, medium- or long- term mortgage financing to commercial property owners generally having maturity dates ranging from one to ten years; and

•

Senior participation interests in first mortgage loans: a senior participation interest in an underlying first mortgage loan on commercial real estate, or A-Note, created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants, the performance of which depends upon the performance of the underlying loan. If the underlying borrower defaults, the participant typically has no recourse against the originator of the loan.

We expect that over time most of our investment activity will consist of first mortgage loans that we originate. Origination of a loan means the extension of credit by us to a borrower secured by real estate or real estate-related collateral.

To a lesser extent, we will originate, acquire and manage:

•	CMBS: securities that are collateralized by a single commercial mortgage or a pool of commercial mortgage loans, including:

•	investment grade CMBS, which are rated BBB- (or Baa3) or higher,
•	below investment grade CMBS, which are rated lower than BBB- (or Baa3), and
•	unrated CMBS.

We do not generally expect to otherwise acquire below investment grade or unrated CMBS, provided that below investment grade CMBS and unrated CMBS may be retained by us in connection with a sale or securitization of our first mortgage loans.

Non-core assets: We expect a relatively small portion of our investment activity will take the form of first mortgage loan financings, B-Notes and mezzanine loans.

In addition to our target assets described above, we may also make limited purchases in certain other real estate-related assets, including corporate bank debt, corporate bonds, preferred equity interests, term loans and revolving or syndicated credit facilities, real estate assets related to corporate divestitures and other real estate-related debt.

Based upon existing market conditions, we currently expect our portfolio of assets at the end of our first year of operations to be comprised of between 70% to 90% of first mortgage loans with substantially all of such first mortgage loans being originated by us, 0% to 15% of senior CMBS, 5% to 15% of cash and other target assets and 0% to 15% of non-core assets. There can be no assurance that our portfolio of assets will be allocated in such a manner or that our portfolio of assets will not change over time. The allocation of capital among our assets will depend on prevailing market conditions and may change over time in response to interest rates, general economic and credit conditions as well as other market conditions.

Because we intend to elect and qualify to be taxed as a REIT and intend to operate our business so as to be excluded from regulation under the 1940 Act, we will be required to invest a substantial portion of our assets in qualifying real estate assets, such as whole loans secured by mortgages. Therefore, our ability to acquire certain assets will be limited, unless the assets are structured to comply with various U.S. federal income tax requirements for REIT qualification and the requirements for exclusion from the 1940 Act registration.

Leverage policies/financing strategy

We intend to employ leverage, to the extent available, to fund the origination and acquisition of our target assets and to increase potential returns to our stockholders. Although we are not required to maintain any particular leverage ratio, the amount of leverage we will deploy for particular target assets will depend upon our Manager’s assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our portfolio, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, including hedges, the availability and cost of financing the assets, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial mortgage markets, our outlook for the level, slope, and volatility of interest rates, the credit quality of our target assets, the collateral underlying our target assets, and our outlook for asset spreads relative to the London Interbank Offer Rate, or the LIBOR, curve. Our charter and bylaws do not limit the amount of indebtedness we can incur, and our board of directors has discretion to deviate from or change our indebtedness policy at any time. We intend to use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates.

Initially, we intend to deploy leverage on our target assets, on a debt-to-equity basis, of approximately 1.0 to 1.0 on a portfolio basis. A 1.0 to 1.0 ratio means that the amount of leverage on our aggregate target assets, as opposed to an asset-by-asset basis, originated or acquired will be in an amount that is up to 50% of the value of our assets at the time we borrow funds secured by such assets. If we obtain financing under the TALF or any other U.S. Government programs, we expect to incur significantly more leverage. For example, with respect to the TALF, we expect to finance up to 85% of each of our eligible CMBS assets on a non-recourse basis. With respect to other U.S. Government programs, to the extent we expect to utilize them at all, we would utilize such amount of non-recourse leverage up to the amount permitted under the guidelines of the applicable program. When market conditions allow, we intend to finance our first mortgage loans in part through the issuance of AAA-rated CMBS, which we expect should be eligible to be purchased by investors who are able to borrow under the TALF, while retaining the subordinate securities in our portfolio. There can be no assurance that we will be able to utilize the TALF or any other U.S. Government programs successfully or at all. See “Management’s discussion and analysis of financial condition and results of operations—Recent regulatory developments” for a description of the TALF and other U.S. Government programs. We will also seek to obtain financings, including secured term loans or revolving facilities, traditional repurchase or other secured credit facilities and other private funding sources. In addition, when market conditions allow, we expect to reduce the principal risk associated with our origination and investment activities through securitizations, syndications, participations and, to the extent consistent with maintaining our qualification as a REIT, other sales of portions of our assets, and we may choose to enhance our returns through the use of higher leverage, with an emphasis on using term financings, including through the creation of securitization vehicles. We may also seek to raise further equity capital or issue debt securities in order to fund our future activities.

Subject to maintaining our qualification as a REIT, we intend to utilize derivative financial instruments (or hedging instruments), including interest rate swap agreements, interest rate cap agreements, interest rate swaptions, puts and calls on securities or indices of securities, exchange traded derivatives, U.S. Treasury securities and options on U.S. Treasury securities, and interest rate floors, in an effort to hedge the interest rate risk associated with the financing of our portfolio of target assets. Specifically, we will seek to hedge part of our exposure to potential interest rate mismatches between the interest we earn on our assets and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives will be to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a spread between the yield on our assets and the cost of our financing.

Investment process

Our Manager will focus on the origination and select acquisition of income-producing commercial real estate first mortgage loans. Our Manager will be responsible for each stage of our investment process, which will include: (1) sourcing deals from the brokerage community and directly from real estate owners, operators, developers and investors; (2) performing due diligence with respect to underwriting the investment; (3) undertaking risk management with respect to individual loans and our aggregate portfolio; (4) executing the closing of a loan investment; and (5) analyzing ongoing capital markets and asset management options.

In addition, our Manager will be responsible for sourcing and screening other investment opportunities, assessing investment suitability, conducting interest rate and prepayment analysis, evaluating cash flow and collateral performance, reviewing legal structure, servicer and originator information and structuring investments, as appropriate. Upon identification of an investment opportunity, the investment will be screened and monitored by our Manager to determine its impact on maintaining our REIT qualification and our exemption from registration under the 1940 Act. In evaluating the merits of any particular proposed investment, our Manager will also evaluate the diversification of our portfolio of assets. Prior to making a final investment decision, our Manager will determine whether it expects that a target asset would cause our portfolio of assets to be too heavily concentrated with, or cause too much risk exposure to, any one borrower, real estate sector, geographic region, source of cash flow for payment or other issues.

Our Manager will have an investment committee that will initially be chaired by Brian Harris and will also include Greta Guggenheim, Kevin Moclair and Pamela McCormack. Our Manager’s investment committee will make investment, financing, asset management and disposition decisions on our behalf. The investment committee will periodically review our portfolio and its compliance with our target asset guidelines, and our asset management team will provide our board of directors a report at the end of each quarter in conjunction with its review of our quarterly results. For a description of our target asset guidelines, please see “Business—Target asset guidelines.” All of our investments will require the approval of our Manager’s investment committee. In addition, any investment in excess of 10% of our equity will require the approval of the risk and underwriting committee of our board of directors, which consists of Brian Harris, Jonathan Bilzin, Howard Park and              and             , two of our independent directors, acting by an 80% supermajority vote. Any investment in excess of 20% of our equity will require the approval of our board of directors. From time to time, as deemed appropriate or necessary, the risk and underwriting committee of our board of directors and our board of directors will also review our portfolio and its compliance with our target asset guidelines and the appropriateness of our target asset guidelines and strategies. For a description of our risk and underwriting committee, please see “Our management—Risk and underwriting committee.”

Asset management

We consider active asset management to be an integral part of successfully managing commercial real estate debt. Our Manager, through the Ladder Capital Group, has a dedicated, in-house asset management team comprised of experienced professionals who will provide us with critical oversight. Our focus and value creation will be centered on careful asset specific and market surveillance, rigid enforcement of loan and security rights, and timely sale of underperforming positions. One of the key determinants in the underwriting process is the evaluation of potential exit strategies. Our Manager’s asset management team will monitor each asset and review the potential disposition strategies on a regular basis in order to position assets to realize appreciated values and maximize returns.

Risk management

To the extent consistent with maintaining our REIT qualification, we will seek to manage risk exposure to protect our portfolio of assets against the effects of prepayments, defaults, interest rate volatility, credit spread movements and liquidity risks. Our efforts to manage risk will focus on monitoring our portfolio and managing the financing, interest rate, credit, prepayment and convexity (the measure of the sensitivity of the duration of a debt instrument to changes in interest rates) risks associated with a portfolio of our target assets. See “Business—Investment process—Risk management.”

Summary risk factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under the heading “Risk factors” beginning on page 23 of this prospectus before purchasing our common stock. If any of these risks occur, our business, financial condition, liquidity, results of operations, prospects and ability to make distributions to our stockholders could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

•	We have no operating history and may not be able to operate our business successfully or generate sufficient cash flow to make or sustain distributions to our stockholders.

•

We have not yet identified a substantial portion of our portfolio of assets and, therefore, you will not be able to adequately evaluate the economic merits of our portfolio before making an investment decision with respect to our common stock.

•

We are dependent on our Manager and its affiliates and their key personnel who provide services to us through the management agreement and the advisory agreement, and we may not find a suitable replacement if the management agreement or the advisory agreement is terminated, or if key personnel leave or otherwise become unavailable to us, which could have a material adverse effect on our performance.

•

There are various conflicts of interest in our relationship with Holdings and its affiliates, including our Manager, which could result in decisions that are not in the best interests of our stockholders, including that our executive officers (other than our Chief Financial Officer) are also executive officers of Holdings and/or its affiliates, which may result in conflicts between their duties to us and them.

•

We will compete with current and future investment entities affiliated with our Manager and the Ladder Capital Group, including FirstCity Bank of Commerce (if acquired by Holdings), which we refer to herein as Ladder Capital Bank, for access to the benefits that our relationship with the Ladder Capital Group provides to us, including access to investment opportunities.

•	The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

•

The private placement purchase agreement for the initial assets was not negotiated on an arm’s-length basis and we did not receive independent appraisals of the initial assets to be contributed in the concurrent private placement. The terms of the private placement purchase agreement may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

•	The management agreement may be difficult and costly for us to terminate, which may adversely affect our inclination to end our relationship with our Manager.

•

The manner of determining the base management fee may not sufficiently incentivize our Manager to maximize risk-adjusted returns on our portfolio since it is based on our stockholders’ equity and not on our performance.

•	Our incentive fee may induce our Manager to acquire certain assets, including speculative assets, which could result in increased risk to the value of our portfolio.

•

Our board of directors will approve very broad target asset guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our target asset guidelines.

•

We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable target assets, affect the pricing of these assets and adversely impact our profitability.

•	Our Manager may be not be able to replicate the prior business model used by certain members of our management team and available data for the prior business model is limited.

•

We may change our strategies, policies or procedures without stockholder consent, which may adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

•	We may allocate the net proceeds from this offering and the concurrent private placement in a manner with which you may not agree.

•

Difficult conditions in the markets for mortgages and mortgage-related assets as well as the broader financial markets have resulted in a significant contraction in liquidity for mortgages and mortgage-related assets, which may adversely affect the value of the assets that we intend to originate or acquire.

•

The commercial mortgage and other commercial real estate-related loans and investments that we may originate or purchase are subject to the ability of the underlying commercial property owner to generate net income from operating the property as well as the risks of delinquency, foreclosure and loss, which could result in losses to us.

•	Our access to financing may be limited and thus our ability to maximize our returns may be adversely affected.

•

We intend to leverage the acquisition of our target assets and are not limited in the amount of leverage we may use. Our use of leverage may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable.

•	Interest rate fluctuations could significantly decrease our results of operations and cash flows and the market value of our assets.

•

There can be no assurance that the actions of the U.S. Government, the Federal Reserve, the U.S. Department of the Treasury, or the U.S. Treasury, and related bodies to stabilize the financial markets, including the establishment of the TALF and similar programs, or market response to those actions, will achieve the intended effect, or that our business will benefit from these actions, or that further government or market developments will not materially and adversely impact us.

•	We may enter into hedging transactions that could expose us to contingent liabilities in the future and adversely impact our financial condition.

•	An increase in prepayment rates may adversely affect the value of our portfolio.

•

We have not established a minimum distribution payment level and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

•

Our Manager is a newly-formed entity and has no experience managing a REIT and limited experience managing a portfolio of assets in the manner necessary to maintain our exemption under the 1940 Act, which may hinder its ability to achieve our business objectives or result in the loss of our qualification as a REIT.

•	Maintenance of our exemption from registration under the 1940 Act and our qualification as a REIT imposes significant limits on our operations.

•

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

•	Complying with REIT requirements may cause us to forego and/or liquidate otherwise attractive investments.

•	The REIT distribution requirement could adversely affect our ability to execute our business plan and may require us to incur debt or sell assets to make such distributions.

•

Until our portfolio of assets generates sufficient income and cash flow, we may be required to sell assets, borrow funds or use a portion of the net proceeds of this offering and the concurrent private placement to make quarterly distributions to our stockholders.

Our organizational structure

We were organized as a Maryland corporation on June 30, 2009. The following chart shows our anticipated structure and ownership of our company after giving effect to this offering and the concurrent private placement to the Ladder Investor on a fully diluted basis (assuming no exercise by the underwriters of their overallotment option):

(1)	Includes (i) shares of common stock to be sold to the Ladder Investor in the concurrent private placement and (ii) restricted shares of common stock issued to our Manager under our 2009 equity incentive plan upon completion of this offering and the concurrent private placement. Excludes (i) up to shares of our common stock that may be issued by us upon exercise of the underwriters’ over allotment option and (ii) shares of our common stock reserved for future issuance under our 2009 equity incentive plan.

(2)	Our taxable REIT subsidiary in which we can conduct certain taxable activities that are either not permitted to be conducted by a REIT or that would cause difficulties for us in complying with various REIT qualification requirements.

(3)	We expect Ladder Capital Realty I LLC to qualify for an exemption from registration under the 1940 Act as an investment company pursuant to Section 3(c)(5)(C) of the 1940 Act and that it will hold, directly or through subsidiaries, at least a majority of our target assets.

Management agreement

We will be externally managed and advised by Ladder Capital Realty Finance Manager LLC, a newly-formed Delaware limited liability company. We expect to benefit from the personnel, relationships and experience of our Manager’s executive team and other personnel and investors of the Ladder Capital Group. See “Our Manager and the management agreement—Officers of our Manager” and “Our management—Our directors, director nominees and executive officers” for biographical information regarding these individuals. We do not expect to have any employees. Other than our Chief Financial Officer who will be exclusively dedicated to our company, each of our executive officers will also serve as an officer of the Ladder Capital Group. The Ladder Capital Group will not be obligated to dedicate any of its other executive officers or personnel exclusively to us. Neither the Ladder Capital Group nor our Manager is required to make available any particular individual personnel to us. In addition, none of the Ladder Capital Group, its executive officers and other personnel, including our executive officers supplied to us by the Ladder Capital Group (other than our Chief Financial Officer), will be obligated to dedicate any specific portion of its or their time to our company. Our Manager will be subject to the supervision and oversight of our board of directors.

We will enter into a management agreement with our Manager effective upon the closing of this offering. Pursuant to the management agreement, our Manager will implement our investment strategy and perform certain services for us, subject to the supervision and oversight of our board of directors. Our Manager will be responsible for, among other duties, (1) performing all of our day-to-day functions; (2) determining our investment strategy and guidelines in conjunction with our board of directors; (3) sourcing, analyzing and executing investments, asset sales and financings; (4) performing asset management duties; and (5) performing financial and accounting management services. In addition, our Manager will have an investment committee that will oversee compliance with our investment strategy and guidelines, investment portfolio holdings and financing strategy. The initial term of the management agreement will end on December 31, 2012, with automatic one-year renewal terms that end each anniversary date thereafter.

The following table summarizes the fees and expense reimbursements that we will pay to our Manager and the equity awards to be awarded to our Manager:

Type:
Base management fee

Description:

1.50% of our stockholders’ equity per annum. For purposes of calculating the base management fee, our stockholders’ equity means: (1) the sum of (a) the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the calendar quarter of any such issuance), plus (b) our retained earnings at the end of the most recently completed calendar quarter (as determined in accordance with accounting principles generally accepted in the United States, or GAAP, adjusted to exclude any non-cash equity compensation expense incurred in current or prior periods), less (2) any amount that we pay to repurchase our common stock since inception. Our stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with GAAP and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors. As a result, our stockholders’ equity, for purposes of calculating the base management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements.

Type:
Payment: Quarterly in arrears in cash.

Incentive fee

Description:

Our Manager will be entitled to an incentive fee equal to 20% of the dollar amount by which Core Earnings (as defined in the management agreement), on a rolling four-quarter basis and before the incentive fee for the current quarter, exceeds the product of (1) the weighted average of the issue price per share of all of our public offerings multiplied by the weighted average number of shares of common stock outstanding in such quarter and (2) 8%.

For the initial four quarters following this offering, Core Earnings will be calculated on the basis of each of the previously completed quarters on an annualized basis. Core Earnings for the initial quarter will be calculated from the settlement date of this offering on an annualized basis. Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, unrealized gains, losses or other non-cash items recorded in the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors.

Any net loss incurred by us in a given quarter or quarters will be offset against any net income earned by us in future quarters for purposes of calculating the incentive fee in such future quarters. For example, if we experience a net loss of $20.0 million in the fourth quarter of a fiscal year and a net loss of $20.0 million in the first quarter of the following fiscal year (for a cumulative net loss of $40.0 million in those two quarters), but then earn net income of $25.0 million in the second quarter and $25.0 million in the third quarter, then our $25.0 million of net income in the second quarter would be reduced to zero, and no incentive fee would be payable for the second quarter, and our $25.0 million of net income in the third quarter would be reduced by the remaining $15.0 million of net loss to $10.0 million for purposes of calculating the incentive fee for the third quarter.

Payment:

Quarterly in arrears in cash. Our Manager may elect to receive all or a portion of its incentive fee in the form of our common stock, subject to the approval of a majority of our independent directors and subject to certain other restrictions. To the extent such incentive fee is paid in shares of our common stock, the number of shares of our common stock to be received by our Manager will be equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in shares divided by the average of the closing prices of the shares of our common stock on the NYSE over the ten consecutive trading days immediately prior to the date on which such quarterly installment is paid.

Type:

Expense reimbursement

Description:

We will reimburse operating expenses related to us incurred by our Manager, including expenses relating to legal, accounting, financial, due diligence and other services, as well as expenses associated with a dedicated Chief Financial Officer and, if provided by our Manager, a dedicated Compliance Officer. We will not reimburse our Manager for the salaries and compensation of its other personnel. Our reimbursement obligation is not subject to any dollar limitation. We may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

Payment:

Quarterly in cash.

Termination fee

Description:

Termination fee will be equal to three times (1) the average annual base management fee and (2) the average annual incentive fee, in each case earned by our Manager during the prior 24-month period immediately preceding such termination, calculated as of the end of the most recently completed calendar quarter. See “Our Manager and the management agreement—Management agreement—Term and termination.”

When paid:

Upon termination of the management agreement by us without cause or by our Manager due to our continuing default in our performance or observance of any material term, condition or covenant under the management agreement.

Incentive plan

Description:

Prior to the completion of this offering and the concurrent private placement, we will adopt an equity incentive plan. Our 2009 equity incentive plan will include provisions for grants of restricted common stock and other equity based awards to our directors or officers or any directors or officers or any personnel of our Manager and the Ladder Capital Group who provide services to us. We will grant shares of restricted common stock to our Manager under our 2009 equity incentive plan, equal to         % of the number of shares that we issue in this offering (without giving effect to any exercise by the underwriters of their overallotment option) and the concurrent private placement, which will vest ratably on an annual basis over a three-year period commencing on the first anniversary of the completion of this offering and the concurrent private placement. See “Our management—Executive and director compensation—2009 equity incentive plan.”

Issuance:

Our 2009 equity incentive plan will be administered by the compensation committee of our board of directors, in its sole discretion.

Advisory agreement

Our Manager will enter into an advisory agreement with our Advisor effective upon the closing of this offering and the concurrent private placement. Pursuant to the advisory agreement, our Manager will be provided with access to, among other things, the Ladder Capital Group’s portfolio management, asset valuation, risk management and asset management services as well as administration services addressing legal, compliance, investor relations and information technologies necessary for the performance of our Manager’s duties in exchange for a fee representing our Manager’s allocable cost for these services. The fee paid by our Manager pursuant to the advisory agreement shall not constitute a reimbursable expense under the management agreement.

Conflicts of interest

We are subject to the following conflicts of interest relating to the Ladder Capital Group and its affiliates, including our Manager:

Conflicts with the Ladder Capital Group

•

Other than our Chief Financial Officer who will be exclusively dedicated to our company, each of our executive officers will also serve as an officer of the Ladder Capital Group. As a result, these persons will have a conflict of interest with respect to our agreements and arrangements with our Manager and other affiliates of the Ladder Capital Group, which were not negotiated at arm’s length, and their terms may not have been as favorable to us as if they had been negotiated at arm’s length with an unaffiliated third party. Neither the Ladder Capital Group nor our Manager is required to make available any particular individual personnel to us.

•

Other than our Chief Financial Officer who will be exclusively dedicated to our company, our other executive officers will not be required to devote a specific amount of time to our affairs. As a result, we cannot provide any assurances regarding the amount of time our Manager or the Ladder Capital Group will dedicate to the management of our business. Accordingly, we will compete with the Ladder Capital Group and any of its current and future programs, funds, vehicles, managed accounts, ventures or other entities owned and/or managed by the Ladder Capital Group, including Ladder Capital Bank, if acquired, which are collectively referred to herein as the Ladder Capital vehicles, for the time and attention of these officers in connection with our business. In particular, as of June 30, 2009, Holdings, which has an investment strategy substantially similar to ours, has $183.5 million of undrawn committed equity available to be deployed to support future investments, including the purchase, through the Ladder Investor, of              shares of our common stock with consideration consisting of cash ($             million) and contributed assets (with a deemed value of $65.2 million) in a private placement to be completed concurrently with this offering. Consequently, we may not receive the level of support and assistance that we might otherwise receive if we were internally managed.

•

Brian Harris, who is our Chief Executive Officer and Chief Executive Officer of our Manager, owns an equity interest in Holdings, the parent entity of the Ladder Capital Group, which is the indirect parent company of our Manager. A portion of the remaining equity interest in Holdings is held by other members of our management team and by entities affiliated with two of our directors. Therefore, Brian Harris and other members of our management team and certain of our directors have interests in our relationships with our Manager and the Ladder Capital Group that are different than the interests of our stockholders. In particular, Brian Harris and the other members of our management team and certain of our directors will have an interest in the financial success of the Ladder Capital Group, which may encourage them to support strategies that impact our company based upon these considerations.

•

There will be conflicts of interest in allocating investment opportunities to us, the Ladder Capital Group and the Ladder Capital vehicles. For example, our management team currently manages Holdings, a specialty finance company that provides a comprehensive set of financing solutions to the commercial real estate industry and which has an investment strategy substantially similar to ours. Further, the profits incentive structure (also known as the “promote structure”) in the Ladder Capital Group or other future entities owned and/or managed by the Ladder Capital Group, including Ladder Capital Bank, if acquired, could be more advantageous to our management team, which could incentivize them to allocate certain investment opportunities to other entities and/or affiliates of the Ladder Capital Group rather than to our company.

•

The Ladder Capital Group may in the future form or sponsor additional Ladder Capital vehicles, which could have overlapping investment objectives with ours. The Ladder Capital Group and Ladder Capital Bank, if acquired, will compete with us, and such Ladder Capital vehicles may compete with us, for investment opportunities. The Ladder Capital Group’s allocation policy may limit our ability to deploy the proceeds from this offering and the concurrent private placement in revenue-generating assets in the near term, which could have a material adverse effect on our results of operations and ability to make distributions to our stockholders.

Conflicts relating to our Manager

•

Our Manager may cause us to purchase assets from the Ladder Capital Group (such as the initial asset contribution) or make co-purchases alongside the Ladder Capital Group. Although our management agreement requires that investments in loans originated by and purchased from the Ladder Capital Group and investments in securities structured, issued or managed by the Ladder Capital Group must be approved by a majority of our independent directors, these transactions may not be the result of arm’s length negotiations and may involve conflicts between our interests and the interests of the Ladder Capital Group in obtaining favorable terms and conditions. Any fees paid by us to any affiliate of the Ladder Capital Group in connection with such investments or purchases or in connection with investments managed by it shall be deducted from the base management fee due to our Manager.

•

The management agreement provides that, in the absence of cause, it may only be terminated by us after December 31, 2012, upon the vote of two-thirds of our independent directors, based upon unsatisfactory performance by our Manager that is materially detrimental to us or a determination that the compensation payable to our Manager under the management agreement is not fair, unless our Manager agrees to compensation that two-thirds of our independent directors determine is fair. Upon any such termination by us, or upon termination by our Manager due to our continuing default in our performance or observance of any material term, condition or covenant under the management agreement, we will be required to make a termination payment to our Manager equal to three times (1) the average annual base management fee and (2) the average annual incentive fee, in each case earned by our Manager during the prior 24-month period immediately preceding such termination, calculated as of the end of the most recently completed calendar quarter. These provisions may substantially restrict our ability to terminate the management agreement without cause, even if we believe our Manager’s performance is not satisfactory, and would cause us to incur substantial costs in connection with such a termination.

•

Our Manager does not assume any responsibility beyond the duties specified in the management agreement and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager’s liability is limited under the management agreement, and we have agreed to reimburse, indemnify and hold harmless our Manager and its affiliates, including the Ladder Capital Group, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of, or arising from acts or omissions of, such indemnified parties not constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under the management agreement which has a material adverse effect on us. As a result, we could experience poor performance or losses for which our Manager would not be liable.

•

The manner of determining the base management fee may not sufficiently incentivize our Manager to maximize risk-adjusted returns on our portfolio since it is based on our stockholders’ equity and not on our performance.

•

In addition to its base management fee, our Manager will be entitled to an incentive fee based, in part, upon our achievement of targeted levels of Core Earnings. The opportunity to earn an incentive fee based on Core Earnings may lead our Manager to place undue emphasis on the maximization of Core Earnings, including through the use of leverage, at the expense of other criteria, such as preservation of capital, to achieve such eligibility.

Resolution of potential conflicts of interest in allocation of investment opportunities

The Ladder Capital Group has adopted an allocation policy containing both subjective and objective procedures designed to manage potential conflicts of interest between its fiduciary obligations to us and its fiduciary obligations to any other current and/or future Ladder Capital vehicles with which we have an overlapping strategy. The objective of this policy is to ensure that investment opportunities are allocated in a fair and equitable manner among our company and such other current and/or future Ladder Capital vehicles with which we have an overlapping strategy.

If the Ladder Capital Group and/or our Manager identify an investment opportunity in our target asset classes that is appropriate for us and any other Ladder Capital vehicles, but the amount available is less than the amount sought by all of such Ladder Capital vehicles, the Ladder Capital Group and/or our Manager will allocate the investment opportunity in accordance with the Ladder Capital Group’s allocation policy.

In the event that two such programs have simultaneous needs and/or claims on a given investment opportunity, the Ladder Capital Group and our Manager shall resolve the conflict in their sole discretion through a sequential rotation. The Ladder Capital Group and our Manager have agreed that, until at least $300 million of the net proceeds of this offering and the concurrent private placement have been deployed by us into investments in first mortgage loans, they will allocate to our company at least two out of every three first mortgage loan opportunities that are identified as appropriate for our company. Thereafter, with respect to first mortgage loan originations, and at all times with respect to loans other than first mortgage loan originations, the Ladder Capital Group and our Manager have agreed that they will allocate to our company at least one of every two such investment opportunities they source. With respect to CMBS, the Ladder Capital Group and our Manager have agreed that they will allocate CMBS greater than $5 million in alternating order among our company, certain managed accounts of the Ladder Capital Group.

Factors that will be considered in prioritizing an investment opportunity among the Ladder Capital vehicles will include the following:

•	whether the investment opportunity falls within the program’s investment objectives, policies and strategies;

•	availability of capital;

•	ability of a program to comply with the investment opportunity’s timing and sensitivities;

•	whether the transaction is complementary in terms of yield, credit quality and diversification to the program’s existing portfolio;

•	duration of the program’s outstanding need;

•	ability of the program to best exert control rights;

•	availability and terms of financing for such asset; and

•	in the event of sequential rotation, the aggregate dollars invested and number of previously closed transactions on behalf of the program.

The foregoing allocation procedures will also apply between us and any other current or future Ladder Capital vehicles with which we have an overlapping strategy, subject to any rights of first offer or similar rights.

The Ladder Capital Group and/or our Manager may make exceptions to these general policies when other circumstances make application of the policies inequitable or inapplicable. In addition, we may co-invest with the Ladder Capital vehicles.

Any transaction between us and the Ladder Capital Group not specifically permitted by our management agreement or the advisory agreement must be approved by a majority of our independent directors.

The Ladder Capital Group and/or our Manager may in the future change then-existing, or adopt additional, conflicts of interest resolution policies and procedures designed to support the equitable allocation and to prevent the preferential allocation of investment opportunities among entities with overlapping investment objectives.

Our independent directors will periodically review our Manager’s and the Ladder Capital Group’s compliance with these conflicts of interest and allocation provisions.

Operating and regulatory structure

REIT qualification

We intend to elect to qualify as a REIT commencing with our taxable year ending on December 31, 2009. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares of common stock. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property.

1940 Act exemption

We intend to conduct our operations so that neither we nor our subsidiaries are required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

We are organized as a holding company that conducts its businesses primarily through our wholly-owned subsidiaries. We intend to conduct our operations so that we comply with the 40% test. The securities issued to us by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned subsidiaries, we will be primarily engaged in the non-investment company businesses of these subsidiaries.

If the value of securities issued by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either (1) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (2) to register as an investment company under the 1940 Act, either of which could have an adverse effect on us and the market price of our securities. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

Distribution policy

U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We generally intend over time to pay regular quarterly dividends in an amount equal to our taxable income. Any distributions we make to our stockholders will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations and liquidity. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see “Distribution policy.”

In the future, we may adopt a dividend reinvestment plan that will permit stockholders who elect to participate in the plan to have their cash dividends reinvested in additional shares of our common stock.

Restrictions on ownership of our common stock

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our charter prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. Our board of directors may, in its sole discretion, waive the 9.8% ownership limits with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. We expect our board of directors, upon receipt of certain representations and covenants regarding the nature and diversity of the Ladder Investor’s owners to ensure that the Ladder Investor’s ownership of shares of our common stock will not result in any individual owning in excess 9.8% of our common or capital shares, to waive this ownership limit in order to allow the Ladder Investor and its affiliates, including our Manager, to own up to             % by value or number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock. In addition, the Ladder Investor will be required upon request to provide to us representations and covenants intended to assist us in monitoring our continued compliance with the REIT ownership requirements.

In addition, our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in such violation will be void from the time of such purported transfer.

Our corporate information

Our principal executive offices are located at 600 Lexington Avenue, 23rd Floor, New York, New York 10022 and our telephone number is (212) 715-3170. We maintain a website at                         . The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus.

The offering

Common stock offered by us	shares (plus up to an additional shares of our common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option).

Common stock to be outstanding after this offering and the concurrent private placement	shares(1)

Use of proceeds	We intend to deploy the net proceeds of this offering and the concurrent private placement predominantly in our target assets. For the first two to three quarters following the completion of this offering and the concurrent private placement, we intend to deploy a significant portion of the net proceeds from these offerings (resulting in a greater percentage of our overall portfolio of target assets than we expect to have within approximately 12 months following the completion of this offering and the concurrent private placement) to acquire senior CMBS to opportunistically take advantage of the TALF. We expect the CMBS we acquire during this initial period to be the most senior priority by subordination with respect to vintages from 2008 and earlier and investment grade with respect to more recent vintages. We expect that over time most of our investment activity will consist of first mortgage loans that we originate. Until other appropriate uses can be identified, our Manager may invest the proceeds of this and any future offerings in interest-bearing, short-term investments, including money market accounts and senior CMBS with short duration, that are consistent with our intention to qualify as a REIT. See “Use of proceeds.”

Proposed NYSE symbol	“LCG.”

(1)	Includes (i) shares of common stock to be sold to the Ladder Investor in the concurrent private placement and (ii) restricted shares of common stock issued to our Manager under our 2009 equity incentive plan upon completion of this offering and the concurrent private placement. Excludes (i) up to shares of our common stock that may be issued by us upon exercise of the underwriters’ over allotment option and (ii) shares of our common stock reserved for future issuance under our 2009 equity incentive plan.

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. If any of the following risks occur, our business, financial condition, liquidity and/or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled, “Forward-looking statements.”

Risks related to our relationship with our Manager

We are dependent on our Manager and its affiliates and their key personnel who provide services to us through the management agreement and the advisory agreement, and we may not find a suitable replacement if the management agreement or the advisory agreement is terminated, or if key personnel leave or otherwise become unavailable to us, which could have a material adverse effect on our performance.

We do not expect to have any employees and we are completely reliant on our Manager to provide us with investment and advisory services. We expect to benefit from the personnel, relationships and experience of our Manager’s executive team and other personnel and investors of the Ladder Capital Group and expect to benefit from their established pipeline of transactions. Other than our Chief Financial Officer who will be exclusively dedicated to our company, each of our executive officers will also serve as an officer of the Ladder Capital Group. Our Manager will have significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and relationships of the executive officers and key personnel of our Manager. The executive officers and key personnel of our Manager will evaluate, negotiate, close and monitor our portfolio. Our success will depend on their continued service.

In addition, we offer no assurance that our Manager will remain our investment manager or that we will continue to have access to our Manager’s principals and professionals. The initial term of our management agreement with our Manager only extends until December 31, 2012, with automatic one-year renewals thereafter, and the advisory agreement will be automatically terminated if the management agreement is terminated or if our Manager no longer acts as our manager. If the management agreement and the advisory agreement are terminated and no suitable replacement is found to manage us, our ability to execute our business plan will be negatively impacted.

There are various conflicts of interest in our relationship with Holdings and its affiliates, including our Manager, which could result in decisions that are not in the best interests of our stockholders, including that our executive officers (other than our Chief Financial Officer) are also executive officers of Holdings and/or its affiliates, which may result in conflicts between their duties to us and them.

We are subject to conflicts of interest arising out of our relationship with Holdings and its affiliates, including our Manager and members of our management team. Other than our Chief Financial Officer who will be exclusively dedicated to our company, each of our executive officers will also serve as an officer of the Ladder Capital Group. Our Manager and executive officers may have conflicts between their duties to us and their duties to, and interests in, the Ladder Capital Group and its affiliates and the Ladder Capital vehicles. For more information about Ladder Capital Bank, please see “Business—About the Ladder Capital Group.” The Ladder Capital Group will not be obligated to dedicate any of its other executive officers or personnel exclusively to us. Further, our Manager is not required to make available any particular individual personnel to us. In addition, none of the Ladder Capital Group, its executive officers and other personnel, including our executive officers supplied to us by the Ladder Capital Group (other than our Chief Financial Officer), will be obligated to dedicate any specific portion of its or their time to our company. As a result, these individuals will have competing interest for their business time and attention. Our Manager will be subject to the supervision and oversight of our board of directors.

Further, if and when there are turbulent conditions in the real estate markets or distress in the credit markets or other times when we will need focused support and assistance from our Manager, the attention of our Manager’s personnel and our executive officers and the resources of the Ladder Capital Group may also be required by the Ladder Capital vehicles. In such situations, we may not receive the level of support and assistance that we may receive if we were internally managed or if we were not managed by our Manager. We will compete with the Ladder Capital Group, the Ladder Capital vehicles, including Ladder Capital Bank, if acquired, in the future for the time and attention of these officers (other than our Chief Financial Officer who will be exclusively dedicated to us).

Concurrently with the completion of this offering, the Ladder Capital Group, through the Ladder Investor, will acquire a significant ownership interest in us and our Manager will be granted restricted shares of common stock under our 2009 equity incentive plan. The Ladder Investor has agreed to an 18-month lock-up with the underwriters with respect to the securities that it purchases in the concurrent private placement. To the extent that the Ladder Investor or our Manager sells some of these shares, the Ladder Capital Group’s and our Manager’s interests may be less aligned with our interests.

In the future, we may enter into additional transactions with the Ladder Capital Group. In particular, we may purchase assets from the Ladder Capital Group or make co-purchases alongside the Ladder Capital Group. Even though transactions not specifically permitted by our management agreement will require approval by a majority of independent directors, such transactions may not be the result of arm’s length negotiations and may involve conflicts between our interests and the interests of the Ladder Capital Group in obtaining favorable terms and conditions. For example, our management agreement provides that a majority of our directors must approve any purchase of or investment in any loan originated by the Ladder Capital Group or any purchase of or investment in any security structured, issued or managed by the Ladder Capital Group. In addition, under our management agreement, if in the future we invest in, acquire or sell assets to any joint ventures with the Ladder Capital Group or its affiliates or if we co-invest with, purchase assets from, sell assets to or arrange financing from or provide financing to other Ladder Capital Group vehicles, any such transactions will require approval by a majority of our independent directors. There can be no assurance that any procedural protections will be sufficient to assure that these transactions will be made on terms that will be at least as favorable to us as those that we would have obtained in an arm’s length transaction.

We will compete with current and future investment entities affiliated with our Manager and the Ladder Capital Group, including Ladder Capital Bank, if acquired, for access to the benefits that our relationship with the Ladder Capital Group provides to us, including access to investment opportunities.

We will be competing with the Ladder Capital Group and the Ladder Capital vehicles for access to the benefits that our relationship with the Ladder Capital Group provides to us, including access to investment opportunities. There will be conflicts of interest in allocating investment opportunities among us, the Ladder Capital Group and the Ladder Capital vehicles. For example, the Ladder Capital Group currently has, and, if acquired, Ladder Capital Bank will have, overlapping investment objectives with us and therefore will compete with us for investment opportunities. For more information about Ladder Capital Bank, please see “Business—About the Ladder Capital Group.” In addition, there is no restriction on the Ladder Capital Group from forming, sponsoring, owning and/or managing additional investment entities that have overlapping investment objectives with ours and could compete with us for additional opportunities. The activities of the Ladder Capital vehicles could restrict our ability to pursue certain asset acquisitions or take other actions related to our business. The Ladder Capital Group’s allocation policy may limit our ability to deploy the proceeds from this offering and the concurrent private placement in revenue-generating assets in the near term, which could have a material adverse effect on our results of operations and ability to make distributions to our stockholders.

Moreover, we cannot assure you that our Manager will allocate the most attractive opportunities to us. The Ladder Capital Group and our Manager will be subject to certain allocation policies, subject to change, in their discretion, in allocating investment opportunities among us, the Ladder Capital Group and the Ladder Capital vehicles, but we cannot assure you that such allocation policies will have beneficial or equitable outcomes. See “Our Manager and the management agreement—Resolution of potential conflicts of interest in allocation of investment opportunities.” Members of our management team (other than our Chief Financial Officer) also manage Holdings, a specialty finance company that provides a comprehensive set of financing solutions to the commercial real estate industry and which has an investment strategy substantially similar to ours, and they may also in the future hold positions with the Ladder Capital vehicles. These multiple responsibilities may create conflicts of interest for these individuals if they are presented with opportunities that may benefit us and their other affiliates. In addition, there is a risk that the profits incentive structure (also known as the “promote structure”) in the Ladder Capital Group or other future entities owned and/or managed by the Ladder Capital Group, including Ladder Capital Bank, if acquired, is more advantageous to our management team, which could incentivize them to allocate certain investment opportunities to other entities rather than to our company. In determining which opportunities to allocate to us and to their other affiliates, these individuals will consider the investment strategy and guidelines of each entity. Because we cannot predict the precise circumstances under which future potential conflicts may arise, we intend to address potential conflicts on a case-by-case basis. You will not have the opportunity to evaluate the manner in which any conflicts of interest involving the Ladder Capital Group, its affiliates, and our company are resolved before making your investment. For more information on these potential conflicts of interest, see “Our Manager and the management agreement—Conflicts of interest.”

We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any transaction to which we or any of our subsidiaries has an interest or engaging for their own account in business activities of the types conducted by us.

We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries are a party or have an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflict of interest policy that prohibits our directors, officers and employees from engaging in any transaction that involves an actual or apparent conflict of interest with us. In addition, our management agreement with our Manager does not prevent our Manager and its affiliates from engaging in additional management or investment opportunities, some of which could compete with us.

The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable to our Manager, may not be as favorable to us as if it had been negotiated on an arm’s-length basis with an unaffiliated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain our ongoing relationship with our Manager. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Our management agreement with our Manager does not prevent our Manager and its affiliates from engaging in additional management or investment opportunities, some of which will compete with us. The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us.

The private placement purchase agreement for the initial assets was not negotiated on an arm’s-length basis and the terms of the private placement purchase agreement may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

The private placement purchase agreement was negotiated between related parties, and we did not have the benefit of arm’s-length negotiations of the type normally conducted with an unaffiliated third party. In addition, we have not obtained any independent third-party appraisals of the initial assets to be contributed to us upon the completion of this offering. These assets will be contributed to us by Holdings in partial payment for the shares of our common stock being purchased in the concurrent private placement by the Ladder Investor. The consideration to be paid by us in exchange for the contribution of the assets upon the completion of this offering may exceed the fair market value of these assets. We may also choose not to enforce, or to enforce less vigorously, our rights under the contribution agreement because of our desire to maintain our ongoing relationship with our Manager.

The management agreement may be difficult and costly for us to terminate, which may adversely affect our inclination to end our relationship with our Manager.

Termination of the management agreement with our Manager by us without cause is difficult and costly. The term “cause” is limited to those circumstances described under “Our Manager and the management agreement—Management agreement.” The management agreement provides that, in the absence of cause, it may only be terminated by us after December 31, 2012, upon the vote of at least two-thirds of our independent directors based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. Our Manager will be provided 180 days prior notice of any such termination. Additionally, upon a termination by us without cause (or upon a termination by our Manager due to our continuing default in our performance or observance of any material term, condition or covenant) under the management agreement, the management agreement provides that we will pay our Manager a termination payment equal to three times (1) the average annual base management fee and (2) the average annual incentive fee, in each case earned by our Manager during the prior 24-month period immediately preceding such termination, calculated as of the end of the most recently completed calendar quarter. These provisions may substantially restrict our ability to terminate the management agreement without cause and would cause us to incur substantial costs in connection with such a termination.

Our Manager is only contractually committed to serve us until December 31, 2012. Thereafter, the management agreement is renewable on an annual basis; provided, however, that our Manager may terminate the management agreement annually upon 180 days prior notice. If the management agreement is terminated and no suitable replacement is found to manage us, our ability to execute our business plan will be negatively impacted.

The manner of determining the base management fee may not sufficiently incentivize our Manager to maximize risk-adjusted returns on our portfolio since it is based on our stockholders’ equity and not on our performance.

Our Manager is entitled to receive a base management fee that is based on the amount of our stockholders’ equity (as defined in the management agreement) at the end of each quarter, regardless of our performance. Our stockholders’ equity for the purposes of calculating the base management fee is not the same as, and could be greater than, the amount of stockholders’ equity shown on our consolidated financial statements. The possibility exists that significant base management fees could be payable to our Manager for a given quarter despite the fact that we could experience a net loss during that quarter. Our Manager’s entitlement to such significant nonperformance-based compensation may not provide sufficient incentive to our Manager to devote its time and effort to source and maximize risk-adjusted returns on our portfolio, which could, in turn, adversely affect our ability to make distributions to our stockholders and the market price of our common stock. In addition, in calculating the base management fee, unrealized gains and losses are excluded which could incentivize our Manager to sell appreciated assets and keep non-performing assets even though it may not be in our best interest to do so.

Our incentive fee may induce our Manager to acquire certain assets, including speculative assets, which could result in increased risk to the value of our portfolio.

In addition to its base management fee, our Manager, will be entitled to an incentive fee based, in part, upon our achievement of targeted levels of Core Earnings. The opportunity to earn an incentive fee based on Core Earnings may lead our Manager to place undue emphasis on the maximization of Core Earnings, including through the use of leverage, at the expense of other criteria, such as preservation of capital, to achieve higher incentive fees. Assets with higher yield potential are generally riskier or more speculative. In addition, our Manager may have a conflict of interest in deciding upon whether to sell any assets at a gain, thereby increasing its incentive fee, or to hold such assets based on its long-term value. These factors could result in increased risk to the value of our portfolio. In addition, in calculating the incentive fee, unrealized gains or losses are excluded, which could incentivize our Manager to sell appreciated assets and keep non-performing assets even though it may not be in our best interest to do so.

Our board of directors will approve very broad target asset guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our target asset guidelines.

Our Manager will be authorized to follow very broad target asset guidelines. Our board of directors will periodically review our target asset guidelines and our portfolio but will not, and will not be required to, review all of our proposed investments, except that any investment in excess of 10% of our equity will require the approval of the risk and underwriting committee of our board of directors, acting by an 80% supermajority vote, and any investment in excess of 20% of our equity will require the approval of our board of directors. In conducting periodic reviews, our board of directors may rely primarily on information provided to it by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager will have great latitude within the broad parameters of our target asset guidelines in determining the types and amounts of target assets it may decide are attractive to us, which could result in returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Further, decisions made and investments and financing arrangements entered into by our Manager may not fully reflect the best interests of our stockholders.

Our target asset guidelines will generally not limit the amount of equity that may be deployed in any type of our target assets. In addition, our target asset guidelines may be changed from time to time by our board of directors without the approval of our stockholders.

Our Manager’s and the Ladder Capital Group’s liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities. As a result, we could experience poor performance or losses for which our Manager would not be liable.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Under the terms of the management agreement, our Manager, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our board of directors, or our stockholders, members or partners or any subsidiary’s stockholders, members or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. In addition, we have agreed to reimburse, indemnify and hold harmless our Manager, its officers, stockholders, members, managers, directors and personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of, or arising from, acts or omissions of such indemnified parties not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of our Manager’s duties, which has a material adverse effect on us.

We do not own the Ladder Capital name, but we may use the name pursuant to a license agreement with Holdings. Use of the name by other parties or the termination of our license agreement may harm our business.

We have entered into a license agreement with Holdings pursuant to which it has granted us a non-exclusive, royalty-free license to use the name “Ladder Capital.” Under this agreement, we have a right to use this name for so long as Ladder Capital Realty Finance Manager LLC or any of its affiliates serves as our Manager pursuant to the management agreement. The Ladder Capital Group will retain the right to continue using the “Ladder Capital” name. We will further be unable to preclude the Ladder Capital Group from licensing or transferring the ownership of the “Ladder Capital” name to third parties, some of whom may compete with us. Consequently, we will be unable to prevent any damage to goodwill that may occur as a result of the activities of the Ladder Capital Group or others. Furthermore, in the event that the license agreement is terminated, we will be required to change our name and cease using the name. Any of these events could disrupt our recognition in the market place, damage any goodwill we may have generated and otherwise harm our business. The license agreement will terminate concurrently with the termination of the management agreement.

Risks related to our company

We have no operating history and may not be able to operate our business successfully or generate sufficient cash flow to make or sustain distributions to our stockholders.

We were organized on June 30, 2009 and have no operating history. We have no assets and will commence operations only upon completion of this offering and the concurrent private placement. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies as described in this prospectus. In addition, our company is subject to all of the customary business risks and uncertainties associated with any new business, including the risk that it will not achieve its objectives and, as a result, the value of our common stock could decline substantially. Our ability to achieve attractive total returns to our stockholders is dependent on our ability both to generate sufficient cash flow to pay attractive distributions and to achieve capital appreciation, and we cannot assure you we will do either. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make distributions to stockholders. The results of our operations will depend on several factors, including the availability of opportunities for the acquisition of target assets, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the financial markets and general economic conditions.

We may change our strategies, policies or procedures without stockholder consent, which may adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

Our board of directors determines our operational policies and may amend or revise our policies, including our policies with respect to our acquisitions, dispositions, growth, operations, indebtedness, capitalization and dividends, or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders. We may change our target asset guidelines and investment, leverage, financing and operating strategies at any time without the consent of our stockholders, which could result in our making investments that are different in type from, and possibly riskier than, the investments contemplated in this prospectus. Operational policy changes or changes in our target asset guidelines and investment, leverage, financing and operating strategies may increase our exposure to interest rate risk, default risk, financing risk and real estate market fluctuations, which could adversely affect the market credit risk, the price of our common stock and our ability to make distributions to our stockholders.

As the market evolves, our board of directors may determine that the commercial real estate market does not offer the potential for attractive risk-adjusted returns for an investment strategy that is consistent with our intention to elect and qualify to be taxed as a REIT and to operate in a manner to maintain our exemption from registration under the 1940 Act. For example, if our board of directors believes it would be advisable for us to be a more active seller of loans and securities, our board of directors may determine that we should conduct such business through a taxable REIT subsidiary, or TRS, or that we should cease to maintain our REIT qualification. In addition, if our board of directors believes the maintenance of our exemption under the 1940 Act imposes undue limitations on our ability to generate attractive risk-adjusted returns to our stockholders, our board of directors may approve the wind down of our assets and liquidation of our business. Our board of directors may take these actions without stockholder consent.

We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable target assets, affect the pricing of these assets and adversely impact our profitability.

We operate in a highly competitive market for investment opportunities. Our profitability depends, in large part, on our ability to acquire our target assets at attractive prices. In acquiring our target assets, we will compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities, including other Ladder Capital vehicles. We may also compete with companies that partner with and/or receive financing from the U.S. Government, including participants in the TALF or the Public-Private Investment Program, or the PPIP. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. Several other companies, including REITs, have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us, such as funding from the U.S. Government, if we are not eligible to participate in programs established by the U.S. Government. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. If Ladder Capital Bank is acquired, the Ladder Capital Group may also be subject to regulations in relation to owning and operating a bank that many of our competitors may not face. Furthermore, competition for our target assets may lead to the price of such assets increasing, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, desirable investments in our target assets may be limited in the future and we may not be able to take advantage of attractive investment opportunities from time to time, as we can provide no assurance that we will be able to identify and make investments that are consistent with our investment objectives.

Our Manager may not be able to replicate the prior business model used by certain members of our management team and available data for the prior business model is limited.

Our company is a new product for the Ladder Capital Group and is the Ladder Capital Group’s first REIT. Although we intend to employ a similar investment strategy to that used by Brian Harris and his management team at UBS/DRCM, certain aspects of our strategy differ from that model. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. Accordingly, to qualify as a REIT, we must comply with requirements regarding the composition and values of our assets, our sources of income and the amounts we distribute to our stockholders in a manner different from UBS/DRCM. Further, we expect to actively manage our portfolio in a manner so as to avoid registration under the 1940 Act. This will impose limitations on our activity which were not imposed at UBS/DRCM. We also expect to operate with significantly less leverage than did the commercial real estate group at UBS/DRCM. In contrast to the commercial real estate group at UBS/DRCM, we expect to have significantly less revenue from securitizations as the securitization market may remain effectively closed for the near future. A portion of the adjusted total revenues of the commercial real estate group at UBS/DRCM reflect returns derived from investments in real estate equity. Our current plan is to invest in little, if any, real estate equity. Further, the UBS/DRCM team had more personnel than our Manager currently has and not all of the management team at UBS/DRCM during the periods indicated above are members of our management team. In addition, the UBS/DRCM commercial real estate group operated in more favorable credit environments than the challenging economic environment we currently face. Accordingly, the historical data of Brian Harris and his management team at UBS/DRCM included in this prospectus are not indicative of the performance of our strategy and we can offer no assurance that our Manager will replicate the UBS/DRCM commercial real estate asset portfolio or its historical performance as presented in this prospectus. The past performance of programs, funds, vehicles, managed accounts or other entities currently or previously owned and/or managed by the Ladder Capital Group, its affiliates, our senior management team and/or Brian Harris are not predictive of our company’s future performance.

We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to make distributions to our stockholders.

Our business is highly dependent on communications and information systems of the Ladder Capital Group. Any failure or interruption of the Ladder Capital Group’s systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to make distributions to our stockholders.

It may be costly and challenging for us to comply with the requirements of the Sarbanes-Oxley Act of 2002.

Our management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act as of December 31 subsequent to the year in which our registration statement becomes effective. Section 404 of the Sarbanes-Oxley Act requires our independent registered public accounting firm to deliver an attestation report on management’s assessment of, and the operating effectiveness of, our internal controls over financial reporting in conjunction with their opinion on our audited financial statements as of the same date. Substantial work on our part is required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process is expected to be both costly and challenging. We cannot give any assurances that material weaknesses will not be identified in the future in connection with our compliance with the provisions of Sections 302 and 404 of the Sarbanes-Oxley Act. The existence of any material weakness described above would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and incur significant expense to remediate any material weaknesses that may be discovered and may not be able to remediate any material weaknesses in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could lead to a decline in the trading price of our common stock.

Our financial statements may be materially affected if our estimates prove to be inaccurate as a result of our limited experience in making critical accounting estimates.

Financial statements prepared in accordance with GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to (1) assessing the adequacy of the allowance for loan losses and (2) determining the fair value of investment securities. These estimates, judgments and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we have limited operating history in some of these areas and limited experience in making these estimates, judgments and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations and the price of our securities. See “Management’s discussion and analysis of financial condition and results of operations—Critical accounting policies—Use of estimates” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our business, financial condition and results of operations.

Terrorist attacks and other acts of violence or war may affect the real estate industry generally and our business, financial condition and results of operations.

We cannot predict the severity of the effect that potential future terrorist attacks would have on us. We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our performance and may cause the market value of our shares of common stock to decline or be more volatile. A prolonged economic slowdown, a recession or declining real estate values could impair the performance of our assets and harm our financial condition and results of operations, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. Losses resulting from these types of events may not be fully insurable.

If affordable terrorism risk insurance coverage is not available, it may adversely affect the general real estate lending market, lending volume and the market’s overall liquidity and may reduce the number of suitable opportunities available to us. If the properties underlying our interests are unable to obtain affordable insurance coverage, the value of our interests could decline, and in the event of an uninsured loss, we could lose all or a portion of our assets.

Risks related to our portfolio

We have not yet identified a substantial portion of our portfolio of assets and, therefore, you will not be able to adequately evaluate the economic merits of our portfolio before making an investment decision with respect to our common stock.

Other than the initial assets, we have not yet identified any specific assets for our portfolio and, therefore, you will not be able to adequately evaluate the economic merits of our portfolio before making an investment decision with respect to our common stock. Additionally, our portfolio will be selected by our Manager and our stockholders will not have input into decisions regarding our portfolio. Both of these factors will increase the uncertainty, and thus the risk, of investing in shares of our common stock.

Our Manager intends to conduct due diligence with respect to each origination and/or acquisition and suitable investment opportunities may not be immediately available. We cannot assure you that we will be able to identify assets that meet our investment objectives, that our Manager’s due diligence processes will uncover all relevant facts regarding such assets, that we will be successful in consummating any investment opportunities we identify or that one or more investments we may purchase using the net proceeds of this offering and the concurrent private placements will yield attractive risk-adjusted returns. Our inability to do any of the foregoing likely would materially and adversely affect our business, financial condition, liquidity and results of operations, cash flows and our ability to make distributions to our stockholders.

We may allocate the net proceeds from this offering and the concurrent private placement in a manner with which you may not agree.

We will have significant flexibility in deploying the net proceeds of this offering and the concurrent private placements. You will be unable to evaluate the manner in which the net proceeds of these offerings will be deployed or the economic merit of our target assets and, as a result, we may use the net proceeds to invest in assets with which you may not agree. The failure of our management to apply these proceeds effectively or find assets that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns, could cause a material adverse effect on our business, financial condition, liquidity and results of operations. Because assets we expect to acquire may experience periods of illiquidity, we may lose profits or be prevented from earning capital gains if we cannot sell mortgage-related assets at an opportune time.

For the first two to three quarters following the completion of this offering and the concurrent private placement, we intend to deploy a significant portion of the net proceeds from these offerings (resulting in a greater percentage of our overall portfolio of target assets than we expect to have within approximately 12 months following the completion of this offering and the concurrent private placement) to acquire senior CMBS to opportunistically take advantage of the TALF and provide current revenue as we build our pipeline of loan originations. We expect the CMBS we acquire during this initial period to be the most senior priority by subordination with respect to vintages from 2008 and earlier and investment grade with respect to more recent vintages. Until other appropriate uses can be identified, our Manager may invest the proceeds of this and any future offerings in interest-bearing, short-term investments, including money market accounts and senior CMBS with short durations, that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from our target assets. See “Use of proceeds.”

We bear the risk of being unable to dispose of our target assets at advantageous times or in a timely manner because mortgage-related assets generally experience periods of illiquidity, including the recent period of delinquencies and defaults with respect to commercial mortgage loans. The lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale or the unavailability of financing for these assets. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which may cause us to incur losses.

If our Manager overestimates the yields or incorrectly prices the risks of our assets, we may experience losses.

Our Manager will value our potential assets based on yields and risks, taking into account estimated future losses on the mortgage loans and the underlying collateral included in the securitization’s pools, and the estimated impact of these losses on expected future cash flows and returns. Our Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. In the event that our Manager underestimates the asset level losses relative to the price we pay for a particular asset, we may experience losses with respect to such assets.

Difficult conditions in the markets for mortgages and mortgage-related assets as well as the broader financial markets have resulted in a significant contraction in liquidity for mortgages and mortgage-related assets, which may adversely affect the value of the assets that we intend to originate or acquire.

Our results of operations will be materially affected by conditions in the markets for mortgages and mortgage-related assets as well as the broader financial markets and the economy generally. In recent years, significant adverse changes in financial market conditions have resulted in a deleveraging of the entire global financial system and the forced sale of large quantities of mortgage-related and other financial assets. As a result of these conditions, many traditional mortgage investors have suffered severe losses in their mortgage portfolios and several major market participants have failed or been impaired, resulting in a significant contraction in market liquidity for mortgage-related assets. This illiquidity has negatively affected both the terms and availability of financing for most mortgage-related assets, including our target assets, and has resulted in these assets trading at significantly lower prices compared to recent periods. Further increased volatility and deterioration in the markets for mortgages and mortgage-related assets as well as the broader financial markets may adversely affect the performance and market value of our target assets. Furthermore, if these conditions persist, institutions from which we may seek financing for our target assets may become insolvent or tighten their lending standards, which could make it more difficult for us to obtain financing on favorable terms or at all. Our profitability may be adversely affected if we are unable to obtain cost-effective financing for our target assets.

The commercial mortgage and other commercial real estate-related loans and investments that we may originate or purchase are subject to the ability of the underlying commercial property owner to generate net income from operating the property as well as the risks of delinquency, foreclosure and loss, which could result in losses to us.

Commercial mortgage loans are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on single-family residential properties. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income, or NOI, of the property is reduced, the borrower’s ability to repay the loan may be impaired. NOI of an income-producing property can be affected by numerous factors, many of which are beyond the control of the property owner.

Most commercial mortgage loans underlying CMBS are effectively non-recourse obligations of the sponsor, meaning that there is no recourse against the sponsor’s assets other than the underlying collateral. In the event of any default under a mortgage or other real-estate related loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage or other loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage or other real-estate related loan borrower, the loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. CMBS evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the CMBS we purchase are subject to all of the risks of the underlying mortgage loans.

Certain interim loans will involve a greater risk of loss than traditional mortgage loans.

We may originate and acquire interim loans secured by first lien mortgages on commercial real estate that provide interim financing to borrowers seeking short-term capital for the acquisition or transition (for example, lease up and/or rehabilitation) of commercial real estate generally having a maturity of three years or less. Such a borrower under an interim loan has usually identified a transitional asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the interim loan, and we bear the risk that we may not recover some or all of our initial expenditure.

In addition, borrowers usually use the proceeds of a long-term mortgage loan to repay an interim loan. We may therefore be dependent on a borrower’s ability to obtain permanent financing to repay our interim loan, which could depend on market conditions and other factors. Interim loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under interim loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the interim loan. To the extent we suffer such losses with respect to our interim loans, the value of our company and the price of our shares of common stock may be adversely affected.

We may not be able to control the party who services the mortgage loans included in the CMBS in which we may invest if those loans are in default and, in such cases, our interests could be adversely affected.

With respect to each series of the CMBS in which we may invest, the holders of the most subordinate class of CMBS in such series will usually be able to appoint a person with overall control over the servicing of the related underlying mortgage loans if those loans default. That person is called the “directing certificate- holder” or a “controlling class representative” and servicing of a mortgage loan in default is called “special servicing.” We may not have the right to appoint the directing certificate-holder. In connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificate-holder, take actions with respect to the specially serviced mortgage loans that could adversely affect our interests, resulting in a material impact on our financial condition, liquidity and results of operations.

As a lending institution, we may be subject to, and adversely affected by, “lender liability” claims.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

An increase in prepayment rates may adversely affect the value of our portfolio.

The value of our assets may be affected by prepayment rates on mortgage and other real estate-related loans. If we acquire mortgage-related securities, we anticipate that the underlying mortgages will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to par value, when borrowers prepay their mortgage loans faster than expected, the corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their mortgage loans slower than expected, the decrease in corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will not be able to accrete the related discount as quickly as originally anticipated. Prepayment rates on loans are influenced by changes in market interest rates and a variety of economic, geographic and other factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks. In periods of declining interest rates, prepayment rates on mortgage and other real estate-related loans generally increase. If interest rates decline at the same time, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. In addition, the market value of the assets may, because of the risk of prepayment, benefit less than other fixed income securities from declining interest rates. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments. A portion of our assets requires prepayment fees if the security or loan is prepaid.

The lack of liquidity in our portfolio may adversely affect our business by making it difficult for us to realize sufficient value on our assets in a timely fashion.

The illiquidity of our real estate loans and assets, other than certain of our CMBS, may make it difficult for us to sell such assets if the need or desire arises. Many of the securities we purchase will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or disposition except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws. In addition, certain assets such as B-Notes, mezzanine loans and interim and other loans are also particularly illiquid due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default. As a result, we expect many of our assets will be illiquid and if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or our Manager has or could be attributed with material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Our portfolio may be concentrated, which may increase risk of defaults and adversely impact our performance.

While we intend to diversify our portfolio of assets in the manner described in this prospectus, we are not required to observe specific diversification criteria, except as may be set forth in the target asset guidelines adopted by our board of directors. Therefore, our target assets may at times have borrower concentrations as well as concentrations in certain property types that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in any one region or type of asset, downturns relating generally to such region or type of asset may result in defaults on a number of our assets within a short time period, which may reduce our net income and the value of our common stock and accordingly reduce our ability to make distributions to our stockholders.

We may experience a decline in the fair value of our assets, which may have a material impact on our financial condition, liquidity and results of operations and adversely impact our stock price.

A decline in the fair market value of our assets may require us to recognize an other-than-temporary impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale.

Some of our portfolio investments will be recorded at fair value and, as a result, there will be uncertainty as to the value of these investments. Furthermore, our determinations of fair value may have a material impact on our financial condition, liquidity and results of operations.

We expect that the value of some of our investments may not be readily determinable. We will value these investments quarterly at fair value, as determined in accordance with Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” or SFAS No. 157. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these assets existed. Our determinations of fair value may have a material impact on our earnings, in the case of impaired loans and other assets, trading securities and available-for-sale securities that are subject to other-than-temporary impairment, or our accumulated other comprehensive income/(loss) in our stockholders’ equity, in the case of available-for-sale securities that are subject only to temporary impairments. Accordingly, the value of our common stock could be adversely affected by our determinations regarding the fair value of our investments, whether in the applicable period or in the future.

In many cases, our determination of the fair value of our investments will be based on valuations provided by third-party dealers and pricing services. Valuations of certain of our assets are often difficult to obtain or unreliable. In general, dealers and pricing services heavily disclaim their valuations. Dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and illiquidity of an asset, valuations of the same asset can vary substantially from one dealer or pricing service to another. Higher valuations of our investments will have the effect of increasing the amount of the base management fee and the incentive fee we pay to our Manager. Therefore, conflicts of interest exist to the extent that our Manager is involved in the determination of the fair value of our investments. Additionally, our results of operations for a given period could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal. The valuation process has been particularly challenging recently as market events have made valuations of certain assets more difficult, unpredictable and volatile.

Our investments in subordinate loans, subordinate participation interests in loans and subordinate CMBS are generally subject to losses, which may have a material impact on our financial condition, liquidity and results of operations.

We may acquire subordinate loans, subordinate participation interests in loans and subordinate CMBS. In the event a borrower defaults on a loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. In addition, certain of our loans may be subordinate to other debt of the borrower. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies and control decisions made in bankruptcy proceedings relating to borrowers.

In general, losses on a mortgaged property securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, then by the holder of a mezzanine loan or B-Note, if any, then by the “first loss” subordinated security holder (generally, the “B-Piece” buyer) and then by the holder of a higher-rated security. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit, mezzanine loans or B-Notes, and any classes of securities junior to those in which we may invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed securities, the securities in which we may invest may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying the mortgage-backed securities to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

An economic downturn could increase the risk of loss on our subordinate CMBS. The prices of lower credit-quality securities, such as the subordinate CMBS in which we plan to invest, are generally less sensitive to interest rate changes than more highly rated securities, but are more sensitive to actual or perceived adverse economic downturns or individual property developments. An economic downturn or a projection of an economic downturn could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying CMBS to make principal and interest payments or to refinance may be impaired. In such event, existing credit support to a securitized structure may be insufficient to protect us against loss of our principal on these securities.

Our first mortgage loan financings are subject to the ability of the commercial property owner to generate net income from operating the property as well as the risks of delinquency, foreclosure and loss, which could result in losses to us.

Our target assets include first mortgage loan financings which are loans made to holders of commercial real estate first mortgage loans that are secured by such first mortgage loans. The performance of first mortgage loan financing will depend upon the performance of the underlying real estate collateral. In particular, commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower under a first mortgage loan to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the NOI of the property is reduced, the borrower’s ability to repay the loan may be impaired and should the borrower default on the first mortgage loan, the holders of the commercial real estate first mortgage loans may be unable to repay the first mortgage loan financing and accordingly we may lose all or substantially all of our investment. In addition, in the event of the bankruptcy of the borrower under the first mortgage loan, we may not have full recourse to the assets of the holder of the commercial real estate mortgage loan, or the assets of the holder of the commercial real estate mortgage loan may not be sufficient to satisfy our first mortgage loan financing.

Our rights with respect to the first mortgage loans would be adversely affected if the holder of the commercial real estate first mortgage loan fails to exercise its rights or fails to notify us of a default or other adverse action relating to the underlying real estate collateral.

While we have certain rights with respect to the real estate collateral underlying a first mortgage loan, the holder of the commercial real estate first mortgage loans may fail to exercise its rights with respect to a default or other adverse action relating to the underlying real estate collateral or fail to promptly notify us of such an event which would adversely affect our ability to enforce our rights. In addition, foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. Accordingly, we may face greater risks from our first loan financings than if we had made a first loan directly to a borrower.

The B-Notes we may retain or invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

We may originate or acquire B-Notes. A B-Note is a mortgage loan typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A-Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note owners after payment to the A-Note owners. B-Notes reflect similar credit risks to comparably rated CMBS. However, since each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B-Note investment. Further, B-Notes typically are secured by a single property, and so reflect the increased risks associated with a single property compared to a pool of properties. B-Notes also are less liquid than CMBS, thus we may be unable to dispose of underperforming or non-performing investments. The higher risks associated with our subordinate position in our B-Note investments could subject us to increased risk of losses and may limit our ability to make distributions to our stockholders.

We may make loans to owners of net leased properties, which carry particular risks of loss that may have a material impact on our financial condition, liquidity and results of operations.

We may make loans to owners of net leased real estate assets. A net lease requires the tenant to pay, in addition to the fixed rent, some or all of the property expenses that normally would be paid by the property owner. The value of our investments and the income from our investments in loans to owners of net leased properties, if any, will depend upon the ability of the applicable tenant to meet its obligations to maintain the property under the terms of the net lease. If a tenant fails or becomes unable to so maintain a property, the borrower would have difficulty making its required loan payments to us. In addition, under many net leases the owner of the property retains certain obligations with respect to the property, including among other things, the responsibility for maintenance and repair of the property, to provide adequate parking, maintenance of common areas and compliance with other affirmative covenants in the lease. If the borrower were to fail to meet these obligations, the applicable tenant could abate rent or terminate the applicable lease, which may result in a loss of capital invested in, and anticipated profits from, the property to the borrower and the borrower would have difficulty making its required loan payments to us. In addition, the borrower may find it difficult to lease property to new tenants that may have been suited to the particular needs of a former tenant.

We may make preferred equity investments which involve a greater risk of loss than traditional debt financing.

Preferred equity investment is subordinate to debt financing and is not secured. Should the issuer default on our investment, we would only be able to proceed against the entity that issued the preferred equity in accordance with the terms of the preferred security, and not any property owned by the entity. Furthermore, in the event of bankruptcy or foreclosure, we would only be able to recoup our capital after any lenders to the entity are paid. As a result, we may not recover some or all of our capital, which could result in losses.

Our investments in corporate bank debt and debt securities of commercial real estate operating or finance companies will be subject to the specific risks relating to the particular company and to the general risks of investing in real estate-related loans and securities, which may result in significant losses.

We may purchase corporate bank debt and debt securities of commercial real estate operating or finance companies. These investments will involve special risks relating to the particular company, including its financial condition, liquidity, results of operations, business and prospects. In particular, the debt securities are often non-collateralized and may also be subordinated to its other obligations. We may purchase debt securities of companies that are not rated or are rated non-investment grade by one or more rating agencies. Investments that are not rated or are rated non-investment grade have a higher risk of default than investment grade rated assets and therefore may result in losses to us.

These investments will also subject us to the risks inherent with real estate-related assets referred to in this prospectus, including the risks described with respect to commercial properties and similar risks, including:

•	risks of delinquency and foreclosure, and risks of loss in the event thereof;
•	the dependence upon the successful operation of, and net income from, real property;
•	risks generally incident to interests in real property; and
•	risks specific to the type and use of a particular property.

These risks may adversely affect the value of our interests in commercial real estate operating and finance companies and the ability of the issuers thereof to make principal and interest payments in a timely manner, or at all, and could result in significant losses.

We could incur losses from investments in non-conforming and non-investment grade rated loans or securities, which could have a material impact on our financial condition, liquidity and results of operations.

Our investments may not conform to conventional loan standards applied by traditional lenders and either will not be rated or will be rated as non-investment grade by the rating agencies. The non-investment grade ratings for these assets typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, these investments will have a higher risk of default and loss than investment grade rated assets. Any loss we incur may be significant and may reduce distributions to our stockholders and adversely affect the market value of our shares of common stock. There are no limits on the percentage of unrated or non-investment grade rated assets we may hold in our portfolio.

Any credit ratings assigned to our investments could be downgraded, which could have a material impact on our financial condition, liquidity and results of operations.

Some of our investments may be rated by Moody’s Investors Service, Fitch Ratings or Standard & Poor’s Investors Service, Inc., or S&P. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value of these investments could significantly decline, which would adversely affect the value of our portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us. Further, if rating agencies reduce the ratings on assets that we intended to finance through the TALF, such assets would no longer be eligible collateral that could be financed through the TALF.

Our mezzanine and other subordinate loan assets will involve greater risks of loss than senior loans secured by income-producing properties.

We may acquire mezzanine and other subordinate loans, which take the form of subordinate loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than a long-term senior mortgage loan secured by income-producing real property, because the loan may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of the property owning entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt is paid in full. As a result, we may not recover some or all of our initial expenditure. In addition, mezzanine loans may have higher loan-to-value ratios than first mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Significant losses related to our mezzanine loans would result in operating losses for us and may limit our ability to make distributions to our stockholders.

Interest rate fluctuations could reduce our ability to generate income and may cause losses.

Changes in interest rates will affect our net interest income, which is the difference between the interest income we earn on our interest-earning assets and the interest expense we incur in financing these assets. Changes in the level of interest rates also may affect our ability to originate and acquire assets, the value of our assets and our ability to realize gains from the disposition of assets. Changes in interest rates may also affect borrower default rates. In a period of rising interest rates, our interest expense could increase, while the interest we earn on our fixed rate debt instruments do not change, adversely affecting our profitability. Our operating results depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. We anticipate that for any period during which our assets are not match- funded (where the maturity of our debt matches the maturity of our investments), the income from such assets may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates may significantly influence our net income. Increases in these rates will tend to decrease our net income and the market value of our fixed rate assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us.

Liability relating to environmental matters may impact the value of properties that we may acquire or the properties underlying our investments.

Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our debt instruments becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the relevant mortgage asset held by us and our ability to make distributions to our stockholders.

If we acquire any properties by foreclosure or otherwise, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

Our real estate assets are subject to risks particular to real property, which may adversely affect our returns from certain assets and our ability to make distributions to our stockholders.

We expect to own, originate and/or acquire debt instruments secured by real estate and may own real estate directly in the future, either through direct investments or upon a default of mortgage or other real estate-related loans. Real estate investments are subject to various risks, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under-insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to stockholders.

Risks related to financing

Our access to financing may be limited and thus our ability to maximize our returns may be adversely affected.

We intend to reduce the principal risk associated with our origination and investment activities through securitizations, syndications, participations and, to the extent consistent with maintaining our qualification as a REIT, other sales of portions of our assets, and we may choose to enhance our returns through the use of higher leverage, with an emphasis on using term financings, including through the creation of securitization vehicles. We may also seek to raise further equity capital or issue debt securities in order to fund our future activities. All of the foregoing will require access to financing.

Our access to financing will depend upon a number of factors over which we have little or no control, including:

•	general market conditions;

•	the market’s view of the quality of our assets;

•	the market’s perception of our growth potential;

•	the market’s perception of the success or failure of the government initiatives;

•	our eligibility to participate in and access capital from programs established by the U.S. Government;

•	our current and potential future earnings and cash distributions; and

•	the market price of the shares of our common stock.

The current dislocation and weakness in the capital and credit markets could cause one or more lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. In addition, if regulatory capital requirements imposed on our private lenders change, they may be required to limit, or increase the cost of, financing they provide to us. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price.

Under current market conditions, structured financing arrangements are generally unavailable, which has also limited borrowings under warehouse and repurchase agreements that are intended to be refinanced by such financings. Consequently, depending on market conditions at the relevant time, we may have to rely more heavily on additional equity issuances, which may be dilutive to our stockholders, or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, cash distributions to our stockholders and other purposes. We cannot assure you that we will have access to such equity or debt capital on favorable terms (including, without limitation, cost and term) at the desired times, or at all, which may cause us to curtail our asset acquisition activities and/or dispose of assets, which could negatively affect our results of operations.

We intend to leverage the acquisition of our target assets and are not limited in the amount of leverage we may use. Our use of leverage may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable.

We do not have a formal policy limiting the amount of debt we incur and our governing documents contain no limitation on the amount of leverage we may use.

We may significantly increase the amount of leverage we utilize at any time without approval of our board of directors. In addition, we may leverage individual assets at substantially higher levels. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

•

our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt or we may fail to comply with all of the other covenants contained in the debt, which is likely to result in (i) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (ii) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements and/or (iii) the loss of some or all of our assets to foreclosure or sale;

•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that yields will increase with higher financing costs;

•

we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, stockholder distributions or other purposes; and

•	we are not able to refinance debt that matures prior to the asset it was used to finance on favorable terms, or at all.

Our board of directors may change our leverage policies at any time without the consent of our stockholders, which could result in a portfolio with a different risk profile.

Any bank credit facilities and repurchase agreements that we may use in the future to finance our assets may require us to provide additional collateral or pay down debt, which could result in liquidity problems, trigger defaults or otherwise have a material impact on our financial condition, liquidity and results of operations.

We may utilize bank credit facilities (including term loans and revolving facilities) and repurchase agreements to finance our assets if they become available on acceptable terms. In the event we utilize such financing arrangements, they would involve the risk that the market value of our assets pledged or sold by us to the provider of the bank credit facility or the repurchase agreement counterparty may decline in value, in which case the lender may require us to provide additional collateral or to repay all or a portion of the funds advanced. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all. Posting additional collateral would reduce our liquidity and limit our ability to leverage our assets. If we cannot meet these requirements, the lender could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from them, which could materially and adversely affect our financial condition and ability to implement our business plan. In addition, in the event that the lender files for bankruptcy or becomes insolvent, our loans may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. Such an event could restrict our access to bank credit facilities and increase our cost of capital. The providers of bank credit facilities and repurchase agreement financing may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate rapidly.

There can be no assurance that we will be able to utilize bank credit facilities or repurchase agreements in the future on favorable terms, or at all. Furthermore, any bank or credit facility we enter into will be subject to conditions and covenants. To the extent we breach a covenant or cannot satisfy a condition, such facility may not be available to us, which could limit our ability to pursue our strategy.

Interest rate fluctuations could significantly decrease our results of operations and cash flows and the market value of our assets.

Our primary interest rate exposures will relate to the yield on our assets and the financing cost of our debt, as well as our interest rate swaps that we utilize for hedging purposes. Changes in interest rates will affect our net interest income, which is the difference between the interest income we earn on our interest-earning assets and the interest expense we incur in financing these assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us. Changes in the level of interest rates also may affect our ability to purchase assets, the value of our investments and our ability to realize gains from the disposition of assets. Changes in interest rates may also affect borrower default rates. Our operating results depend in large part on differences between the income from our investments net of credit losses, and our financing costs.

In a period of rising interest rates, our interest expense on floating rate debt would increase, while any additional interest income we earn on our floating rate assets may not compensate for such increase in interest expense, the interest income we earn on our fixed rate assets would not change, the duration and weighted average life of our fixed rate assets would increase and the market value of our fixed rate assets would decrease. Similarly, in a period of declining interest rates, our interest income on floating rate assets would decrease, while any decrease in the interest we are charged on our floating rate debt may not compensate for such decrease in interest income and interest we are charged on our fixed rate debt would not change. We anticipate that for any period during which our assets are not match-funded, the income from such assets may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates may significantly influence our net income. Increases in these rates will tend to decrease our net income and the market value of our fixed rate assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us. Any such scenario could materially and adversely affect us.

Lenders may require us to enter into restrictive covenants relating to our operations, which may inhibit our ability to grow our business and increase revenues.

If or when we obtain debt financing, lenders (especially in the case of bank credit facilities) may impose restrictions on us that would affect our ability to incur additional debt, make certain investments or acquisitions, reduce liquidity below certain levels, make distributions to our stockholders, redeem debt or equity securities and impact our flexibility to determine our operating policies and investment strategies. For example, our loan documents may contain negative covenants that limit, among other things, our ability to repurchase our shares of common stock, distribute more than a certain amount of our net income or funds from operations to our stockholders, employ leverage beyond certain amounts, sell assets, engage in mergers or consolidations, grant liens, and enter into transactions with affiliates. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. We may also be subject to cross-default and acceleration rights and, with respect to collateralized debt, the posting of additional collateral and foreclosure rights upon default. Further, this could also make it difficult for us to satisfy the qualification requirements necessary to maintain our status as a REIT for U.S. federal income tax purposes. A default and resulting repayment acceleration could significantly reduce our liquidity, which could require us to sell our assets to repay amounts due and outstanding. This could also significantly harm our business, financial condition, results of operations and ability to make distributions, which could cause the value of our capital stock to decline. A default could also significantly limit our financing alternatives such that we would be unable to pursue our leverage strategy, which could adversely affect our returns.

In the event non-recourse long-term securitizations become available to us in the future, such structures may expose us to risks which could result in losses to us.

Since the bankruptcy of Lehman Brothers in September 2008, the securitization markets have been largely closed to new securitizations. In the event the securitization markets reopen, market participants may demand terms and procedures for securitizations that are different from the terms and procedures that prevailed before the securitization markets closed. In the event the securitization markets reopen, we may utilize non-recourse long-term securitizations of our mortgage loans, especially loan originations, if and when they become available. Prior to any such financing, we may seek to finance these mortgage loans with relatively short-term facilities until a sufficient portfolio is accumulated. As a result, we would be subject to the risk that we would not be able to acquire, during the period that any short-term facilities are available, sufficient eligible assets to maximize the efficiency of a securitization. We also would bear the risk that we would not be able to obtain new short-term facilities or would not be able to renew any short-term facilities after they expire should we need more time to seek and acquire sufficient eligible assets for a securitization. In addition, conditions in the capital markets, including the current unprecedented volatility and disruption in the capital and credit markets, may not permit a non-recourse securitization at any particular time or may make the issuance of any such securitization less attractive to us even when we do have sufficient eligible assets. While we would intend to retain the unrated equity component of securitizations and, therefore, still have exposure to the riskiest component of such securitizations, our inability to enter into such securitizations would increase our overall exposure to risks associated with direct ownership of such investments, including the risk of default. Our inability to refinance any short-term facilities would also increase our risk because borrowings thereunder would likely be recourse to us as an entity. If we are unable to obtain and renew short-term facilities or to consummate securitizations to finance our assets on a long-term basis, we may be required to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price.

Furthermore, we understand that the U.S. Government and various regulators are considering proposals, which would require entities sponsoring securitizations to maintain credit exposure to the underlying assets. Depending upon the nature of any proposals that get enacted, we may face incremental risks associated with securitization activity.

The use of securitization financings with over-collateralization requirements may have a negative impact on our cash flow.

We expect that the terms of any future securitizations we may issue will generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” We anticipate that the securitization terms will provide that, if certain delinquencies or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets collateralizing the obligations. We cannot assure you that the performance tests will be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on our future securitization financings we cannot assure you of the actual terms of the securitization delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Given the recent collapse of the securitization market, rating agencies may depart from historic practices for securitization financings, making them more difficult and costly for us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. If our assets fail to perform as anticipated, over-collateralization or other credit enhancement expense associated with our securitization financings will increase.

We may purchase the equity securities of collateralized debt obligations, or CDOs, and such instruments involve significant risks, including that CDO equity receives distributions from the CDO only if the CDO generates enough income to first pay all debt service obligations on its indebtedness and its expenses.

We may purchase equity securities of CDOs, including CDOs structured by our Manager, if any. A CDO is a special purpose vehicle that purchases collateral (such as real estate-related securities and loans) that is expected to generate a stream of interest or other income. The CDO issues various classes of securities that participate in that income stream, typically one or more classes of debt instruments and a class of equity securities. The equity is usually entitled to all of the income generated by the CDO after the CDO pays all of its debt service obligations on its indebtedness and its expenses. However, there will be little or no income available to the CDO equity if there are defaults by the obligors under the underlying collateral and those defaults exceed a certain amount. In that event, the value of our investment in the CDO equity could decrease substantially or be eliminated. In addition, the equity of a CDO is generally illiquid, which is especially the case under current market conditions, and, because it represents a leveraged investment in a CDO’s assets, the value of the CDO equity will generally have greater fluctuations than will the values of the underlying collateral.

Any warehouse facilities that we may obtain in the future may limit our ability to acquire assets, and we may incur losses if the collateral is liquidated.

In the event that securitization financings become available, we may use credit facilities to accumulate mortgage loans in anticipation of securitizing those loans. Credit facilities for this purpose, referred to as warehouse lines or warehouse facilities, are typically lines of credit from other financial institutions that we could draw from to fund our investments. Warehouse lines are typically collateralized loans made to investors like us who then invest in securities and loans and, in turn, pledge the resulting securities and loans back to the warehouse lender. Third party custodians, usually large banks, typically hold the collateral for advances against warehouse lines. The collateral files held by the custodian include securities, loans, notes, mortgages and other important loan documentation. These collateral documents are held by the third party for the benefit of the warehouse lender who is deemed to own the securities and loans.

The individual assets as well as the assets on a pool basis in a warehouse facility typically must meet certain requirements. Due to such requirements, we may be unable to obtain the consent of a warehouse lender to acquire assets that we believe would be beneficial to us and we may be unable to obtain alternate financing for such assets.

In addition, if we were to default under a warehouse line, the collateral may be liquidated for the benefit of the warehouse lender and we typically would have to bear any resulting loss on the sale in addition to any amounts still due to the warehouse lender.

We currently do not have warehouse facilities in place, and no assurance can be given that we will be able to obtain any warehouse facilities in the future on favorable terms, or at all.

If a counterparty to our repurchase transactions defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

In the event we engage in repurchase transactions, we will generally sell securities to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders will be obligated to resell the same securities back to us at the end of the term of the transaction. Because the cash we will receive from the lender when we initially sell the securities to the lender is less than the value of those securities (this difference is the haircut), if the lender defaults on its obligation to resell the same securities back to us we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Further, if we default on one of our obligations under a repurchase transaction, the lender will be able to terminate the transaction and cease entering into any other repurchase transactions with us. We expect that our repurchase agreements will contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default. If a default occurs under any of our repurchase agreements and the lenders terminate one or more of our repurchase agreements, we may need to enter into replacement repurchase agreements with different lenders. There can be no assurance that we will be successful in entering into such replacement repurchase agreements on the same terms as the repurchase agreements that were terminated or at all. Any losses we incur on our repurchase transactions could adversely affect our earnings and thus our cash available for distribution to our stockholders.

Our use of repurchase agreements to finance our CMBS may give our lenders greater rights in the event that either we or a lender files for bankruptcy, including the right to repudiate our repurchase agreements.

In the event of our insolvency or bankruptcy, certain repurchase agreements may qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to foreclose on the collateral agreement without delay. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a repurchase agreement or to be compensated for any damages resulting from the lender’s insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur. Therefore, our use of repurchase agreements to finance our portfolio assets exposes our pledged assets to risk in the event of a bankruptcy filing by either a lender or us.

If one or more of our Manager’s executive officers are no longer employed by our Manager, financial institutions providing any financing arrangements we may have may not provide future financing to us, which could materially and adversely affect us.

If financial institutions that we seek to finance our assets require that one or more of our Manager’s executive officers continue to serve in such capacity and if one or more of our Manager’s executive officers are no longer employed by our Manager, it may constitute an event of default and the financial institution providing the arrangement may have acceleration rights with respect to outstanding borrowings and termination rights with respect to our ability to finance our future investments with that institution. If we are unable to obtain financing for our accelerated borrowings or for our future investments under such circumstances, we could be materially and adversely affected.

Risks related to U.S. Government programs

There can be no assurance that the actions of the U.S. Government, the Federal Reserve, the U.S. Treasury and related bodies to stabilize the financial markets, including the establishment of the TALF and similar programs, or market response to those actions, will achieve the intended effect, or that our business will benefit from these actions, or that further government or market developments will not materially and adversely impact us.

In response to the severe dislocation in the credit markets, the U.S. Treasury and the Federal Reserve jointly announced the establishment of the TALF that is designed to increase credit availability and support economic activity by facilitating renewed securitization activities. Under the TALF, the Federal Reserve Bank of New York, or the FRBNY, provides non-recourse loans to borrowers to fund their purchase of eligible assets. In June 2009, the Federal Reserve made available up to $100 billion of TALF loans to finance purchases of CMBS created on or after January 1, 2009 and, on July 16, 2009, certain high-quality CMBS issued before January 1, 2009, or legacy CMBS, became eligible collateral under the TALF. However, the FRBNY may limit the volume of TALF loans secured by legacy CMBS.

There can be no assurance that we will be eligible to participate in any programs established by the U.S. Government such as the TALF or, if we are eligible, that we will be able to utilize them successfully or at all. In addition, because the programs are designed, in part, to restart the market for certain of our target assets, the establishment of these programs may result in increased competition for attractive opportunities in certain of our target assets. It is also possible that our competitors may utilize the programs, which would provide them with attractive debt and equity capital funding from the U.S. Government. In addition, the U.S. Government, the Federal Reserve, the U.S. Treasury and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. We cannot predict whether or when such actions may occur, and such actions could have a dramatic impact on our business, results of operations and financial condition.

Downgrades of legacy CMBS and/or changes in the rating methodology and assumptions for future CMBS issuances may decrease the availability of the TALF to finance CMBS.

S&P has previously indicated that it is likely that proposed changes to its CMBS ratings approach, which represent a significant change to the criteria for rating high investment-grade classes, will prompt a considerable amount of downgrades in recently issued (2005-2008 vintage) CMBS. S&P noted that its preliminary findings indicate that approximately 25%, 60%, and 90% of the most senior tranches (by count) within the 2005, 2006, and 2007 vintages, respectively, may be downgraded. The current TALF guidelines issued by the FRBNY indicate that in order to be eligible for the TALF, legacy CMBS must not have a rating below the highest investment-grade rating category from any TALF CMBS-eligible rating agency, which includes S&P, and must not have been placed on review or watch for downgrade by any TALF CMBS-eligible rating agency. Other rating agencies may take similar actions with regard to their ratings of CMBS. As a result, downgrades of legacy CMBS may limit substantially the availability of the TALF for legacy CMBS. Further, changes to the methodology and assumptions in rating CMBS by rating agencies, including S&P’s proposed changes, may decrease the amount or availability of new issue CMBS rated in the highest investment-grade rating category. Our investment strategy includes seeking to obtain financing through the TALF and so, to the extent that fewer assets are available to receive TALF financing, our operations and financial results could be negatively impacted.

The terms and conditions of the TALF may change, which could adversely affect our investments.

The terms and conditions of the TALF, including asset and borrower eligibility, could be changed at any time. Any such modifications may adversely affect the market value of any of our assets financed through the TALF and otherwise or our ability to obtain additional TALF financing. Unless extended by the Federal Reserve, TALF loans collateralized by newly issued CMBS will be available until June 30, 2010 and TALF loans collateralized by all other newly issued ABS and legacy CMBS will be available until March 31, 2010. If the TALF is prematurely discontinued or reduced while our assets financed through the TALF are still outstanding, there may be no market for these assets and the market value of these assets would be adversely affected. We intend to seek to enhance the returns on a portion of our commercial mortgage loans, especially loan originations, by securitizing the senior portion, expected to be equivalent to AAA-rated CMBS, while retaining the subordinate securities in our portfolio to the extent that TALF financing would be available for buyers of these AAA-rated CMBS. The TALF eligible asset requirements could be changed at any time. As a result, there can be no assurance that our intended securitizations would benefit from TALF financing for AAA-rated CMBS.

There is no assurance that we will be able to obtain any TALF loans.

The TALF is operated by the FRBNY. The FRBNY has complete discretion regarding the extension of credit under the TALF and is under no obligation to make any loans to us even if we meet all of the applicable criteria. Requests for TALF loans may surpass the amount of funding authorized by the Federal Reserve and the U.S. Treasury, resulting in an early termination of the TALF. Demand for TALF financing may continue to be weak, as the FRBNY received no requests from investors to buy newly originated CMBS on the first three TALF funding subscription dates, and demand for TALF financing for legacy CMBS has so far been limited. Depending on the demand for TALF loans and the general state of the credit markets, the Federal Reserve and the U.S. Treasury may decide to modify the terms and conditions of the TALF. Such actions may adversely affect our ability to obtain TALF loans and use the loan leverage to enhance returns, and may otherwise affect expected returns on our investments.

We could lose our eligibility as a TALF borrower, which would adversely affect our ability to fulfill our investment objectives.

Any U.S. company is permitted to participate in the TALF, provided, that it maintains an account relationship with a primary dealer. A U.S. company, as defined for the purposes of the TALF, excludes certain entities that are controlled by a non-U.S. government or are managed by an investment manager controlled by a non-U.S. government. For these purposes, an entity controls a company if, among other things, such entity owns, controls, or holds with power to vote 25% or more of a class of voting securities, or total equity, of the company. The application of these rules under the TALF is not clear. For instance, it is uncertain how a change of control subsequent to a stockholders’ purchase of shares of common stock which results in such stockholder being owned or controlled by a non-U.S. government will be treated for purposes of the 25% limitation.

If for any reason we are deemed not to be eligible to participate in the TALF, all of our outstanding TALF loans will become immediately due and payable and we will not be eligible to obtain future TALF loans.

The terms and conditions of the PPIP have not been finalized and there is no assurance that the final terms will enable us to benefit from the PPIP.

While the U.S. Treasury and the Federal Deposit Insurance Corporation, or the FDIC, have released a summary of proposed terms and conditions for the PPIP, they have not released the final terms and conditions governing these programs. The existing proposed terms and conditions do not address the specific terms and conditions relating to: (1) the guaranteed debt to be issued by participants in the Legacy Loans Program and (2) the warrants that the U.S. Treasury will receive under both programs. In addition, the U.S. Treasury and the FDIC have reserved the right to modify the proposed terms of the PPIP.

Investors in the Legacy Loans Program must be pre-qualified by the FDIC. The FDIC has complete discretion regarding the qualification of investors in the Legacy Loans Program and is under no obligation to approve our participation even if it meets all of the applicable criteria. Requests for funding under the PPIP may surpass the amount of funding authorized by the Federal Reserve and the U.S. Treasury, resulting in an early termination of the PPIP. In addition, under the terms of the Legacy Securities Program, the U.S. Treasury has the right to cease funding of committed but undrawn equity capital and debt financing to a specific fund participating in the Legacy Securities Program in its sole discretion. Furthermore, on June 3, 2009, the FDIC announced that the development of the Legacy Loans Program will continue, but that a previously planned pilot sale of assets by banks targeted for June 2009 will be postponed. On July 8, 2009, the Treasury announced that it will invest up to $30 billion in equity and debt issued by PPIFs established under the Legacy Securities Program. When the final terms and conditions are released, there is no assurance that the PPIP will provide a benefit to us. If we are unable to participate in or benefit from the PPIP, we may be limited in our ability to obtain capital and debt financing on similar terms and such actions may adversely affect our ability to purchase eligible assets and may otherwise affect expected returns on our assets.

We may not be able to acquire sufficient amounts of assets to obtain financing under the TALF consistent with our investment strategy.

Assets to be used as collateral for TALF loans must meet strict eligibility criteria with respect to characteristics such as issuance date, maturity, and credit rating and with respect to the origination date of the underlying collateral. These restrictions may limit the availability of eligible assets, and we may be unable to acquire sufficient amounts of assets to obtain financing under the TALF consistent with our investment strategy. In the Legacy Loans Program, eligible financial institutions must consult with the FDIC before offering an asset pool for sale and there is no assurance that a sufficient number of eligible financial institutions will be willing to participate as sellers in the Legacy Loans Program. Once an asset pool has been offered for sale by an eligible financial institution, the FDIC will determine the amount of leverage available to finance the purchase of the asset pool. There is no assurance that the amount of leverage available to finance the purchase of eligible assets will be acceptable to us. The asset pools will be purchased through a competitive auction conducted by the FDIC. The auction process may increase the price of these eligible asset pools. Even if we submit the highest bid on an eligible asset pool at a price that is acceptable to us, the selling financial institution may refuse to sell us the eligible asset pool at that price. These factors may limit the availability of eligible assets, and we may be unable to acquire sufficient amounts of assets to obtain financing under the Legacy Loans Program consistent with our investment strategy.

Our ability to transfer any assets we may purchase using TALF funding, to the extent available to us, is restricted.

Our assets purchased using TALF funding will be pledged to the FRBNY as collateral for the TALF loans. If we sell or transfer any of these assets, we must either repay the related TALF loan or obtain the consent of the FRBNY to assign our obligations under the related TALF loan to the applicable assignee. The FRBNY in its discretion may restrict or prevent us from assigning our TALF loan obligations to a third party, including a third party that meets the criteria of an eligible borrower. In addition, the FRBNY will not consent to any assignments after the termination date for making new loans, which is March 31, 2010 for legacy CMBS and June 30, 2010 for newly-issued CMBS, unless extended by the Federal Reserve.

These restrictions may limit our ability to trade or otherwise dispose of our investments, and may adversely affect our ability to take advantage of favorable market conditions and make distributions to stockholders.

We may need to surrender eligible TALF assets to repay TALF loans at maturity.

Each TALF loan must be repaid within three to five years. We intend to purchase CMBS that do not mature within the term of the TALF loan. If we do not have sufficient funds to repay interest and principal on the related TALF loan at maturity and if these assets cannot be sold for an amount equal to or greater than the amount owed on such loan, we must surrender the assets to the FRBNY in lieu of repayment. If we are forced to sell any assets to repay a TALF loan, we may not be able to obtain a favorable price. If we default on our obligation to pay a TALF loan and the FRBNY elects to liquidate the assets used as collateral to secure such TALF loan, the proceeds from that sale will be applied, first, to any enforcement costs, second, to unpaid principal and, finally, to unpaid interest. Under the terms of the TALF, if assets are surrendered to the FRBNY in lieu of repayment, all assets that collateralize that loan must be surrendered. In these situations, we would forfeit any equity that we held in these assets.

FRBNY consent is required to exercise our voting rights on the collateral.

As a requirement of the TALF, we must agree not to exercise or refrain from exercising any voting, consent or waiver rights under any TALF collateral without the consent of the FRBNY. During the continuance of a collateral enforcement event, the FRBNY will have the right to exercise voting rights in the collateral.

We will be dependent on the activities of our TALF agents and be exposed to their bankruptcy risk.

To obtain TALF loans, we must execute a customer agreement with at least one TALF agent, which will be either a primary dealer or another dealer designated by the FRBNY for this role in support of TALF and will act on our behalf under the agreement with the FRBNY. The TALF agent will submit aggregate loan request amounts on behalf of its customers in the form and manner specified by the FRBNY. Each TALF agent is required to apply its internal customer identification program and due diligence procedures to each borrower and represent that each borrower is an eligible borrower for purposes of the TALF, and to provide the FRBNY with information sufficient to describe the TALF agent’s customer risk assessment methodology. These customer agreements may impose additional requirements that could affect our ability to obtain TALF loans. Each TALF agent is expected to have relationships with other TALF borrowers, and a TALF agent may allocate more resources toward assisting other borrowers with whom it has other business dealings. TALF agents are also responsible for distributing principal and interest after receipt thereof from The Bank of New York Mellon, as custodian for the TALF. Once funds or collateral are transferred to a TALF agent or at the direction of a TALF agent, neither the custodian nor the FRBNY has any obligation to account for whether the funds or collateral are transferred to the borrower. We will therefore be exposed to bankruptcy risk of our TALF agents.

Termination of a customer agreement may adversely affect our related TALF borrowings.

In certain circumstances, a TALF agent may have the right to terminate its customer agreement with respect to any TALF loans made through such TALF agent and force us to find another TALF agent with respect to such loans, transfer the loan to another eligible borrower under the TALF, or repay the loan or surrender the collateral to the FRBNY. In such circumstances, we may not realize our anticipated return on the assets used as collateral for such TALF loans.

We may be exposed to liability if one of our investors has been previously rejected for the TALF.

TALF agents may require us to represent under our customer agreements with them that neither we nor any person that holds an ownership interest in us has previously had a loan request under the TALF rejected by the FRBNY. We may not be able to determine if one of our investors has previously had a loan request under the TALF rejected by the FRBNY. A failure to comply with this representation may expose us to liability to the TALF agent. An inability to make this representation and warranty may prevent us from participating in the TALF.

Our ability to receive the interest earnings on assets used as collateral for TALF loans may be limited, which could significantly reduce our anticipated returns and materially negatively impact our results of operations and our ability to make or sustain distributions to our stockholders.

Interest payments that are received from the assets used as collateral for a TALF loan must be applied to pay interest on the related TALF loan before any interest payments can be distributed to us. To the extent there are interest payments from the collateral in excess of the required interest payment on the related TALF Loan, the amount of such excess interest that will be distributed to us will be limited. For example, for a five-year TALF loan, the excess of interest distributions from the collateral over the TALF loan interest payable will be remitted to us only until such excess equals 25% per annum of the haircut amount in the first three loan years, 10% in the fourth loan year, and 5% in the fifth loan year, and the remainder of such excess will be applied to the related TALF loan principal. Our ability to benefit from the excess interest could have a material adverse effect on our results of operation.

We may be required to use our earnings to keep the TALF loans current. If the interest on the collateral pledged to support a TALF loan is not sufficient to cover the interest payment on such loan, we will have a grace period of 30 days to make the interest payment. If the loan remains delinquent after the grace period, the FRBNY will enforce its rights to the collateral.

To the extent that proceeds from our TALF assets are received by the TALF custodian prior to the monthly date on which they are distributed to the borrowers, such proceeds will be held by the custodian and all interest earned on such proceeds will be retained by the FRBNY. If such proceeds were immediately distributed to the borrowers, the borrowers would be able to invest such proceeds in short-term investments and the income from such investments would be available to distribute to stockholders.

Under certain conditions, we may be required to provide full recourse for TALF loans or to make indemnification payments.

To participate in the TALF, we must execute a customer agreement with a TALF agent authorizing it, among other things, to act as our agent under TALF and to act on our behalf under the agreement with the FRBNY and with The Bank of New York Mellon as administrator and as the FRBNY’s custodian of the CMBS. Under such agreements, we will be required to represent to the TALF agent and to the FRBNY that, among other things, we are an eligible borrower and that the CMBS that we pledge meet the TALF eligibility criteria. The FRBNY will have full recourse to us for repayment of the loan for any breach of these representations. Further, the FRBNY may have full recourse to us for repayment of a TALF loan if the eligibility criteria for collateral under the TALF are considered continuing requirements and the pledged collateral no longer satisfies such criteria. In addition, we will be required to pay to our TALF agents fees under the customer agreements and to indemnify our TALF agents for certain breaches under the customer agreements and to indemnify the FRBNY and its custodian for certain breaches under the agreement with the FRBNY. Payments made to satisfy such full recourse requirements and indemnities could have a material adverse effect on our net income and our distributions to our stockholders, including any proceeds of this offering and the concurrent private placement that we have not yet invested in CMBS or distributed to our stockholders.

Risks related to hedging

We may enter into hedging transactions that could expose us to contingent liabilities in the future and adversely impact our financial condition.

Subject to maintaining our qualification as a REIT, part of our strategy will involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). These potential payments will be contingent liabilities and therefore may not appear in our financial statements. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

Hedging against interest rate exposure may adversely affect our earnings and could reduce our cash available for distribution to our stockholders.

Subject to maintaining our qualification as a REIT, we intend to pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	due to a credit loss or other factors, the duration of the hedge may not match the duration of the related liability;

•

the amount of income that a REIT may earn from hedging transactions (other than hedging transactions that satisfy certain requirements of the Internal Revenue Code or that are done through a TRS) to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

In addition, we may fail to recalculate, readjust and execute hedges in an efficient manner.

Any hedging activity in which we engage may materially and adversely affect our results of operations and cash flows. Therefore, while we may enter into such transactions seeking to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio positions or liabilities being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and therefore may involve risks and costs that could result in material losses.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates, we may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in significant losses.

If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.

We intend to record derivative and hedging transactions in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or SFAS

No. 133, as amended by Statement of Financial Accounting Standards No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” Under these standards, we may fail to qualify for hedge accounting treatment for a number of reasons, including if we use instruments that do not meet the SFAS No. 133 definition of a derivative (such as short sales), we fail to satisfy SFAS No. 133 hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction or item.

We may enter into derivative contracts that could expose us to contingent liabilities in the future.

Subject to maintaining our qualification as a REIT, we may enter into derivative contracts that could require us to fund cash payments in the future under certain circumstances (e.g., the early termination of the derivative agreement caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the derivative contract). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses may materially and adversely affect our results of operations and cash flows.

Increased regulatory oversight of derivatives could adversely affect our hedging activities.

The Obama administration recently proposed a significant restructuring of the U.S. financial regulatory system. Among other things, the proposed reforms would increase regulatory oversight of financial derivatives. We expect to use derivative arrangements to hedge against changes in interest rates and, subject to our intention to continue to qualify as a REIT, to manage credit risk. Increased regulation of financial derivatives may make our hedging strategy more expensive to execute and reduce its effectiveness.

Accounting rules for certain of our transactions are highly complex and involve significant judgment and assumptions. Changes in accounting interpretations or assumptions could impact our consolidated financial statements.

Accounting rules for transfers of financial assets, securitization transactions, consolidation of variable interest entities, or VIEs, and other aspects of our anticipated operations are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in preparation of financial information and the delivery of this information to our stockholders. Changes in accounting interpretations or assumptions could impact our consolidated financial statements, result in a need to restate our financial results and affect our ability to timely prepare our consolidated financial statements. Our inability to timely prepare our consolidated financial statements in the future would likely adversely affect our stock price significantly.

Risks related to our common stock

Investing in our common stock may involve a high degree of risk.

The assets we purchase in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our assets may be highly speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance.

There is no public market for our common stock and a market may never develop, which could cause our common stock to trade at a discount and make it difficult for holders of our common stock to sell their shares.

Our shares of common stock are newly-issued securities for which there is no established trading market. We have applied to list our common stock on the NYSE under the trading symbol “LCG.” However, there can be no assurance that an active trading market for our common stock will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

The market price of our common stock may be highly volatile.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations after this offering and may fall below the offering price. Some of the factors that could negatively affect the market price of our common stock include:

•	our actual or projected operating results, financial condition, cash flows and liquidity, or changes in business strategy or prospects;

•	actual or perceived conflicts of interest with our Manager or the Ladder Capital Group and individuals, including our executive officers;

•	equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

•	actual or anticipated accounting problems;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions to or departures of our Manager’s or the Ladder Capital Group’s key personnel;

•	speculation in the press or investment community;

•	our failure to meet, or the lowering of, our earnings’ estimates or those of any securities analysts;

•

increases in market interest rates, which may lead investors to demand a higher distribution yield for our common stock, if we have begun to make distributions to our stockholders, and would result in increased interest expenses on our debt;

•	changes in the credit markets;

•	failure to maintain our REIT qualification or exemption from the 1940 Act;

•	actions by our stockholders;

•	price and volume fluctuations in the stock market generally; and

•	general market and economic conditions, including the current state of the credit and capital markets.

Market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease as market rates on interest-bearing securities increase.

Common stock eligible for future sale may have adverse effects on our share price.

We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale (or lock up agreements) by certain of our stockholders lapse, particularly in relation to securities purchased in the concurrent private placement. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

After the completion of this offering and the concurrent private placement, we may issue additional restricted common stock and other equity based awards under our 2009 equity incentive plan. We may also issue from time to time additional shares of common stock and securities convertible into, or exchangeable or exercisable for, common stock in subsequent public offerings or private placements to acquire new assets or for other purposes. We are not required to offer any such shares or securities to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share or security issuances, which may dilute the existing stockholders’ interests in us.

In addition to dilution from issuances of common stock described above, our Manager may elect, subject to the approval of our board of directors, to receive all of its incentive fee from time to time in the form of our common stock, which would further dilute existing stockholders’ interests in us.

We have not established a minimum distribution payment level and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

We are generally required to distribute to our stockholders at least 90% of our taxable income each year for us to qualify as a REIT under the Internal Revenue Code, which requirement we currently intend to satisfy through quarterly distributions of all or substantially all of our REIT taxable income in such year, subject to certain adjustments. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. If we make distributions from uninvested offering proceeds, which would generally be considered to be a return of capital for tax purposes, our future earnings and cash available for distribution may be reduced from what they otherwise would have been. Our board of directors will make determinations regarding distributions based upon various factors, including our earnings, our financial condition, our liquidity, our debt and preferred stock covenants, maintenance of our REIT qualification, applicable provisions of the Maryland General Corporation Law, or MGCL, and other factors as our board of directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to pay distributions to our stockholders:

•	the profitability of how we deploy the net proceeds of this offering and the concurrent private placement;

•	our ability to make profitable investments;

•	margin calls or other expenses that reduce our cash flow;

•	defaults in our asset portfolio or decreases in the value of our portfolio; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

A change in any of these factors could affect our ability to make distributions. As a result, no assurance can be given that we will be able to make distributions to our stockholders at any time in the future or that the level of any distributions we do make to our stockholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect us.

In addition, distributions that we make to our stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our shares of common stock.

Until our portfolio of assets generates sufficient income and cash flow, we may be required to sell assets, borrow funds or use a portion of the net proceeds of this offering and the concurrent private placement to make quarterly distributions to our stockholders.

We may pay distributions from offering proceeds, borrowings or the sale of assets to the extent that distributions exceed earnings or cash flows from our operations. Such distributions would reduce the amount of cash we have available for investing and other purposes and could be dilutive to our financial results. To the extent that we are required to sell assets in adverse market conditions or borrow funds at unfavorable rates, our results of operations could be materially and adversely affected. In addition, funding our distributions from our net proceeds may constitute a return of capital to our investors, which would have the effect of reducing each stockholder’s basis in its shares of common stock.

Future offerings of debt or equity securities, which would rank senior to our common stock, may adversely affect the market price of our common stock.

If we decide to issue debt or equity securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Higher market interest rates may lower the market value of our shares.

One of the factors that investors may consider in deciding whether to buy or sell our shares is our distribution rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market value of our shares. For instance, if interest rates rise, it is likely that the market price of our shares will decrease as market rates on interest-bearing securities, such as bonds, increase.

Risks related to our organization and structure

Certain provisions of Maryland law could inhibit changes in control of us, which could lower the value of our shares.

Certain provisions of the MGCL may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. Among other things, we are subject to the “business combination,” “control share acquisition” and “unsolicited takeover” provisions of the MGCL. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then current market price. Pursuant to the statute, our board of directors has by resolution exempted business combinations (1) between us and the Ladder Capital Group and (2) between us and any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that these exemptions or provisions will not be amended or eliminated at any time in the future. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Certain provisions of the Maryland General Corporation Law and our charter and bylaws—Business combinations,” “—Control share acquisitions” and “—Subtitle 8.”

Our authorized but unissued shares of common and preferred stock may prevent a change in our control, which could lower the market value of our shares.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our charter limits the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under Maryland law, our present and former directors and officers will not have any liability to us and our stockholders for money damages other than liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our charter authorizes us to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present and former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to pay or reimburse the defense costs incurred by our present and former directors and officers without requiring a preliminary determination of their ultimate entitlement to indemnification.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter provides that, subject to the rights of any series of preferred stock, a director may be removed only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year after 2009, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year, and at least 100 persons must beneficially own our stock during at least 335 days of a taxable year of 12 months, or during a proportionate portion of a shorter taxable year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To preserve our REIT qualification, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. We expect our board of directors, upon receipt of certain representations and covenants regarding the nature and diversity of the Ladder Investor’s owners to ensure that the Ladder Investor’s ownership of shares of our common stock will not result in any individual owning in excess 9.8% of our common or capital shares, to waive this ownership limitation in order to allow Ladder Investor and its affiliates, including our Manager, to own up to             % by value or number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock.

Risks related to our taxation as a REIT and 1940 Act exemption

Our Manager is a newly-formed entity and has no experience managing a REIT and limited experience managing a portfolio of assets in the manner necessary to maintain our exemption under the 1940 Act, which may hinder its ability to achieve our business objectives or result in the loss of our qualification as a REIT.

The REIT rules and regulations under the Internal Revenue Code are highly technical and complex, and the failure to comply with these rules and regulations in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. Our Manager is a newly-formed entity with no experience managing a portfolio of assets under these complex rules and regulations. Our Manager’s officers and employees have limited experience operating a REIT and operating a business in compliance with the numerous technical restrictions and limitations set forth in the Internal Revenue Code applicable to REITs. In addition, our Manager will be required to develop and implement substantial control systems and procedures in order for us to qualify and maintain our qualification as a public REIT. As a result, we cannot assure you that we will be able to successfully operate as a REIT or comply with rules and regulations applicable to REITs, which would substantially reduce our earnings and may reduce the market value of our common stock.

In addition, in order to maintain our exemption from registration under the 1940 Act, the assets in our portfolio will be subject to certain restrictions, which will limit our operations meaningfully. Our Manager and its affiliates, including the Ladder Capital Group, have limited experience managing a portfolio in the manner necessary to maintain our exemption from registration under the 1940 Act, and no experience managing a public company under the constraints imposed by the 1940 Act. Furthermore, as a public company we will be subject to periodic and current reporting requirements under applicable regulations of the Securities and Exchange Commission, or the SEC. Failure to comply properly with SEC regulations and requirements could hinder our ability to operate as a public company.

Maintenance of our exemption from registration under the 1940 Act imposes significant limits on our operations.

We intend to conduct our operations so as not to become regulated as an investment company under the 1940 Act. If we or our subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either to (a) change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (c) register as an investment company, any of which could negatively affect the value of our common stock, the sustainability of our business model, and our ability to make distributions which could have an adverse effect on our business and the market price for our shares of common stock.

There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the Division of Investment Management of the SEC’s guidance regarding these exemptions, will not change in a manner that adversely affects our operations. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Qualification for exemption from registration under the 1940 Act will limit our ability to engage in activities that could otherwise be beneficial to our business and results of operations. See “Business—Operating and regulatory structure—1940 Act exemption” for a detailed discussion of such qualifications.

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2009. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT. The U.S. federal income tax laws governing REITs are complex, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding shares, and the amount of our distributions. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. These considerations also might restrict the types of assets that we can acquire in the future.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money or sell assets in order to pay our taxes. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our net taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

Complying with REIT requirements may cause us to forego and/or liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that, at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified REIT real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than

25% of the value of our total securities can be represented by securities of one or more TRSs, such as Ladder Capital Realty (TRS) Inc. See “U.S. federal income tax considerations—Asset tests” If we fail to comply with these asset requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio, or contribute to a TRS, such as Ladder Capital Realty (TRS) Inc, otherwise attractive investments, and we may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

REIT distribution requirements could adversely affect our ability to execute our business plan and may require us to incur debt or sell assets to make such distributions.

In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we are subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our net income to our stockholders in a manner that will satisfy the REIT 90% distribution requirement and to avoid the 4% nondeductible excise tax.

Our taxable income may substantially exceed our net income as determined by GAAP or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may be required to accrue interest and discount income on mortgage loans, CMBS, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. We may also acquire distressed debt instruments that are subsequently modified by agreement with the borrower either directly or pursuant to our involvement in the Legacy Loans Program or other similar programs recently announced by the federal government. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower, with gain recognized by us to the extent that the principal amount of the modified debt exceeds our cost of purchasing it prior to modification. We may be required under the terms of the indebtedness that we incur, whether to private lenders or pursuant to government programs, to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.

As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, (iv) make a taxable distribution of our shares as part of a distribution in which stockholders may elect to receive shares or (subject to a limit measured as a percentage of the total distribution) cash or (v) use cash reserves, in order to comply with the REIT distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax. Thus, compliance with the REIT distribution requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes. See “U.S. federal income tax considerations—Taxation of REITs in general.” In addition, any TRSs we own, such as Ladder Capital Realty (TRS) Inc, will be subject to U.S. federal, state and local corporate taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may hold some of our assets through taxable subsidiary corporations, including TRSs. Any taxes paid by such subsidiary corporations would decrease the cash available for distribution to our stockholders.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that we acquire, and the inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

When purchasing securities, we may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, and also to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. In addition, when purchasing the equity tranche of a securitization, we may rely on opinions or advice of counsel regarding the qualification of the securitization for exemption from U.S. corporate income tax and the qualification of interests in such securitization as debt for U.S. federal income tax purposes. The inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

Certain financing activities may subject us to U.S. federal income tax and increase the tax liability of our stockholders, and may limit the manner in which we effect securitizations.

We may enter into transactions that could result in us or a portion of our assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes. Specifically, we may securitize mortgage loans or CMBS in which we may invest and such securitizations, to the extent structured as other than a real estate mortgage investment conduit, or REMIC, would likely result in us owning interests in a taxable mortgage pool. We will likely enter into such transactions through a qualified REIT subsidiary. We will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered equity for U.S. federal income tax purposes in order to ensure that such entity remains a qualified REIT subsidiary. We will be taxed at the highest U.S. federal corporate income tax rate on any “excess inclusion income” arising from a taxable mortgage pool that is allocable to the percentage of our shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income. To the extent that common stock owned by “disqualified organizations” is held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the U.S. federal corporate income tax on the portion of our excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the disqualified organizations. We expect that disqualified organizations will own our stock. Because this tax generally would be imposed on us, all of our investors, including investors that are not disqualified organizations, generally will bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. A regulated investment company, or RIC, or other pass-through entity owning our common stock in record name will be subject to tax at the highest U.S. federal corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

In addition, if we realize excess inclusion income and allocate it to our stockholders, this income cannot be offset by net operating losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, excess inclusion income would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a RIC, common trust fund or other pass-through entity, our allocable share of our excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that it is likely that a portion of our income may be considered excess inclusion income in the future. Finally, if we were to fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated U.S. federal corporate income tax return.

The failure of mortgage loans or CMBS subject to a repurchase agreement or a mezzanine loan to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

We intend to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

In addition, we may acquire mezzanine loans, which are loans secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may acquire mezzanine loans that may not meet all of the requirements for reliance on this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests, and if such a challenge were sustained, we could fail to qualify as a REIT.

We may choose to make distributions in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

We may distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Under IRS Revenue Procedure 2009-15, up to 90% of any such taxable dividend for 2009 could be payable in our stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current or accumulated earnings and profits for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock, by withholding or disposing of part of the shares in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, such sale may put downward pressure on the trading price of our common stock.

Further, while Revenue Procedure 2009-15 applies only to taxable dividends payable by us in cash or stock in 2009, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various tax aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Similarly, some of the CMBS that we acquire may have been issued with OID (as defined below under “U.S. federal income tax considerations—Annual distribution requirements”). We will be required to report such OID based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such CMBS will be made. If such CMBS turns out not to be fully collectible, an offsetting loss deduction will become available only in the later year that uncollectability is provable.

Finally, in the event that any debt instruments or CMBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at its stated rate regardless of whether corresponding cash payments are received or are ultimately collectable. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

Although our use of TRSs may be able to partially mitigate the impact of meeting the requirements necessary to maintain our qualification as a REIT, our ownership of and relationship with our TRSs is limited and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

TRSs, such as Ladder Capital Realty (TRS) Inc, that we form will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed to us, unless necessary to maintain our REIT qualification. While we will be monitoring the aggregate value of the securities of our TRSs and intend to conduct our affairs so that such securities will represent less than 25% of the value of our total assets, there can be no assurance that we will be able to comply with the TRS limitation in all market conditions.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our shares.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 35% maximum U.S. federal income tax rate on ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our shares.

Liquidation of our assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our assets to repay obligations to our lenders, we may be unable to comply with these requirements, thereby jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate risk will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges interest rate risk on liabilities used to carry or acquire real estate assets, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute non-qualifying income for purposes of both the REIT 75% and 95% gross income tests. See “U.S. federal income tax considerations—Gross income tests—Hedging transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held as inventory or primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans in a manner that was treated as a sale of the loans as inventory for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans, other than through a TRS, and we may be required to limit the structures we use for our securitization transactions, even though such sales or structures might otherwise be beneficial for us.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of shares of our common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Your investment has various tax risks.

Although the provisions of the Internal Revenue Code generally relevant to an investment in shares of our common stock are described in “U.S. federal income tax considerations,” we urge you to consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in shares of our common stock.

Rapid changes in the values of our other real estate-related investments may make it more difficult for us to maintain our qualification as a REIT or exemption from the 1940 Act.

If the market value or income potential of real estate-related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exemption from the 1940 Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent the REIT and 1940 Act considerations.

Forward-looking statements

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “contemplate,” “aim,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	changes in economic conditions generally, changes in our industry and changes in the commercial finance and the real estate markets specifically;

•	use of proceeds of this offering and the concurrent private placement;

•	our business and investment strategy;

•	our projected operating results;

•

actions and initiatives of the U.S. Government, including the establishment of the TALF and the PPIP, and changes to U.S. Government policies and execution and impact of these actions, initiatives and policies;

•	our ability to obtain and maintain financing arrangements, including securitizations;

•	financing and advance rates for our target assets;

•	our expected leverage;

•	our expected target assets and general volatility of the markets for our target assets;

•	interest rate mismatches between our target assets and our borrowings used to fund such investments;

•	changes in interest rates and the market value of our target assets;

•	changes in prepayment rates on our target assets;

•	effects of hedging instruments on our target assets;

•	rates of default or decreased recovery rates on our target assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the 1940 Act;

•	availability of investment opportunities in mortgage-related and real estate-related instruments and other securities;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	the degree and nature of our competition;

•	our dependence on our Manager and inability to find a suitable replacement in a timely manner, or at all, if we or our Manager were to terminate the management agreement;

•	changes in the relationships among, or the business or investment objectives and strategies of, and conflicts of interest among, our company, the Ladder Capital Group and/or our Manager;

•	market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy;

•	prepayments of the mortgage and other loans underlying our mortgage-backed or other asset backed securities; and

•	changes in governmental regulations, tax law and rates and similar matters.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of proceeds

We are offering              shares of our common stock at the anticipated public offering price of $             per share. We estimate that our net proceeds from the initial public offering of shares of our common stock will be approximately $             million, after deducting the underwriting discounts and commissions and the estimated offering and organizational expenses of approximately $             million (or, if the underwriters exercise their overallotment option in full, approximately $             million, after deducting the underwriting discounts and commissions and the estimated offering and organizational expenses of approximately $             million).

Concurrently with the completion of this offering, the Ladder Investor will acquire $             million of our common stock (             shares) in a private placement, at a price per share equal to the initial public offering price, with consideration consisting of cash and contributed assets, for an aggregate investment equal to 20% of the gross proceeds raised in this offering (without giving effect to any exercise by the underwriters of their overallotment option) and the concurrent private placement.

We intend to deploy the net proceeds of this offering and the concurrent private placement predominantly in our target assets. Based upon existing market conditions, we currently expect our portfolio of assets at the end of our first year of operations to be comprised of between 70% to 90% of first mortgage loans with substantially all of such first mortgage loans being originated by us, 0% to 15% of senior CMBS, 5% to 15% of cash and other target assets, and 0% to 15% of non-core assets. There can be no assurance that our portfolio of assets will be allocated in such a manner or that our portfolio of assets will not change over time. The allocation of capital among our assets will depend on prevailing market conditions and may change over time in response to interest rates, general economic and credit conditions as well as other market conditions.

For the first two to three quarters following the completion of this offering and the concurrent private placement, we intend to deploy a significant portion of the net proceeds from these offerings (resulting in a greater percentage of our overall portfolio of target assets than we expect to have within approximately 12 months following the completion of this offering and the concurrent private placement) to acquire senior CMBS to opportunistically take advantage of the TALF and provide current revenue as we build our pipeline of loan originations. We expect the CMBS we acquire during this initial period to be the most senior priority by subordination with respect to vintages from 2008 and earlier and investment grade with respect to more recent vintages. We expect that over time most of our investment activity will consist of first mortgage loans that we originate. Until other appropriate uses can be identified, our Manager may invest the proceeds of this and any future offerings in interest-bearing, short-term investments, including money market accounts and senior CMBS with short duration, that are consistent with our intention to qualify as a REIT.

Distribution policy

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2009. U.S. federal income tax law requires that a REIT distribute with respect to each year at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. If our cash available for distribution is less than 90% of our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distributions in the form of a taxable stock dividend or dividend of debt securities. Although not currently anticipated, in the event that our board of directors determines to make distributions in excess of the income or cash flow generated from our portfolio of assets, we may make such distributions from the proceeds of this or future offerings of equity or debt securities or other forms of debt financing or the sale of assets. In addition, we could be required to utilize the net proceeds of this offering and the concurrent private placement to fund our quarterly distributions, which would reduce the amount of cash we have available for investing and other purposes. We will generally not be required to make distributions with respect to activities conducted through any TRS. For more information, see “U.S. federal income tax considerations—Taxation of REITs in general.”

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our taxable income, which would be reduced by, among other things, the amount of the base management fee, incentive fees and expenses reimbursable to our Manager, to holders of our common stock out of assets legally available therefor. The timing, form (including cash and shares of our common stock at the election of each of our stockholders) and amount of any distributions to holders of our common stock, including our initial distribution, will be at the discretion of our board of directors and will depend upon various factors, including our actual and projected results of operations, financial condition, liquidity and business, our debt and preferred stock covenants, funding or margin requirements under securitizations, secured and unsecured borrowing agreements, maintenance of our REIT qualification, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. Our results of operations, financial condition, cash flows and liquidity will, in turn, be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. Depending on market conditions and our results of operations, financial condition and liquidity, our board of directors may determine to make a percentage of our distributions in shares of common stock in order to retain additional liquidity to further enhance our ability to take advantage of opportunities and protect against market uncertainties. For more information regarding risk factors that could materially adversely affect our results of operations, financial condition, cash flows, liquidity, business and prospects, see “Risk factors.”

If we pay a taxable stock distribution, our stockholders would be sent a form that would allow each stockholder to elect to receive its proportionate share of such distribution in all cash or in all stock, and the distribution will be made in accordance with such elections, provided that if the stockholders’ elections, in the aggregate, would result in the payment of cash in excess of the maximum amount of cash to be distributed, then cash payments to stockholders who elected to receive cash will be prorated, and the excess of each such stockholder’s entitlement in the distribution, less such prorated cash payment, would be paid to such stockholder in shares of our common stock.

We anticipate that distributions we make to our stockholders will generally be taxable as ordinary income to our stockholders, although a portion of our distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital or excess inclusion income. We will furnish annually to each of our stockholders a statement setting forth the distributions made during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see “U.S. federal income tax considerations—Taxation of taxable U.S. stockholders.”

Capitalization

The following table sets forth:

(1) our actual capitalization at July 13, 2009; and

(2) our capitalization on an as adjusted basis to reflect the effect of (i) the sale of              shares of our common stock in this offering at the initial public offering price of $             per share after deducting underwriting discounts and commissions and estimated offering and organizational expenses payable by us and (ii) the concurrent private placement of              shares of our common stock to the Ladder Investor at a price per share equal to the initial public offering price with consideration consisting of cash and contributed assets.

July 13, 2009

(dollars in thousands)	Actual	As Adjusted(1)(2)
		(unaudited)

Equity

Stockholder’s equity:
Common stock, par value $0.01 per share; 1,000 shares authorized, issued and outstanding, actual and 450,000,000 shares authorized and shares issued and outstanding, as adjusted(3)	$ 10	$
Preferred stock, par value $0.01 per share; no shares authorized and no shares issued and outstanding, actual and 50,000,000 shares authorized and no shares issued and outstanding, as adjusted	—	—
Additional paid-in-capital	990

Total stockholder’s equity	$1,000	$

Total equity	$1,000	$

(1)	Assumes shares of common stock will be sold in this offering, shares of common stock will be sold in the concurrent private placement at the initial public offering price for aggregate net proceeds of approximately $ million, consisting of $ million of cash and initial assets having a deemed value of $65.2 million, and restricted shares of common stock will be issued to our Manager under our 2009 equity incentive plan upon completion of this offering and the concurrent private placement.

(2)	Does not include the underwriters’ overallotment option to purchase up to additional shares of our common stock.

(3)	Does not include shares of our common stock reserved for issuance under our 2009 equity incentive plan.

Management’s discussion and analysis of financial

condition and results of operations

Overview

We are a newly organized commercial real estate finance corporation that has been formed to primarily originate, acquire and manage a diversified portfolio of commercial real estate first mortgage loans secured by income-producing properties. To a lesser extent, we expect to invest in senior CMBS and originate and acquire other commercial real estate-related debt instruments. We expect that over time most of our investment activity will consist of first mortgage loans that we originate. However, we may initially allocate a significant portion of our net proceeds to senior CMBS designed to opportunistically take advantage of the TALF.

Our objective is to protect and preserve capital in a manner that provides for attractive risk-adjusted returns to our investors over the long term through dividends and capital appreciation. We intend to achieve this objective by selectively originating, acquiring and managing a diversified portfolio of our target assets designed to generate attractive risk-adjusted returns across a variety of market conditions and economic cycles. We believe that the current lack of liquidity in the commercial real estate, financial and credit markets presents significant opportunities for us to selectively originate high quality first mortgage loans to strong sponsors on attractive terms and that these conditions should persist for a number of years. We intend to build our business on a foundation of market knowledge combined with a disciplined credit and due diligence culture that is designed to protect and preserve capital. Our management team has implemented a similar business model to ours in the past. We believe that the flexibility of our investment strategy, combined with our expertise in our target assets and our long-term, primary focus on newly originated first mortgage loans, should enable us to achieve our objective.

We will be externally managed and advised by our Manager, which is an affiliate and the indirect subsidiary of Holdings. Holdings is a specialty finance company that provides a comprehensive set of financing solutions to the commercial real estate industry. Since its inception, our senior management team has been executing an investment strategy for Holdings substantially similar to ours and has been developing a pipeline of transactions that we expect to directly benefit from following the completion of this offering and the concurrent private placement.

We will commence operations upon completion of this offering and the concurrent private placement to the Ladder Investor. We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2009. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the 1940 Act.

Factors which may influence results of operations

We expect that the results of our operations will be affected by a number of factors and will primarily depend on, among other things, the ability of the borrowers of our capital to service their debt as it is due and payable, our ability to actively and effectively service any sub-performing and non-performing loans we may have from time to time in our portfolio, the level of our net interest income, the market value of our assets and the supply of, and demand for, commercial mortgage loans, commercial real estate debt, CMBS and other target assets we may acquire. Our net interest income, which reflects the amortization of purchase premiums and the accretion of purchase discounts, varies primarily as a result of changes in market interest rates, prepayment rates and prepayment speeds, as measured by the Constant Prepayment Rate, or

CPR, on our target assets and the ability of our borrowers to make scheduled interest payments. Interest rates and prepayment rates vary according to the type of investment, conditions in the financial markets, creditworthiness of our borrowers, competition and other factors, none of which can be predicted with any certainty. Our operating results may also be impacted by credit losses in excess of initial anticipations or unanticipated credit events experienced by borrowers whose mortgage loans are held directly by us or are included in our CMBS.

Market Conditions. Since March 2007, the market for commercial real estate whole loans and CMBS has been severely negatively impacted by adverse financial market conditions, resulting in the general deleveraging (decrease in aggregate borrowings) of the global economy and attendant economic recession. As a result of these conditions, several major financial institutions involved in the real estate debt markets have failed or been impaired, resulting in a significant contraction in available liquidity. We expect that pressure on financial institutions will continue to mount as delinquencies, loan loss reserves and charge-offs increase. Many financial institutions will need to sell assets and raise capital as they seek to improve their balance sheets and attain the approval of regulators. We expect that the number of failed institutions and troubled assets will eventually surpass levels seen in the early 1990s.

The confluence of these various forces has combined to force an industry-wide restructuring that is just beginning to emerge. We believe that one of the outcomes of this restructuring will be a reduced number of lenders healthy enough to underwrite new financing opportunities. Further, those healthy institutions will be operating under new capitalization standards which we expect will dramatically reduce the amount of leverage available to commercial real estate market participants. For example, we expect that financial institutions will need to significantly deleverage. We believe that the industry restructuring will result in fewer competitors with lower capital capacity.

This illiquidity has negatively affected both the terms and availability of financing for commercial real estate whole loans and CMBS. In general, different types of financing have been affected to varying degrees, with some sources generally being unavailable, and others being available but at a high cost with more onerous provisions. As a result, we believe that the current economic downturn and corresponding credit crisis have produced an attractive environment to selectively originate real estate-related debt instruments with attractive risk-adjusted return profiles.

We believe that market conditions will cause us to adjust our investment and financing strategies over time as new opportunities emerge and risk profiles of our business change. Except as set forth above, we are not aware of any material trends or uncertainties, other than national economic conditions affecting mortgage loans, mortgage-backed securities and real estate, generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition of real estate-related assets, other than those referred to in this prospectus.

Credit Risk. One of our strategic focuses is acquiring assets which we believe to be of high credit quality. We believe this strategy will generally keep our credit losses and financing costs low. We expect to be subject to varying degrees of credit risk in connection with our target assets. Our Manager will seek to mitigate this risk by seeking to acquire high quality assets, with appropriate targeted returns given anticipated and unanticipated losses and by deploying a comprehensive review and asset selection process and by careful ongoing monitoring of acquired assets. Nevertheless, unanticipated credit losses could occur which could adversely impact our operating results.

Changes in Fair Value of Our Assets. It is our business strategy to hold our target assets as long-term investments. As such, we expect that our CMBS will be carried at their fair value, as available-for-sale securities in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt or Equity Securities,” or SFAS No. 115, with temporary changes in fair value recorded through accumulated other comprehensive income/(loss), a component of stockholders’ equity, rather than through earnings. As a result, we do not expect that temporary changes in the fair value of the assets will normally impact our operating results. However, at least on a quarterly basis, we will assess both our ability and intent to continue to hold such assets as long-term investments. As part of this process, we will monitor our target assets for other-than-temporary impairment. A change in our ability and/or intent to continue to hold any of our investment securities as well as a determination that impairment is more than temporary, could result in our recognizing an impairment charge or realizing losses upon the sale of such securities.

Changes in Market Interest Rates. With respect to our proposed business operations, increases in interest rates, in general, may over time cause:

(i)	the interest expense associated with our borrowings to increase;

(ii)	the value of our mortgage loans, CMBS and other securities and loans to decline;

(iii)	coupons on our adjustable-rate mortgage loans, CMBS and other securities and loans to reset, although on a delayed basis, to higher interest rates;

(iv)	to the extent applicable under the terms of our investments, prepayments on our mortgage loans, CMBS and other securities and loans to slow, thereby slowing the amortization of our purchase premiums and the accretion of our purchase discounts; and

(v)	to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to increase if we are paying a fixed rate of interest (otherwise the value will decrease).

Conversely, decreases in interest rates, in general, may over time cause:

(i)	to the extent applicable under the terms of our investments, prepayments on our mortgage loans, CMBS and other securities and loans to increase, thereby accelerating the amortization of our purchase premiums and the accretion of our purchase discounts;

(ii)	the interest expense associated with our borrowings to decrease;

(iii)	the value of our mortgage loan, CMBS and other securities and loans to increase;

(iv)	to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to decrease if we are paying a fixed rate of interest (otherwise the value will increase); and

(v)	coupons on our adjustable-rate mortgage loans, CMBS and other securities and loans to reset, although on a delayed basis, to lower interest rates.

Size of Portfolio. The size of our portfolio is, as measured by the aggregate principal balance of our commercial mortgage loans, other commercial real estate-related debt instruments and other assets we own, also a key revenue driver. Generally, as the size of our portfolio grows, the amount of interest income we receive increases. A larger portfolio, however, may result in increased expenses as we may incur additional interest expense to finance the origination or purchase of our assets.

Recent regulatory developments

To combat the trends discussed above under “—Factors which may influence results of operations—Market conditions” and to protect the financial system and the broader economy from further erosion, the U.S. Government has enacted several policies designed to enhance liquidity in the financial system. Set forth below is a summary of U.S. Government programs that may have an impact on our business and our assessment of their anticipated impact.

The Term Asset-Backed Securities Loan Facility

In response to the severe dislocation in the credit markets, the U.S. Treasury and the Federal Reserve jointly announced the establishment of the TALF on November 25, 2008. The TALF is designed to increase credit availability and support economic activity by facilitating renewed securitization activities. Under the initial version of the TALF the FRBNY makes non-recourse loans to borrowers to fund their purchase of ABS collateralized by certain assets such as student loans, auto loans and leases, floor plan loans, credit card receivables, receivables related to residential mortgage services advances, equipment loans and leases and loans guaranteed by the Small Business Administration, or the SBA. Under the TALF, the FRBNY announced its intention to lend up to $200 billion to certain holders of TALF-eligible ABS. Any U.S. company that owns TALF eligible ABS may borrow from the FRBNY under the TALF, provided that the company maintains an account relationship with a TALF agent, which is a primary dealer or another dealer designated by the FRBNY for this role in supporting the TALF, and enters into a TALF-specific customer agreement with such TALF agent. Subscriptions for TALF loans collateralized by ABS will be available until March 31, 2010, but the Federal Reserve and U.S. Treasury may extend this end date.

On March 23, 2009, the U.S. Treasury announced preliminary plans to expand the TALF to include, among other securities, newly issued CMBS that are rated AAA. On May 1, 2009, the Federal Reserve published the terms for the expansion of TALF to new issue CMBS and announced that, beginning on June 16, 2009, up to $100 billion of TALF loans will be available to finance purchases of eligible CMBS. Subscriptions for TALF loans collateralized by newly issued CMBS will be available until June 30, 2010, but the Federal Reserve and U.S. Treasury may extend this end date. The Federal Reserve stated that, to be eligible for TALF funding, the following conditions must be satisfied with respect to the new issue CMBS:

•	The CMBS must be collateralized by first-priority mortgage loans or participations therein that are current in payment at the time of securitization;

•	The underlying mortgage loans must be fixed rate loans that do not provide for interest-only payments during any part of their term;

•	The underlying mortgage loans must be secured by one or more income-generating commercial properties located in the United States or one of its territories;

•

95% or more of the dollar amount of the credit exposures underlying the CMBS must be exposures that are originated by U.S.-organized entities or institutions or U.S. branches or agencies of foreign banks;

•	As of the TALF loan subscription date, at least 95% of the properties, by related loan principal balance, must be located in the United States or one of its territories;

•	The CMBS must be issued on or after January 1, 2009 and the underlying mortgage loans must have been originated on or after July 1, 2008;

•	The underwriting must be prepared generally on the basis of then-current in-place, stabilized and recurring NOI and then-current property appraisals;

•

The CMBS collateralizing the TALF borrowing must have a credit rating in the highest long-term investment-grade rating category, without the benefit of third party credit support, from at least two CMBS eligible national rating agencies and must not have a credit rating below the highest investment grade rating category from any CMBS eligible national rating agency or have been placed on review or watch for downgrade by any CMBS eligible national rating agency;

•	The CMBS must entitle its holders to payments of principal and interest (that is, must not be an interest-only or principal-only security);

•	The CMBS must bear interest at a pass-through rate that is fixed or based on the weighted average of the underlying fixed mortgage rates;

•	The CMBS collateralizing the TALF borrowing must not be junior to other securities with claims on the same pool of loans; and

•

Control over the servicing of the underlying mortgage loans must not be held by investors in a subordinate class of the CMBS once the principal balance of that class is reduced to less than 25% of its initial principal balance as a result of both actual realized losses and “appraisal reduction amounts.”

On May 19, 2009, the Federal Reserve announced that certain high quality legacy CMBS, including CMBS issued before January 1, 2009, would become eligible collateral under the TALF starting on July 16, 2009. Subscriptions for TALF loans collateralized by legacy CMBS will be available until March 31, 2010, but the Federal Reserve and U.S. Treasury may extend this end date. The Federal Reserve stated that, to be eligible for TALF funding, the following conditions must be satisfied with respect to legacy CMBS:

•	The CMBS must be senior in payment priority to all other interests in the underlying pool of commercial mortgages;

•	The security for each mortgage loan must include a mortgage or similar instrument on a fee or leasehold interest in one or more income-generating commercial properties;

•	The CMBS must entitle its holders to payments of principal and interest (that is, must not be an interest-only or principal-only security);

•

As of the TALF loan subscription date, at least 95% of the properties securing the underlying mortgage loans, by related loan principal balance, must be located in the United States or one of its territories;

•

The CMBS collateralizing the TALF borrowing must have a credit rating in the highest long-term investment-grade rating category, without the benefit of third party credit support, from at least two CMBS eligible national rating agencies and must not have a credit rating below the highest investment grade rating category from any CMBS eligible national rating agency or have been placed on review or watch for downgrade by any CMBS eligible national rating agency;

•	The CMBS must bear interest at a pass-through rate that is fixed or based on the weighted average of the underlying fixed mortgage rates;

•	The CMBS must not be issued by an agency or instrumentality of the United States or a government-sponsored enterprise (as discussed further below); and

•

Each CMBS must evidence an interest in a trust fund consisting of fully-funded mortgage loans and not other CMBS, other securities or interest rate swap or cap instruments or other hedging instruments. A participation or other ownership interest in such a loan will be considered a mortgage loan and not a CMBS or other security if, following a loan default, the ownership interest is senior to or pari passu with all other interests in the same loan in right of payment of principal and interest.

The initial subscription date was June 16, 2009 for newly issued CMBS and July 16, 2009 for legacy CMBS. The subscription and settlement cycle for newly issued and legacy CMBS will occur in the latter part of each month. However, on August 17, 2009 the Federal Reserve and U.S. Treasury announced that they are holding in abeyance any further expansion of the types of collateral eligible for the TALF. While they may reconsider this decision if market conditions warrant, the Federal Reserve will not lend against residential mortgage-back securities, or RMBS, under the TALF.

The Federal Reserve also described the following terms for new issue and legacy CMBS collateralized TALF loans:

•	Each TALF loan secured by CMBS will have a three-year maturity or five-year maturity, at the election of the borrower;

•

A three-year TALF loan will bear interest at a fixed rate per annum equal to 100 basis points over the three-year LIBOR swap rate. A five-year TALF loan is expected to bear interest at a fixed rate per annum equal to 100 basis points over the five-year LIBOR swap rate;

•

The amount of the TALF loan for each legacy CMBS will be the lesser of the dollar purchase price on the trade date or the market prices as of the loan subscription date less, in either case, the base dollar haircut (from par). The market price of any legacy CMBS must not exceed 100%;

•

The base dollar for each CMBS with an average life of five years or less will be 15%. For CMBS with average lives beyond five years, base dollar will increase by one percentage point for each additional year of average life beyond five years. No newly issued CMBS may have an average life beyond ten years;

•

Any remittance of principal on the CMBS must be used immediately to reduce the principal amount of the TALF loan in proportion to the TALF advance rate. In addition, for five-year TALF loans, the excess of CMBS interest distributions over the TALF loan interest payable will be remitted to the borrower only until such excess equals 25% per annum of the haircut amount in the first three loan years, 10% in the fourth loan year, and 5% in the fifth loan year, and the remainder of such excess will be applied to TALF loan principal. For a three-year TALF loan relating to Legacy CMBS, such excess will be remitted to the borrower in each loan year until it equals 30% per annum of the haircut amount, with the remainder applied to loan principal;

•	The loans will be non-recourse to the borrower, unless the borrower breaches its representations, warranties or covenants;

•	The loans will be exempt from margin calls related to a decrease in the underlying collateral value;

•	The loans are pre-payable in whole or in part at the option of the borrower, and generally prohibit collateral substitutions;

•	A TALF borrower must agree not to exercise or refrain from exercising any voting, consent or waiver rights under a CMBS without the consent of the FRBNY;

•

The FRBNY will retain the right to reject any CMBS as TALF loan collateral based on its risk assessment, and will pay particular attention to CMBS mortgage pools with large historical losses, concentrations of loans that are delinquent, in special servicing or on servicer watch lists or concentrations of subordinated-priority mortgage loans, and CMBS mortgage pools that are not diversified with respect to loan size, geography, property type, borrower sponsorship and other characteristics; and

•	The FRBNY may limit the volume of TALF loans secured by legacy CMBS, and is considering whether to allocate such volume via an auction or other procedure.

Any U.S. company is eligible to borrow under the TALF, provided that it maintains an account relationship with a TALF agent. A U.S. company, as defined for the purposes of the TALF, excludes certain entities that are controlled by a non-U.S. government or are managed by an investment manager controlled by a non-U.S. government. For these purposes, a non-U.S. government controls a company if, among other things, such non-U.S. government owns, controls, or holds with power to vote 25% or more of a class of voting securities or total equity of, the company.

We are currently evaluating the TALF to determine whether and how it would be most appropriate and beneficial to us and our stockholders. The application of the eligibility rules under the TALF is not yet clear and, as a result, the degree to which we may participate in the program is unclear.

We believe that the expansion of the TALF to include highly rated new issuance CMBS and legacy CMBS may provide us with attractively priced non-recourse term borrowings that we could use to purchase CMBS that are eligible for funding under this program. We also believe that it will allow us to issue CMBS to purchasers who may utilize the TALF to purchase the AAA-tranches from us. However, many legacy CMBS have had their ratings downgraded by at least one rating agency (or have been put on notice as being likely to be downgraded in the near future) as property values have declined during the current recession because a large amount of legacy CMBS are backed by whole loans that were originated during a period of time when property values were relatively high and economic fundamentals were relatively strong. These downgradings significantly reduce the quantity of legacy CMBS that are TALF eligible. Accordingly, unless the criteria for legacy CMBS eligibility change, we expect most of our TALF eligible CMBS investments will be in newly issued CMBS. There can be no assurance we will be able to utilize the TALF to finance the acquisition of legacy CMBS or that the financing terms will be attractive.

The Public-Private Investment Program

On March 23, 2009, the U.S. Treasury, in conjunction with the FDIC, and the Federal Reserve, announced the establishment of the PPIP. The PPIP is designed to encourage the transfer of certain illiquid legacy real estate-related assets off of the balance sheets of financial institutions, restarting the market for these assets and supporting the flow of credit and other capital into the broader economy. The PPIP is expected to have two primary components: the Legacy Securities Program and the Legacy Loans Program.

Under the Legacy Securities Program, legacy securities public-private investment funds, or Legacy Securities PPIFs, will be established to purchase from financial institutions certain CMBS and non-agency RMBS that were originally rated in the highest rating category by one or more of the national recognized statistical rating organizations. The U.S. Treasury will invest up to 50% of the equity capital raised for each Legacy Securities PPIF and will also provide attractively priced secured non-recourse loans in an aggregate amount of up to 50% of the Legacy Securities PPIF’s total equity capital so long as the Legacy Securities PPIF’s private investors do not have voluntary withdrawal rights. In addition, the U.S. Treasury will consider requests for debt financing of up to 100% of a Legacy Securities PPIF’s total equity capital, subject to restrictions on asset level leverage, withdrawal rights, disposition priorities and other factors to be developed by the U.S. Treasury. Loans made by the U.S. Treasury to any Legacy Securities PPIF will accrue interest at an annual rate to be determined by the U.S. Treasury and will be payable in full on the date of termination of the Legacy Securities PPIF.

To the extent available to us, we may consider financing our CMBS portfolio with financings under the Legacy Securities Program. However, we do not anticipate that a substantial portion of our target assets will be financed through the Legacy Securities Program in the near term.

Under the Legacy Loans Program, legacy loan public-private investment funds, or Legacy Loan PPIFs, will be established to purchase troubled loans (including commercial mortgage loans) from insured depository institutions. In the loan sales, assets will be priced through an auction process to be established under the program. The Legacy Loan PPIF will be able to fund the asset purchase through the issuance of senior notes issued by the Legacy Loan PPIF. The notes will be collateralized by assets purchased by the Legacy Loan PPIF and guaranteed by the FDIC up to a 6.0 to 1.0 debt-to-equity ratio.

Legacy Loan PPIFs, through their investment manager, will control and manage their asset pools within parameters pre-established by the FDIC and the U.S. Treasury, with reporting to and oversight by the FDIC. Legacy Loan PPIFs must agree to waste, fraud and abuse protections and will be required to make certain representations, warranties and covenants regarding the conduct of their business and compliance with applicable law. They must also provide information to the FDIC in performance of its oversight role.

On June 3, 2009, the FDIC announced that the development of the Legacy Loans Program will continue, but that a previously planned pilot sale of assets by banks targeted for June 2009 will be postponed. In making the announcement, the FDIC noted that banks have been able to raise capital without having to sell assets through the Legacy Loans Program, which in the view of the FDIC reflects renewed investor confidence in our banking system. The FDIC also indicated that it will continue its work on the Legacy Loans Program and will be prepared to offer it in the future as what the FDIC characterized as “an important tool to cleanse bank balance sheets and bolster their ability to support the credit needs of the economy,” although no specific timeframe for the program was announced. As a next step, the FDIC is testing the funding mechanism contemplated by the Legacy Loans Program in a sale of receivership assets. This funding mechanism draws upon concepts successfully employed by the Resolution Trust Corporation in the 1990s, which routinely assisted in the financing of asset sales through responsible use of leverage. To the extent available to us, we may consider financing our whole loan portfolio with financings under the Legacy Loans Program. However, we do not anticipate that a substantial portion of our target assets will be financed through the Legacy Loans Program in the near term.

Emergency Economic Stabilization Act of 2008 and the TARP

On October 3, 2008, President George Bush signed into law the EESA. The EESA provides the Secretary of the U.S. Treasury with the authority to establish a Troubled Asset Relief Program, or the TARP, to purchase from financial institutions up to $700 billion of residential or commercial mortgages and any securities, obligations or other instruments that are based on or related to such mortgages, that in each case was originated or issued on or before March 14, 2008, as well as any other financial instrument that the Secretary of the U.S. Treasury, after consultation with the Chairman of the Board of Governors of the Federal Reserve System, determines the purchase of which is necessary to promote financial market stability, upon transmittal of such determination, in writing, to the appropriate committees of the U.S. Congress. In addition, under the EESA, the U.S. Treasury Secretary has the authority to establish a program to guarantee, upon request of a financial institution, the timely payment of principal and interest on these financial assets. As a result, we expect that some measures of liquidity should return to the market for mortgage-related and other credit assets.

Critical accounting policies

General

Our financial statements are prepared in accordance with GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. In accordance with SEC guidance, the following discussion addresses the accounting policies that we will apply based on our expectation of our initial operations. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our consolidated financial statements will be based will be reasonable at the time made and based upon information available to us at that time. Our critical accounting policies will be expanded over time as we fully implement our investment strategies. Those accounting policies that we initially expect to be most critical to an investor’s understanding of our financial results of operations and financial condition and require complex management judgment are discussed below.

Basis of presentation

Our consolidated balance sheet will include the accounts of our company and any consolidated subsidiaries in accordance with GAAP. All significant intercompany balances will be eliminated in consolidation.

We consolidate subsidiaries in which we hold, directly or indirectly, more than 50% of the voting rights or where we exercise control. We follow the equity method of accounting for joint ventures and investments in associated companies in which we hold between 20% and 50% of the voting rights and/or have significant influence. We also evaluate our investments in all entities to determine if we have primary beneficial interests in any entities deemed to be variable interest entities, or VIEs. All significant intercompany balances will be eliminated in consolidation.

Use of estimates

We will make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements to prepare consolidated financial statements in conformity with GAAP. These estimates and assumptions will be based on management’s best estimates and judgment. Management will evaluate its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ from those estimates.

Risks and uncertainties

In the normal course of business, we will encounter primarily two significant types of economic risk: credit risk and market risk. Credit risk is the risk of default on our loans and securities or derivative instruments that result from a borrower’s or derivative counterparty’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of investments in loans and securities or derivative instruments due to changes in interest rates or other market factors, including the value of the collateral underlying loans and securities held by us.

Cash and cash equivalents

We define cash and cash equivalents as highly liquid investments with original maturities of three months or less at date of purchase. The carrying amounts of cash equivalents approximate their fair value.

Loans held-for-investment

We will initially focus on investing in first mortgage loans collateralized by commercial real estate or in whole loans. These loans will be evaluated to determine whether they should be held-for-investment or available-for-sale based upon management’s intent and ability to hold the loans for the foreseeable future. Loans held-for-investment will be recorded at amortized cost, or the outstanding unpaid principal balance of the loan, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases,” or SFAS No. 91. Loans classified as held-for-investment will be stated at the principal amount outstanding, net of deferred loan fees and costs in accordance with Statement of Financial Accounting Standards No. 65, “Accounting for Certain Mortgage Banking Activities,” or SFAS No. 65. We expect that interest income will be recognized using the interest method or a method that approximates a level rate of return over the loan term in accordance with SFAS No. 91. Net deferred loan fees, origination and acquisition costs will be recognized in interest income over the loan term as yield adjustment. We may purchase loans held-for-investment at a discount to face value where, at the acquisition date, we expect to collect less than the contractual amounts due under the terms of the loan based, at least in part, on our assessment of the credit quality of the borrower. In accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” or SFAS No. 140, loans acquired in a transfer are initially measured at fair value (in the aggregate, presumptively the price paid).

Loans classified as held-for-sale will be carried at the lower of cost or fair value. The amount by which cost exceeds fair value will be accounted for as a valuation allowance. The fair value of the loans will be evaluated quarterly. Changes in the valuation allowance will be included in earnings. We will determine fair value of loans held-for-sale by using current secondary market information for loans with similar terms and credit quality. If current secondary market information is not available, we will consider other factors in estimating fair value, including modeled valuations using assumptions management believes a reasonable market participant would use in valuing similar assets (assumptions may include loss rates, prepayment rates, interest rates and credit spreads). If fair value is lower than the amortized cost basis of a loan classified as held-for-sale, we will record a valuation allowance to write the loan down to fair value.

Allowance for loan losses

For loans classified as held-for-investment, we will evaluate the loans for possible impairment on a quarterly basis in accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for

Impairment of a Loan,” as amended, or SFAS No. 114. Impairment occurs when it is deemed probable that we will not be able to collect all amounts due according to the contractual terms of the loan or, for loans acquired at a discount to face value, when it is deemed probable that we will not be able to collect all amounts estimated to be collected at the time of acquisition. Impairment will then be measured based on the present value of expected future cash flows discounted at the loan’s contractual effective rate or the fair value of the collateral, if the loan is collateral dependent. Upon measurement of impairment, we will establish a reserve for loan losses and a corresponding charge to net income. Significant judgments are required in determining impairment, including making assumptions regarding the value of the loan, the value of the underlying collateral and other provisions such as guarantees.

Investment securities

Our acquisition of securities are expected to initially consist primarily of CMBS that we expect to classify as either available-for-sale or held-to-maturity. Assets classified as available-for-sale will be carried at their fair value in accordance with SFAS No. 115 with changes in fair value initially recorded through accumulated other comprehensive income(loss), a component of stockholders’ equity. We do not intend to hold any of our securities for trading purposes; however, if our securities were classified as trading securities, there could be substantially greater volatility in our earnings, as changes in the fair value of securities classified as trading are recorded through earnings. Debt securities classified as held for investment will be stated at their amortized cost, net of deferred fees and costs, with income recognized using the effective interest method.

When the estimated fair value of an available-for-sale or held-to-maturity security is less than amortized cost, we will consider whether there is an other-than-temporary impairment in the value of the security. A security impairment considered to be other-than-temporary will be recognized in earnings. For debt securities, an impairment will be considered other-than-temporary if (i) we intend to sell the security, (ii) if it is more likely than not that we will be required to sell the security before recovering its cost, or (iii) we do not expect to recover the security’s cost basis. An impairment is considered to other-than-temporary if the present value of cash flows expected to be collected from the debt security is than the amortized cost basis (i.e., credit loss). If we intend to sell an impaired debt security or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the impairment is other-than-temporary and will be recognized currently in earnings equal to the entire difference between fair value and amortized cost. If a credit loss exists, but we do not intend to, nor is it more likely than not that we will be required to sell before recovery, the impairment is other-than-temporary and should be separated into (i) the estimated amount relating to the credit loss, and (ii) the amount relating to all other factors. Only the estimated credit loss amount is recognized currently in earnings, with the remainder of the loss recognized in other comprehensive income. For held-to-maturity securities, the portion of an other-than-temporary impairment not related to a credit loss will be recognized in a new category of other comprehensive income and amortized over the remaining life of the debt security as an increase in the security’s carrying amount. Estimating cash flows and determining whether there is other-than-temporary impairment require management to exercise judgment and make significant assumptions, including, but not limited to, assumptions regarding estimated prepayments, loss assumptions, and assumptions regarding changes in interest rates. As a result, actual impairment losses, and the timing of income recognized on these securities, could differ from reported amounts.

Fair value option

Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” or SFAS No. 159, permits entities to choose to measure many financial instruments and certain other items at fair value. Changes in fair value, along with transaction costs, would be reported through net income. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities. We do not anticipate that we will elect the fair value option for any qualifying financial assets or liabilities that are not otherwise required to be carried at fair value in our financial statements.

Valuation of financial instruments

Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” or SFAS 157, establishes a new framework for measuring fair value and expands related disclosures. SFAS No. 157 establishes a hierarchy of valuation techniques based on the observability of inputs utilized in measuring financial instruments at fair values. SFAS No. 157 establishes market based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The three levels of the hierarchy under SFAS No. 157 are described below:

Level I —Quoted prices in active markets for identical assets or liabilities.

Level II —Prices are determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in pricing a security. These may include quoted prices for similar securities, interest rates, prepayment speeds, credit risk and others.

Level III —Prices are determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used.

Unobservable inputs reflect our own assumptions about the factors that market participants would use in pricing an asset or liability, and would be based on the best information available. We anticipate that a significant portion of our assets, in the short- to medium-term, will fall in Level III in the valuation hierarchy.

Any changes to the valuation methodology will be reviewed by management to ensure the changes are appropriate. As markets and products develop and the pricing for certain products becomes more transparent, we will continue to refine our valuation methodologies. The methods used by us may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while we anticipate that our valuation methods will be appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. We will use inputs that are current as of the measurement date, which may include periods of market dislocation, during which price transparency may be reduced.

In October 2008, the Financial Accounting Standards Board, or the FASB, issued FASB Staff Position 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” or FSP 157-3, in response to the deterioration of the credit markets. This FSP provides guidance clarifying how SFAS No. 157 should be applied when valuing securities in markets that are not active. The guidance provides an illustrative example that applies the objectives and framework of SFAS No. 157, utilizing management’s internal cash flow and discount rate assumptions when relevant observable data does not exist. It further clarifies how observable market information and market quotes should be considered when measuring fair value in an inactive market. It reaffirms the notion of fair value as an exit price as of the measurement date and that fair value analysis is a transactional process and should not be broadly applied to a group of assets. FSP 157-3 is effective upon issuance including prior periods for which financial statements have not been issued. We will apply the guidance in FSP 157-3 in determining the fair value of our financial instruments.

On October 3, 2008, the Emergency Economic Stabilization Act of 2008, or EESA, was signed into law. Section 133 of the EESA mandated that the SEC conduct a study on mark-to-market accounting standards. The SEC provided its study to the U.S. Congress on December 30, 2008. Part of the recommendations within the study indicated that “fair value requirements should be improved through development of application and best practices guidance for determining fair value in illiquid or inactive markets.” As a result of this study and the recommendations therein, on April 9, 2009, the FASB issued FSP 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and

Identifying Transactions That Are Not Orderly,” or FSP 157-4. FSP 157-4 provides additional guidance on determining fair value when the volume and level of activity for the asset or liability have significantly decreased when compared with normal market activity for the asset or liability (or similar assets or liabilities). FSP 157-4 gives specific factors to evaluate if there has been a decrease in normal market activity and if so, provides a methodology to analyze transactions or quoted prices and make necessary adjustments to fair value in accordance with SFAS No. 157. The objective is to determine the point within a range of fair value estimates that is most representative of fair value under current market conditions. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009. We will apply the guidance in FSP 157-4 in determining the fair value of our financial instruments.

Securitizations

We may periodically enter into transactions in which we sell financial assets, such as commercial mortgage loans, CMBS and other assets. Upon a transfer of financial assets, we will sometimes retain or acquire senior or subordinate interests in the related assets. Gains and losses on such transactions will be recognized using the guidance in SFAS No. 140, which is based on a financial components approach that focuses on control. Under this approach, after a transfer of financial assets that meets the criteria for treatment as a sale—legal isolation, ability of transferee to pledge or exchange the transferred assets without constraint, and transferred control—an entity recognizes the financial and servicing assets it acquired or retained and the liabilities it has incurred, derecognizes financial assets it has sold, and derecognizes liabilities when extinguished. We will determine the gain or loss on sale of mortgage loans by allocating the carrying value of the underlying mortgage between securities or loans sold and the interests retained based on their fair values. The gain or loss on sale is the difference between the cash proceeds from the sale and the amount allocated to the securities or loans sold. From time to time, we may securitize mortgage loans we hold if such financing is available. These transactions will be recorded in accordance with SFAS No. 140 and will be accounted for as either a “sale” and the loans will be removed from our balance sheet or as a “financing” and will be classified as “securitized loans” on our balance sheet, depending upon the structure of the securitization transaction. SFAS No. 140 is a complex standard that may require us to exercise significant judgment in determining whether a transaction should be recorded as a “sale” or a “financing.”

Variable interest entities

For each investment we make, we will evaluate the underlying entity that issued the securities we acquired or to which we make a loan to determine whether such entity should be consolidated in our financial statements. A similar analysis will be performed for each entity with which we enter into an agreement for management, servicing or related services. In performing our analysis, we will refer to guidance in SFAS No. 140 and Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities,” or FIN 46R. FIN 46R addresses the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which voting rights are not effective in identifying an investor with a controlling financial interest. In VIEs, an entity is subject to consolidation under FIN 46R if the investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity’s activities or are not exposed to the entity’s losses or entitled to its residual returns. VIEs within the scope of FIN 46R are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that absorbs a majority of the entity’s expected losses, its expected returns, or both. This determination can sometimes involve complex and subjective analyses.

Interest income recognition

We expect that interest income on our mortgage loans and AAA-rated CMBS will be accrued based on the actual coupon rate and the outstanding principal balance of such assets. Premiums and discounts will be amortized or accreted into interest income over the lives of the assets using the effective yield method, as adjusted for actual prepayments in accordance with SFAS No. 91.

Income recognition is generally suspended for debt instruments at the earlier of the date at which payments become 90 days past due or when, in our opinion, a full recovery of income and principal becomes doubtful. Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed.

We designate loans as non-performing at such time as: (1) the loan becomes 90 days delinquent or (2) the loan has a maturity default. All non-performing loans are placed on non-accrual status and income is recognized only upon actual cash receipt.

We classify loans as sub-performing if they are not performing in material accordance with their terms, but they do not qualify as nonperforming loans. The specific facts and circumstances of these loans may cause them to develop into non-performing loans should certain events occur in the normal passage of time, which we consider to be 90 days from the measurement date.

We expect that interest income on our CMBS rated below AAA, including unrated CMBS, will be recognized in accordance with Emerging Issues Task Force, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets,” or EITF 99-20. Pursuant to EITF 99-20, cash flows from a security are estimated applying assumptions used to determine the fair value of such security and the excess of the future cash flows over the investment are recognized as interest income under the effective yield method. We will review and, if appropriate, make adjustments to our cash flow projections at least quarterly and monitor these projections based on input and analysis received from external sources, internal models, and our judgment about interest rates, prepayment rates, the timing and amount of credit losses, and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in interest income recognized on, or the carrying value of, such CMBS.

In January 2009, the FASB issued FASB Staff Position, or FSP Emerging Issues Task Force No. 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20, or FSP EITF 99-20-1, which amends the impairment guidance in EITF Issue No 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets to achieve more consistent determination of whether an other-than-temporary impairment has occurred for beneficial interests in securitized financial assets. FSP EITF 99-20-1 is effective for interim and annual periods ending after December 15, 2008. The determination cannot be overcome by management judgment of the probability of collecting all cash flows previously projected. For debt securities that are not within the scope of FSP EITF 99-20-1, SFAS No. 115 continues to apply. The objective of analysis is to determine whether it is probable that the holder will realize some portion of the unrealized loss on an impaired security. Factors to consider when making an other-than-temporary impairment decision include information about past events, current conditions, reasonable and supportable forecasts, remaining payment terms, financial condition of the issuer, expected defaults, value of underlying collateral, industry analysis, sector credit rating, credit enhancement, and financial condition of guarantor. We anticipate that our CMBS assets will fall under the guidance of FSP EITF 99-20-1 and as such we will assess each security for other-than-temporary impairment in accordance with its guidance.

For whole loans purchased at a discount, we will apply the provisions of Statement of Position 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer,” or SOP 03-3. SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 limits the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. SOP 03-3 requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. Subsequent increases in cash flows expected to be collected generally will be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected will be recognized as impairment.

Hedging instruments and hedging activities

We will apply the provisions of Statement of Financial Accounting Standards No. 133, as amended by Statement of Financial Accounting Standards No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheets and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income in stockholders’ equity until the hedged item is recognized in earnings or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

In the normal course of business, we may use a variety of derivative financial instruments to manage, or hedge, interest rate risk. These derivative financial instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the hedging criteria is marked-to-market with the changes in value included in net income.

Derivatives will be used for hedging purposes rather than speculation. We will determine their fair value in accordance with SFAS No. 157 and we will obtain quotations from a third party to facilitate the process in determining these fair values. If our hedging activities do not achieve our desired results, our reported earnings may be adversely affected.

Other comprehensive income (loss)

We will recognize the change in fair value of our securities available for sale as a component of “Other Comprehensive Income (Loss)” on our consolidated balance sheet. In accordance with SFAS No. 133, we will recognize the change in fair value, and realized gains and losses from the effective portion of our cash flow hedges as a component of “Other Comprehensive Income (Loss)” on our consolidated balance sheet. Realized gains and losses from the effective portion of the cash flow hedges will then be amortized as a component of interest expense on our income statement over the term of the related financing, using the constant interest method.

Stock based compensation

Stock based compensation will be accounted for using the fair value based method prescribed by Statement of Financial Accounting Standards No. 123R, “Accounting for Share Based Payments,” or SFAS No. 123R. Pursuant to SFAS 123R, we will recognize compensation cost related to share-based awards based upon their grant date fair value. The compensation cost related to share-based awards will be amortized on a straight-line basis over the requisite service period, which is generally the vesting period of the awards. Since the compensation cost related to share-based awards is measured based upon grant date fair value, the expense related to these awards recognized in future periods may differ from the expense recognized if the awards were periodically remeasured at fair value.

Income taxes

Our financial results are generally not expected to reflect provisions for current or deferred income taxes. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2009. As long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net income to the extent we, among meeting other requirements, annually distribute our taxable income to our stockholders. To the extent that we distribute 90% but not all of our taxable income, we will be subject to regular corporate income tax on the portion of taxable income that we retain. However, the U.S. federal income tax laws governing REITs are complex. If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on all of our taxable income whether or not retained. We will monitor the impact of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement 109,” or FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in our financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes” when we begin operations.

Our TRS is subject to U.S. federal, state and local taxes.

Organization and offering costs

As of July 13, 2009, we have incurred organization and offering costs of approximately $400,000. Offering costs include underwriting, legal, accounting, printing and other costs incurred in connection with our stock offering and the concurrent private placement. All offering costs will be recorded as an offset to additional paid in capital, and all organization costs will be recorded as an expense. In the event the minimum offering is not sold to the public, we will have no obligation to reimburse Holdings for any organizational and offering costs.

Recent accounting pronouncements

On June 12, 2009, the FASB issued Statement of Financial Accounting Standards No. 166, “Accounting for Transfers of Financial Assets,” or SFAS No. 166, which amends the derecognition guidance in SFAS No. 140. SFAS No. 166 eliminates the concept of a QSPE (Qualified Special Purpose Entity) and eliminates the exception from applying FIN 46R. Additionally, SFAS No. 166 clarifies that the objective of paragraph 9 of SFAS No. 140 is to determine whether a transferor has surrendered control over transferred financial assets. That determination must consider the transferor’s continuing involvements in the transferred financial asset, including all arrangements or agreements made contemporaneously with, or in contemplation of, the transfer, even if they were not entered into at the time of the transfer. SFAS No. 166 modifies the financial-components approach used in SFAS No. 140 and limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. It defines the term “participating interest” to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale. Under SFAS No. 166, when the transfer of financial assets are accounted for as a sale, the transferor must recognize and initially measure at fair value all assets obtained and liabilities incurred as a result of the transfer. This includes any retained beneficial interest. The implementation of this standard materially effects the securitization process in general, as it eliminates off-balance sheet transactions when an entity retains any interest in or control over assets transferred in this process. However, we do not believe the implementation of this standard will materially effect our reporting as we have no legacy QSPEs and it is our intent to treat securitizations as financings. The effective date for SFAS No. 166 is January 1, 2010.

In conjunction with SFAS No. 166, FASB issued Statement of Financial Accounting Standards No. 167, “Amendments to FASB Interpretation No. 46(R),” or SFAS No. 167, which amends FIN 46R. SFAS No. 167 requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. The analysis identifies the primary beneficiary of a VIE as the enterprise that has both (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity which could potentially be significant to the VIE. With the removal of the QSPE exemption, established QSPEs must be evaluated for consolidation under SFAS No. 167. This statement requires enhanced disclosures to provide users of financial statements with more transparent information about an enterprise’s involvement in a VIE. Further, SFAS No. 167 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE. If we were to treat securitizations as sales in the future, we will analyze the transactions under the guidelines of SFAS No. 167 for consolidation. The effective date for SFAS No. 167 is January 1, 2010. We are evaluating the effect, if any, the adoption of SFAS No. 166 and SFAS No. 167 will have on consolidation and the securitizations strategy.

Results of operations

As of July 13, 2009, we have not commenced any significant operations because we are in our organizational stage. We will not commence any significant operations until we have completed this offering and the concurrent private placement.

Liquidity and capital resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and other general business needs. We will use significant cash to purchase our target assets, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations. Our primary sources of cash will generally consist of the net proceeds from this offering and the concurrent private placement, payments of principal and interest we receive on our portfolio of assets, cash generated from our operating activities and unused borrowing capacity under our debt financing sources.

We intend to employ leverage, to the extent available, to fund the origination and acquisition of our target assets and to increase potential returns to our stockholders. Although we are not required to maintain any particular leverage ratio, the amount of leverage we will deploy for particular target assets will depend upon our Manager’s assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our portfolio, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, including hedges, the availability and cost of financing the assets, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial mortgage markets, our outlook for the level, slope, and volatility of interest rates, the credit quality of our target assets, the collateral underlying our target assets, and our outlook for asset spreads relative to the LIBOR curve. Our charter and bylaws do not limit the amount of indebtedness we can incur, and our board of directors has discretion to deviate from or change our indebtedness policy at any time. We intend to use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates.

Initially, we intend to deploy leverage on our target assets, on a debt-to-equity basis, of approximately 1.0 to 1.0 on a portfolio basis. If we obtain financing under the TALF or any other U.S. Government programs, we expect to incur significantly more leverage. For example, with respect to the TALF, we expect to finance up to 85% of each of our eligible CMBS assets on a non-recourse basis. With respect to other U.S. Government programs, to the extent we utilize them at all, we expect to utilize such amount of non-recourse leverage up to the amount permitted under the guidelines of the applicable program. When market conditions allow, we intend to finance our first mortgage loans in part through the issuance of AAA-rated CMBS, which we expect should be eligible to be purchased by investors who are able to borrow under the TALF, while retaining the subordinate securities in our portfolio. There can be no assurance that we will be able to utilize the TALF or any other U.S. Government programs successfully or at all. See “—Recent regulatory developments” for a description of the TALF and other U.S. Government programs. We will also seek to obtain financings, including secured term loans or revolving facilities, traditional repurchase or other secured credit facilities and other private funding sources. In addition, when market conditions allow, we expect to reduce the principal risk associated with our origination and investment activities through securitizations, syndications, participations and, to the extent consistent with maintaining our qualification as a REIT, other sales of portions of our assets, and we may choose to enhance our returns through the use of higher leverage, with an emphasis on using term financings, including through the creation of securitization vehicles. We may also seek to raise further equity capital or issue debt securities in order to fund our future activities.

While we generally intend to hold our target assets for the long-term, certain of our assets may be sold in order to manage our interest rate risk and liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of our assets, if any, cannot be predicted with any certainty.

The sources of financing for our target assets are described below.

The Term Asset-Backed Securities Loan Facility

In response to the severe dislocation in the credit markets, the U.S. Treasury and the Federal Reserve jointly announced the establishment of the TALF on November 25, 2008. For a description of the TALF, see “—Recent regulatory developments—The Term Asset-Backed Securities Loan Facility.”

We believe that the expansion of the TALF to include highly rated new issuance CMBS and legacy CMBS may provide us with attractively priced non-recourse term borrowings that we could use to purchase CMBS that are eligible for funding under this program. We also believe that it will allow us to issue CMBS to purchasers who may utilize the TALF to purchase the AAA-tranches from us. However, there can be no assurance we will be able to utilize the TALF to finance the acquisition of legacy CMBS or that the financing terms will be attractive.

Securitizations, syndications and sales

We intend to seek to enhance the returns on a portion of our commercial mortgage loans, especially loan originations, through securitizations that may or may not be supported by the TALF. To the extent available, we intend to securitize the senior portion of certain of our mortgage loans expected to be equivalent to investment grade CMBS, while retaining the subordinate securities in our portfolio. In order to facilitate the securitization market, the TALF is currently expected to provide financing to buyers of AAA-rated CMBS. In addition, when market conditions allow, we expect to reduce the principal risk associated with our origination and investment activities through securitizations, syndications and participations of our assets.

Credit facilities

We may fund purchases of our assets with credit facilities (including term loans and revolving facilities), although we currently do not have commitments for any credit facilities. These financings may be collateralized or non-collateralized and may involve one or more lenders. We expect these credit facilities will typically have maturities ranging from two to five years and may accrue interest at either fixed or floating rates.

Warehouse facilities

We may use temporary financing mechanisms such as warehouse facilities to finance assets. We currently do not have commitments for any warehouse facilities. We may use warehouse facilities in connection with the structuring of securitization transactions. Prior to an expected securitization issuance, there is a period during which securities and assets are identified and acquired for potential inclusion in the securitization, known as a warehouse accumulation period. The warehouse provider purchases these securities and assets and holds them on its balance sheet. We would direct the acquisition of securities and assets by the warehouse provider during this period and would contribute cash and other collateral to be held in escrow by the warehouse provider to cover our share of losses should securities or assets need to be liquidated. Typically, we would share gains, including the net interest income earned during the warehouse period, and losses, if any, with the warehouse provider.

Repurchase agreements

We may finance a portion of our assets through the use of short-term repurchase agreements and other short-term financings. We currently do not have commitments for any repurchase agreements. Repurchase agreements will effectively allow us to borrow against loans and securities that we own. Under these agreements, we will sell our loans and securities to a counterparty and agree to repurchase the same loans and securities from the counterparty at a price equal to the original sales price plus an interest factor. We expect to account for these agreements as debt secured by the underlying assets. During the term of a repurchase agreement, we earn the principal and interest on the underlying assets net of interest to the counterparty.

Seller-provided financing

We believe that sellers of whole loans and existing CMBS will include investment banks that are reducing inventory of loans and bonds and mid-sized to small commercial banks that might be forced to liquidate inventory for liquidity and regulatory capital purposes. We believe that commercial banks and investment banks that are seeking to dispose of whole loans and CMBS may be a source of financing for our purchases of their securities. We believe that, in the current period of economic stress, financial institutions eager to clean up their balance sheets may continue to offer financing opportunities in order to rid themselves of instruments they no longer wish to hold. To that end, we are aware of recent instances of seller-provided financing in the commercial real estate industry with respect to commercial real estate-related securities including, for example, repurchase contract financing with respect to CMBS. As with the sale of any asset by a motivated seller, provision of financing by the seller can help arouse buyer interest and cause the sale to be completed.

Total return swaps

Subject to maintaining our REIT qualification, we may finance certain of our assets using total return swaps. Total return swaps allow an investor to gain exposure to an underlying loan without actually owning the loan. In these swaps, the total return (interest, fees and capital gains/losses on an underlying loan) is paid to an investor in exchange for a floating rate payment. The investor pays a fraction of the value of the total amount of the loan that is referenced in the swap as collateral posted with the swap counterparty. The total return swap is thus a leveraged purchase of the underlying loan.

Total return swaps may not be qualifying real estate assets for purposes of the REIT asset tests and income therefrom may not be qualifying income for purposes of the REIT income tests. We may enter into total return swaps through a TRS, which would limit our ability to enter into such transactions and could cause the income from such swaps to be subject to U.S. federal corporate income tax.

Other potential sources of financing

We may also seek to raise further equity capital or issue debt securities in order to fund our future investments. In addition, as the credit markets recover, we may choose to enhance our returns through the use of higher leverage, with an emphasis on using term financings, including through the creation of securitization vehicles.

Contractual obligations and commitments

Prior to the completion of this offering and concurrent private placement, we will enter into a management agreement with our Manager, pursuant to which our Manager will be entitled to receive a base management fee, an incentive fee and the reimbursement of certain expenses. See “Our Manager and the management agreement—Management agreement.” Our Manager will use the proceeds from its base management fee in part to pay compensation to its officers and personnel (other than our Chief Financial Officer) who, notwithstanding that certain of them also are our officers, will receive no cash compensation directly from us.

Our 2009 equity incentive plan will include provisions for grants of restricted common stock and other equity based awards to our directors or officers or any personnel of our Manager and the Ladder Capital

Group who provide services to us. Concurrently with the closing of this offering and the private placement, we will grant          shares of restricted common stock to our Manager under our 2009 equity incentive plan, equal to         % of the number of shares that we issue in this offering (without giving effect to any exercise by the underwriters of their overallotment option) and the concurrent private placement, which will vest ratably on an annual basis over a three-year period commencing on the first anniversary of the completion of this offering and the concurrent private placement. See “Our Management—Executive and director compensation—2009 equity incentive plan.”

We expect to enter into certain contracts that may contain a variety of indemnification obligations , principally with brokers, underwriters and counterparties to credit and repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited. In addition, we expect to enter into a license agreement with Holdings relating to the use of the Ladder name and logo.

Off-balance sheet arrangements

As of July 13, 2009, we do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, SPEs or VIEs, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide additional funding to any such entities.

Distribution policy

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We generally intend over time to pay regular quarterly distributions in an amount equal to our taxable income. However, because we currently have no assets and will commence operations only upon completion of this offering and the concurrent private placement, we may not have a portfolio of assets that generate sufficient income to be distributed to our stockholders during the initial quarters following this offering. Our board of directors has the sole discretion to determine the timing, form and amount of any distributions to our stockholders, and the amount of such distributions may be limited until we have a portfolio of income-generating assets. For more information, see “Distribution policy.”

In the future, we may adopt a dividend reinvestment plan that will permit stockholders who elect to participate in the plan to have their cash dividends reinvested in additional shares of our common stock.

Inflation

Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors may influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions will be determined by our board of directors consistent with our obligation to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

Quantitative and qualitative disclosures about market risk

We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while, at the same time, seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns through ownership of our capital stock. While we do not seek to avoid risk completely, we believe the risk can be quantified from historical experience and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Credit risk management

Through our investment strategy, we will seek to limit our credit losses and reduce our financing costs. However, we retain the risk of potential credit losses on all of the commercial mortgage loans, other real estate-related debt instruments, and the mortgage loans underlying the CMBS we may originate or acquire. We seek to manage this risk through employment of our extensive due diligence and rigorous underwriting processes and standards and through the use of non-recourse financing, when and where available and appropriate, on a risk-adjusted basis which limits our exposure to credit losses to the specific pool of mortgages that are subject to the non-recourse financing as well as through the use of appropriate derivative financial instruments and other hedging strategies. In addition, with respect to any particular target asset, our Manager’s asset management team will evaluate, among other things, relative valuation, comparable analyses, supply and demand trends, interest rate levels, yield curves, prepayment rates, delinquency and default rates, recovery of various sectors and vintage of collateral. Following origination or acquisition of our target assets, our Manager’s asset management team will rigorously monitor our portfolio for early detection of any potential credit or legal risks that may be mitigated or resolved prior to impairing any given asset.

For whole loan origination and loan and equity investments, our Manager will perform: (i) property level underwriting, including an extensive review of property histories and current and projected revenue and expenses, as well as a comprehensive analysis of rent rolls, lease abstracts and credit of tenants; (ii) a market review, including a review of the existing/projected supply and demand characteristics of the particular market, including competitive property analysis, recent leases/trends, projected valuation compared to recent sales, and replacement cost analysis; (iii) sponsorship/borrower analysis, and (iv) cash flow analysis. In addition, credit risk will be addressed through our Manager’s ongoing surveillance.

Our Manager will also seek to reduce credit risk by performing credit fundamental analysis of potential assets. For AAA-rated CMBS acquired in the secondary market, our Manager will analyze the bond structure taking into account subordination, defeasance, cash flow and waterfall priority. Our Manager will determine which loans are required for the bond to pay on time and will determine the likelihood of that event occurring. Our Manager will also analyze the largest loans in the deal to estimate whether any defaults or liquidations of the underlying loans could breach the subordination level before the bond would be paid in full. Our Manager will also analyze various credit characteristics of the deal, such as delinquency, watch list, property type, specially serviced loans, defeasance and subordination.

Liquidity risk management

Liquidity risk is the risk of being unable to preserve stable, reliable, and cost-effective funding sources to meet all near-term and projected long-term financial obligations. In addition to the equity funding provided by our stockholders, we expect external funding sources will consist primarily of unsecured and secured financings provided by banking institutions, other financings that may become available to us under recently established U.S. Government programs such as the TALF, and the issuance of CMBS. It is our intention to structure our funding programs to allow for flexible usage as funds will be repaid and re-drawn as assets generate cash and as we make additional investments. The external funding programs are expected to include a mix of committed and uncommitted sources that will provide short- and long- term funding over the expected holding periods of our individual assets. Initially, we intend to deploy leverage on our target assets, on a debt-to-equity basis, of approximately 1.0 to 1.0 on a portfolio basis. If we obtain financing under the TALF or any other U.S. Government programs, we expect to incur significantly more leverage. For example, with respect to the TALF, we expect to finance up to 85% of each of our eligible CMBS assets on a non-recourse basis. With respect to other U.S. Government programs, to the extent we utilize them at all, we would expect to utilize such amount of non-recourse leverage up to the amount permitted under the guidelines of the applicable program. We will maintain a contingency funding plan and perform related analyses to ensure that liquidity is available on a continuous basis even during disruptions in the capital markets of the type experienced in recent years.

Interest rate risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will be subject to interest rate risk in connection with our assets and our related financing obligations. In general, we expect to originate or acquire our target assets through the net proceeds from this offering and the concurrent private placement, various financings, including borrowings under programs established by the U.S. Government, bank credit facilities (including term loans and revolving facilities), resecuritizations, securitizations and other structured financing agreements. We may mitigate interest rate risk through utilization of hedging instruments, primarily interest rate swap agreements. Interest rate swap agreements are intended to serve as a hedge against the impact of future fluctuations in interest rates.

Our exposure to interest rates will also be affected by our overall corporate leverage, which may vary depending on our mix of assets.

In the event of a significant rising interest rate environment and/or economic downturn, delinquencies and defaults could increase and result in loan losses to us, which could adversely affect our liquidity and operating results. Further, such delinquencies or defaults could have an adverse effect on the spreads between interest-earning assets and interest-bearing liabilities.

Interest rate effect on net interest income

Our operating results will depend in large part on differences between the income earned on our assets and our cost of borrowing and hedging activities. The cost of our borrowings will generally be based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase (1) while the yields earned on our leveraged fixed rate mortgage assets will remain static and (2) at a faster pace than the yields earned on our leveraged floating rate mortgage assets, which could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our target assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

Hedging techniques are partly based on assumed levels of prepayments of our target assets. If prepayments are slower or faster than assumed, the life of the investment will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

Interest rate cap risk

We may acquire floating rate mortgage assets. These are assets in which the mortgages are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the asset’s interest yield may change during any given period. However, our borrowing costs pursuant to our financing agreements will not be subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our floating rate mortgage assets would effectively be limited if we did not implement effective caps. In addition, floating rate mortgage assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on such assets than we would need to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

Interest rate basis risk

We may fund a portion of our acquisition of mortgage loans and CMBS with borrowings that are based on LIBOR, while the interest rates on these assets may be indexed to LIBOR or another index rate, such as the one-year Constant Maturity Treasury, or the CMT, index, the Monthly Treasury Average, or the MTA, index, or the 11th District Cost of Funds Index, or the COFI. Accordingly, any increase in LIBOR relative to one-year CMT rates, MTA or COFI will generally result in an increase in our borrowing costs that may not be matched by a corresponding increase in the interest earnings on these assets. Any such interest rate index mismatch could adversely affect our profitability, which may negatively impact distributions to our stockholders. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above.

Our analysis of risks is based on our Manager’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in this prospectus.

Prepayment risk

Prepayment risk is the risk that principal will be repaid at a different rate than anticipated, causing the return on an asset to be less than expected. As we receive prepayments of principal on our assets, premiums paid on such assets will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the rate of return earned on the assets. Conversely, discounts on such assets are accreted into interest income. In general, an increase in prepayment rates will accelerate the accretion of purchase discounts, thereby increasing the rate of return earned on the assets.

Extension risk

Our Manager will compute the projected weighted-average life of our assets based on assumptions regarding the rate at which the borrowers will prepay the mortgages. If prepayment rates decrease in a rising interest rate environment, the life of the fixed rate assets could extend beyond the term of the interest swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the fixed rate assets would remain fixed. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Market risk

Real Estate Risk. Commercial mortgage assets are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loans or loans, as the case may be, which could also cause us to suffer losses.

Market Value Risk. Our fixed rate available-for-sale securities will be reflected at their estimated fair value, with the difference between amortized cost and estimated fair value reflected in accumulated other comprehensive income pursuant to SFAS No. 115. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase. As market volatility increases or liquidity decreases, the fair value of our assets may be adversely impacted. If we are unable to readily obtain independent pricing to validate our estimated fair value of the securities in our portfolio, the fair value gains or losses recorded in other comprehensive income may be adversely affected.

Risk management

To the extent consistent with maintaining our REIT qualification, we will seek to manage risk exposure to protect our portfolio of assets against the effects of prepayments, defaults, interest rate volatility, credit spread movements and liquidity risks. Our efforts to manage risk will focus on monitoring our portfolio and managing the financing, interest rate, credit, prepayment and convexity (the measure of the sensitivity of the duration of a debt instrument to changes in interest rates) risks associated with a portfolio of our target assets. We generally seek to manage this risk by:

•	attempting to structure our financing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

•

using hedging instruments, primarily interest rate swap agreements but also financial futures, options, interest rate cap agreements, floors and forward sales to adjust the interest rate sensitivity of our portfolio and our borrowings;

•	using securitization financing to better match the maturity of our financing with the duration of our assets;

•	employing a disciplined credit and due diligence culture that is designed to protect and preserve capital; and

•	attempting to match the interest we earn on our assets and our borrowing costs caused by fluctuations in short-term interest rates.

Business

Our company

We are a newly organized commercial real estate finance corporation that has been formed to primarily originate, acquire and manage a diversified portfolio of commercial real estate first mortgage loans secured by income-producing properties. To a lesser extent, we expect to invest in senior CMBS and originate and acquire other commercial real estate-related debt instruments. We expect that over time most of our investment activity will consist of first mortgage loans that we originate. However, we may initially allocate a significant portion of our net proceeds to senior CMBS designed to opportunistically take advantage of the TALF. We collectively refer to the assets that we intend to originate, acquire and manage as our target assets.

Our objective is to protect and preserve capital in a manner that provides for attractive risk-adjusted returns to our investors over the long term through dividends and capital appreciation. We intend to achieve this objective by selectively originating, acquiring and managing a diversified portfolio of our target assets designed to generate attractive risk-adjusted returns across a variety of market conditions and economic cycles. We believe that the current lack of liquidity in the commercial real estate, financial and credit markets presents significant opportunities for us to selectively originate high quality first mortgage loans to strong sponsors on attractive terms and that these conditions should persist for a number of years. We intend to build our business on a foundation of market knowledge combined with a disciplined credit and due diligence culture that is designed to protect and preserve capital. Our management team has implemented a similar business model to ours in the past. We believe that the flexibility of our investment strategy, combined with our expertise in our target assets and our long-term, primary focus, on newly originated first mortgage loans, should enable us to achieve our objective.

We will be externally managed and advised by Ladder Capital Realty Finance Manager LLC, or our Manager, which is an affiliate and the indirect subsidiary of Holdings. Holdings is a specialty finance company that provides a comprehensive set of financing solutions to the commercial real estate industry. Since its inception, our senior management team has been executing an investment strategy for Holdings substantially similar to ours and has been developing a pipeline of transactions that we expect to directly benefit from following the completion of this offering and the concurrent private placement.

Our Manager will originate, acquire and manage a diverse portfolio of real estate and real estate-related assets for us through its vertically-integrated commercial mortgage loan origination platform with in-house origination, underwriting, structuring, financing, asset management, risk management, legal and disposition capabilities. Our Manager will be comprised of an experienced team of senior managers, the core of whom have worked together previously in the commercial real estate industry, originating, underwriting, acquiring, structuring, managing and securitizing a diverse portfolio of commercial real estate mortgages, real estate and real estate-related assets through various economic cycles and market conditions. Our management team will be led by Brian Harris, our Chief Executive Officer, and will include Greta Guggenheim, our President, Pamela McCormack, our General Counsel and Head of Transaction Management, Robert Perelman, our Head of Asset Management, Marc Fox, our Chief Operating Officer and Kevin Moclair, our Chief Financial Officer. The members of our senior management team have been actively involved in the origination of commercial mortgages throughout their careers. Brian Harris has over 23 years of experience in the real estate and financial markets and has managed multi-billion dollar proprietary commercial real estate lending platforms and commercial real estate portfolios for over 11 years at UBS, DRCM and Credit Suisse. Brian Harris joined UBS as Head of Global Commercial Real Estate in 1999. Over the next eight years, he developed UBS/DRCM’s proprietary lending and securitization program into a successful national platform.

We will commence operations upon completion of this offering and the concurrent private placement to Ladder Capital Realty Finance Holdings LLC, or the Ladder Investor. We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2009. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the 1940 Act.

About the Ladder Capital Group

Our Manager is an indirect subsidiary of Holdings, a privately-held company that commenced operations in October 2008. Holdings, together with its direct and indirect subsidiaries, which is referred to herein as the Ladder Capital Group, is a vertically-integrated, full-service commercial real estate finance and investment management company with an investment strategy substantially similar to ours that originates, underwrites, structures, acquires, manages and distributes commercial real estate mortgages and other real estate debt instruments. Since its inception, our senior management team has been executing an investment strategy for Holdings substantially similar to ours and has been developing a pipeline of transactions that we expect to directly benefit from upon the completion of this offering and the concurrent private placement.

The Ladder Capital Group has several key and strategic investors, including TowerBrook, a private equity firm, and GI Partners, a private equity firm with significant prior experience in the commercial real estate industry. In addition, Brian Harris has personally invested $25 million in Holdings. The Chairman of Holdings is Alan Fishman, who has a long and distinguished career having held positions at several large financial institutions. Over the last ten years, Mr. Fishman has served as President and Chief Executive Officer at ContiFinancial Corp., Chief Executive Officer of Independence Community Bank (including briefly as President of Sovereign Bancorp following its acquisition of Independence Community Bank) and Chairman of Meridian Capital Group LLC, one of the largest commercial real estate mortgage brokers in the United States. In September of 2008, Mr. Fishman was appointed as Chief Executive Officer of Washington Mutual and its holding company for a brief period immediately preceding its merger with JPMorgan Chase. The Ladder Capital Group operates out of New York and currently employs 17 professionals. An affiliate of Holdings, Ladder Capital Securities LLC, is a registered broker-dealer.

Since late September 2008, a period marked by unprecedented market illiquidity and volatility, Holdings has successfully raised $611.6 million of permanent equity capital from 34 investors and an affiliate of Holdings obtained a $300 million secured term credit facility from an affiliate of one of our underwriters, Wells Fargo Securities, LLC. Thereafter, Holdings also obtained four additional short-term secured term funding lines from other financial institutions. As of June 30, 2009, 70% of Holdings’ committed equity has been drawn, leaving the remaining $183.5 million available to be deployed to support future investments, including the purchase, through the Ladder Investor, of              shares of our common stock (with consideration consisting of cash ($             million) and contributed assets (with a deemed value of $65.2 million)) in a private placement to be completed concurrently with this offering.

Beginning with its commencement of operations in October 2008, Holdings’ initial focus was on the origination and acquisition of income-producing commercial real estate first mortgage loans. However, in November 2008, the senior management team at Holdings observed that the market for CMBS experienced substantial turmoil resulting in market price declines for CMBS at all rating levels. As a result of such price declines, the yields on the most highly rated classes of CMBS were much higher than the returns that the senior management team at Holdings expected could be earned by originating or acquiring first mortgage loans and related instruments. In that environment, the senior management team at Holdings determined that the price of AAA-rated CMBS backed by large and diverse pools of commercial mortgage loans represented a better short-term investment than originating and acquiring first mortgage loans. In view of the attractive risk-adjusted returns the senior management team believed to be available in the CMBS market, the senior management team at Holdings has focused primarily on investing in the most senior classes (A-1 through A-4) of AAA-rated CMBS.

Certain performance data of Holdings described above is set forth in the following tables. This data is not a guarantee or prediction of the returns that we may achieve.

The table below sets forth certain performance data of Holdings through June 30, 2009. Holdings obtained $611.6 million of members’ capital commitments. Through June 30, 2009, Holdings had called and received $428.1 million in proceeds from such capital commitments and distributed $5.2 million back to its members. At June 30, 2009, total Holdings members’ capital was $443.6 million (including cumulative net income of $7.0 million and other comprehensive income of $14.1 million and net of $1.1 million of offering costs). Holdings also obtained additional funding from four secured debt facilities and the total debt outstanding was $325.0 million at June 30, 2009. The members’ capital and debt funding support total assets of $782.7 million at June 30, 2009. The majority of that asset base was comprised of a portfolio of highly rated CMBS with a fair value of $579.7 million that had a weighted average unlevered yield to scheduled maturity of 8.45% and a weighted average term to scheduled maturity of 2.24 years (each measured as of the date of acquisition of the applicable CMBS). In addition to the CMBS securities, from November 2008 through June 2009, Holdings also acquired $26.8 million of interest only securities and a $16.0 million participation interest in a first mortgage loan at a discounted price of $14.6 million.

Investors in Holdings do not pay management or incentive fees to Holdings or its management. Members of management purchased certain preferred interests in Holdings alongside the other investors in Holdings. The preferred interests entitle the holders thereof to a priority in a return of capital and a percentage of distributions in excess of the return of capital. In addition, members of management and certain persons in Holdings were granted common membership interests in Holdings.

Table I set forth below presents the amount of capital raised and invested by Holdings as well as certain other information for the period from commencement of operations of Holdings (October 6, 2008) through June 30, 2009. This data is not a guarantee or prediction of the amount of capital Holdings may raise in the future.

Table I

Ladder Capital Finance Holdings LLC

Experience in Raising and Investing Funds

(dollars in thousands)	Commencement to December 31, 2008	Commencement to June 30, 2009
		(Unaudited)

Dollar amount offered	650,000	650,000
Capital commitments	$609,550	$611,550 (1)
Less: Offering expenses
Selling commissions and discounts retained by affiliates(2)	—	—
Offering and organizational costs(3)	1,060	1,060
Percent available for investment	99.8%	99.8%
Total acquisition cost of investments	105,886	720,930
Percent leverage(4)	—	41%
Date offering began	April 2008	April 2008
Length of offering (in months)	9 months	9 months
Months to invest 90% of amount available	NA	NA

(1)	As of June 30, 2009, $428.1 million of Holdings’ capital commitments have been drawn.

(2)	Holdings and its affiliates did not receive any commissions with respect to amounts raised nor was a placement agent engaged for the purpose of raising capital for Holdings.

(3)	Aggregate fees and expenses paid in connection with the offering.

(4)	Ratio of debt to total assets.

Table II set forth below presents compensation paid to Holdings for the year ended December 31, 2008 and the six months ended June 30, 2009.

Table II

Ladder Capital Finance Holdings LLC

Compensation to Sponsor

(dollars in thousands)	As of and for the Year Ended December 31, 2008	As of and for the Six Months Ended June 30, 2009
(Unaudited)

Date offering commenced	April 2008	April 2008
Dollar amount raised	$609,550	$2,000
Amount paid to sponsor from proceeds of offerings(1)	—	—
Dollar amount of cash provided by (used in) operations and investing before deducting payments to sponsor	(107,872)	(480,186)
Amount paid to sponsor from operations	—	—
Management fees	—	—
Incentive fees	—	—
Reimbursements(2)	1,199	83
Other	—	—

(1)	Holdings and its affiliates do not receive any commissions with respect to amounts raised nor was a placement agent engaged for the purpose of raising capital for Holdings.

(2)	Reflects amounts expensed by lead investors in Holdings in connection with organizational, offering and other expenses of Holdings, which amounts were reimbursed by Holdings.

Table III set forth below presents certain operating results of Holdings which has a very limited operating history. Because the time periods presented below represent only a portion of the initial investment period, these results are not indicative of expected returns upon stabilization of operations following the completion of the remaining capital drawdowns and the full investment of these funds. During the initial year of a typical commercial real estate finance firm, it is common for operational costs to exceed income for at least a portion of the year as investments are yet to be completed and income realized.

Table III

Ladder Capital Finance Holdings LLC

Operating Results of Prior Program

(dollars in thousands)	For the Year Ended December 31, 2008	For the Six Months Ended June 30, 2009
		(Unaudited)

Statement of operations:
Investment income	923	17,267
Expenses:
Management fees	—	—
Interest expense	(1,040)	(4,157)
All other expenses	(6,322)	(7,543)

Total expenses	(7,362)	(11,700)

Net investment income (loss)	(6,439)	5,568
Net realized gain on investments	—	7,849
Net change in unrealized appreciation on investments	1,730	12,374

Net increase (decrease) in net assets resulting from operations	(4,709)	25,791

Pre-taxable income (loss)(1)	(6,439)	13,417
from operations	(6,439)	5,568
from gain on sale	—	7,849
Cash provided by financing activities	229,137	518,830
Cash provided by (used in) operations and investing	(107,872)	(530,718)
Cash generated from sales	—	50,532
Cash provided by (used in) financing activities, operations, investing and sales	121,265	38,644
Less: cash distributions:
from operations	—	—
from sales	—	5,214
return of capital	—	—
Cash generated (deficiency) after cash distributions	121,265	33,430

Tax and Distribution Data Per $1,000 invested
Federal income tax results
Ordinary income (loss):
from operations	(16.50)	—
from recapture	—	—
Capital gain (loss)	—	18.34
Cash distribution to investors	—	12.18
Source (on GAAP basis):
from operations	—	—
from sales	—	12.18
from return of capital	—	—
Amount (in percentage terms) remaining invested at the end of the last period reported in the Table (original total acquisition cost retained divided by original total acquisition cost of all investments)	99.55%	99.75%

(1)	Holdings is a limited liability company which is a pass-through entity for tax purposes and therefore it does not generally pay entity level taxes and taxable income is attributed to its investors.

Table IV set forth below presents the amount of proceeds Holdings has received from the sale of its bonds and investments as of the year ended December 31, 2008 and the six months ended June 30, 2009.

Table IV

Ladder Capital Finance Holdings LLC

Sales or Disposals of Bonds and Investments

(dollars in thousands)	For the Year Ended December 31, 2008	For the Six Months Ended June 30, 2009
		(Unaudited)

Proceeds from sales of bonds and investments	—	$50,532

Table V set forth below presents the amounts of bonds and investments Holdings has purchased as of the year ended December 31, 2008 and the six months ended June 30, 2009.

Table V

Ladder Capital Finance Holdings LLC

Acquisition of Bonds and Investments

(dollars in thousands)	For the Year Ended December 31, 2008	For the Six Months Ended June 30, 2009
		(Unaudited)

Purchases of bonds and investments	$105,886	$615,044

On July 7, 2009, Holdings entered into an agreement to acquire FirstCity Bank of Commerce, a Florida state-chartered bank, which we refer to herein as Ladder Capital Bank. In connection with this acquisition, which is currently anticipated to close on or before December 31, 2009, Holdings intends to submit an application to qualify itself as a bank holding company under the Bank Holding Company Act of 1956. The acquisition is subject to a number of conditions, including stockholder approval, regulatory approvals, satisfaction of certain financial covenants and other customary closing conditions. Upon the completion of the merger, Ladder Capital Bank is expected to primarily focus on the origination of high quality, low leverage first mortgage commercial loans, which overlaps with our business strategy. If the acquisition of Ladder Capital Bank is completed, the senior management team at Holdings will serve as the senior executives of Ladder Capital Bank. However, Holdings intends to retain the operational banking team currently employed by Ladder Capital Bank as well as hire new additional banking personnel, including a Chief Credit Officer and Head of Retail Banking, allowing the senior management team at Holdings to focus primarily on loan originations. Therefore, if acquired, Ladder Capital Bank would compete with us for opportunities from affiliates of our Manager and for the time and attention of our management team. There is no guarantee as to whether, when or on what terms this acquisition will take place.

Our Manager

We will be externally managed and advised by Ladder Capital Realty Finance Manager LLC, a newly-formed Delaware limited liability company. Pursuant to the terms of a management agreement between our Manager and us, our Manager will be responsible for administering our business activities and day-to-day operations and will provide us with our management team and appropriate support personnel. Pursuant to an advisory agreement between our Manager and Ladder Capital Finance LLC, or our Advisor, our Manager will directly benefit from the highly experienced personnel and resources of the Ladder Capital Group necessary for the implementation and execution of our investment strategy. We do not expect to have any employees. Other than our Chief Financial Officer who will be exclusively dedicated to our company, each of our executive officers will also serve as an officer of the Ladder Capital Group. The Ladder Capital Group will not be obligated to dedicate any of its other executive officers or personnel exclusively to us. Neither the Ladder Capital Group nor our Manager is required to make available any particular individual personnel to us. In addition, none of the Ladder Capital Group, its executive officers and other personnel, including our executive officers supplied to us by the Ladder Capital Group (other than our Chief Financial Officer), will be obligated to dedicate any specific portion of its or their time to our company. Our Manager will be subject to the supervision and oversight of our board of directors.

Our Manager will be comprised of an experienced team of senior managers led by Brian Harris and will include Greta Guggenheim, Pamela McCormack, Robert Perelman, Marc Fox and Kevin Moclair. Brian Harris and Greta Guggenheim initially began working together in the commercial real estate loan origination business at Credit Suisse from 1996 through 1999 and then later worked together at UBS/DRCM from August 2000 until August 2007. In addition, a substantial number of Holdings’ employees worked together previously at UBS/DRCM where they established a track record of originating, underwriting, acquiring, structuring, managing and securitizing a diverse portfolio of commercial real estate mortgages, real estate and real estate-related assets. Between 2002 and 2006, the commercial real estate group at UBS/DRCM, headed by Brian Harris, generated adjusted total revenues of between $230 million and $295 million per year. Adjusted total revenue figures shown below represent gross revenues (comprised of trading revenues and fees, interest income and realized profits) of the commercial real estate group at UBS/DRCM for the years shown, net of financing and hedging costs, realized losses, impairments and mark-to-market adjustments, where applicable. Adjusted total revenue figures do not include deductions for compensation, overhead allocations and other expenses.

Historical data of the UBS/DRCM Commercial Real Estate Group led by Brian Harris(1)

(dollars in millions)	2002	2003(3)	2004(3)	2005	2006(4)

Adjusted total revenues(2)	$249.8	$294.2	$275.0	$285.4	$233.6

(1)	This data is unaudited.

(2)	Adjusted total revenue figures shown above represent gross revenues (comprised of trading revenues and fees, interest income and realized profits) of the commercial real estate group at UBS/DRCM for the years shown, net of financing and hedging costs, realized losses, impairments and mark-to-market adjustments, where applicable. Adjusted total revenue figures do not include deductions for compensation, overhead allocations and other expenses.

(3)	A portion of the 2003 and 2004 revenues (estimated by Brian Harris and members of his management team at such times to be approximately $46 million in the aggregate) relates to realization on equity investments in property acquired or occupied by UBS.

(4)	The revenue figure for 2006 reflects revenue generated while the business was part of UBS Investment Bank and DRCM. The transition of the business out of UBS Investment Bank occurred on June 5, 2006.

This historical data is a reflection of certain aspects of the past performance of Brian Harris and his management team at UBS/DRCM and is not intended to be indicative of, or a guarantee or prediction of, the revenues that we or our management team may generate in the future. Similar data for the commercial real estate group at UBS/DRCM is not available for periods subsequent to the departure of Brian Harris and his management team from UBS/DRCM. Therefore, there is no information or representation as to the actual performance of UBS/DRCM’s commercial real estate asset portfolio (if any) in 2007 and 2008, nor can there be any assurance as to how the UBS/DRCM commercial real estate asset portfolio would have performed if managed during this volatile and turbulent period by Brian Harris and his management team. Although we intend to employ a similar investment strategy to that used by Brian Harris and his management team at UBS/DRCM, certain aspects of our business strategy differ from that model. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. Accordingly, to qualify as a REIT, we must comply with requirements regarding the composition and values of our assets, our sources of income and the amounts we distribute to our stockholders in a manner different from UBS/DRCM. Further, we expect to actively manage our portfolio in a manner so as to avoid registration under the 1940 Act. This will impose limitations on our activity which were not imposed at UBS/DRCM. We also expect to operate with significantly less leverage than did the commercial real estate group at UBS/DRCM. In contrast to the financial results of the commercial real estate group at UBS/DRCM where revenues from securitizations comprised the majority of revenues in the above table for the 2005 and 2006 calendar years and were a significant contribution in other periods, we expect to have significantly less revenue from securitizations as the securitization market may remain effectively closed for the near future. A portion of the adjusted total revenues of the commercial real estate group at UBS/DRCM reflect returns derived from investments in real estate equity. Our current plan is to invest in little, if any, real estate equity. Further, the UBS/DRCM team had more personnel than our Manager currently has and not all of the management team at UBS/DRCM during the periods indicated above are members of our management team. The historical data above also does not take into account management or advisory fees or similar transaction costs which reduce actual revenues. We will pay our Manager a base management fee and an incentive fee and we expect to incur certain transaction costs with respect to the origination, acquisition, financing and management of our assets. Accordingly, the historical data of Brian Harris and his management team at UBS/DRCM are not indicative of the performance of our strategy and we can offer no assurance that our Manager will replicate its historical performance as presented in this prospectus. See “Risk factors—Risks related to our company—Our Manager may not be able to replicate the prior business model used by certain members of our management team and available data for the prior business model is limited.”

Our Manager’s competitive strengths

We believe our business possesses a number of characteristics distinguishing us from our competitors, including:

Experienced management team

Our senior management team, which is comprised of Brian Harris, our Chief Executive Officer, Greta Guggenheim, our President, Pamela McCormack, our General Counsel and Head of Transaction Management, Robert Perelman, our Head of Asset Management, Marc Fox, our Chief Operating Officer, and Kevin Moclair, our Chief Financial Officer, is highly experienced in real estate investing and finance and has significant experience in the commercial real estate sector. Brian Harris joined UBS as Head of Global Commercial Real Estate in 1999. Over the next eight years, he developed UBS/DRCM’s proprietary lending and securitization program into a successful national platform. The core of our management team have worked together during both volatile and stable market conditions and have established a track record of acquiring and managing commercial real estate debt and real estate-related assets, generating what we believe to have been consistently attractive annual returns. For more information about our management team and their track record, see “—About the Ladder Capital Group,” “Our management—Our directors, director nominees and executive officers” and “Our Manager and the management agreement.” We expect that the extensive experience of the members of our management team in the commercial real estate industry will provide us with the ability to effectively deploy our capital in a manner that we believe will provide for attractive risk-adjusted returns but with a focus on capital preservation and protection.

Access to the Ladder Capital Group’s long-standing relationships

The market for our target assets is competitive and we may compete with many other participants for investment opportunities. We believe our Manager’s ability to identify attractive opportunities will distinguish us from many of our competitors. We intend to capitalize on the Ladder Capital Group’s origination platform, structuring expertise and market insight into the commercial real estate sector. The Ladder Capital Group and its strategic investors have established numerous relationships with well-recognized real estate owners, investors, lenders and brokers, including leading investment banks, commercial banks, insurance companies, nationally recognized commercial mortgage brokers and other financial institutions. We expect to benefit from these long-standing relationships across the real estate industry and expect such relationships to help us continue to grow and maintain our pipeline and to generate attractive opportunities that may not be available to many of our competitors or to the general market.

Proven access to capital raising

Since late September 2008, a period marked by unprecedented market illiquidity and volatility, Holdings has successfully raised $611.6 million of permanent equity capital and an affiliate of Holdings obtained a $300 million secured term credit facility from an affiliate of one of our underwriters, Wells Fargo Securities, LLC. Thereafter, Holdings also obtained four additional short-term secured term funding lines from other financial institutions which had approximately $113.3 million outstanding in the aggregate as of June 30, 2009. Additionally, Holdings obtained $224.5 million of TALF financing as of August 31, 2009. We expect our management team to provide us with similar access to major financial institutions and to assist us in obtaining short-term lending facilities and long-term secured debt facilities.

Disciplined lending/strong credit culture

We will seek to maximize our risk-adjusted returns, and preserve and protect capital, utilizing our management team’s strong credit culture. Our management team has long employed a disciplined approach to the credit and market risk of a portfolio through a rigorous underwriting and loan closing process that includes numerous checks and balances to evaluate the risks and merits of each potential transaction. Our Manager will seek to protect and preserve capital by performing a comprehensive risk-reward analysis on each potential transaction, with a focus on relative values between real estate asset sectors, geographic markets and its position in the capital structure, as well as by creating a diversified portfolio of assets that it will actively manage. We expect to benefit from the Ladder Capital Group’s highly specialized, credit analysis techniques, such as its risk management analysis of sponsors and collateral concentrations (i.e., geography, asset type, tenant, etc.), stress analyses of defaults and severities under various scenarios and asset management procedures for early detection of troubled and deteriorating assets.

Vertically-integrated commercial mortgage loan origination platform

The Ladder Capital Group has a vertically-integrated commercial mortgage loan origination platform that allows it to manage and control the loan process from origination through closing. The Ladder Capital Group’s personnel are highly experienced in credit, underwriting, structuring, capital markets and asset management. As a real estate lender, the Ladder Capital Group has a strong credit culture stemming from the extensive experience of its seasoned management team and the team’s in-depth understanding of commercial real estate markets. Through our Manager, we intend to utilize the Ladder Capital Group’s vertically-integrated commercial mortgage loan origination platform to identify, assess and manage risks associated with each opportunity we pursue. In addition, we believe that our access to this platform will allow us to quickly and efficiently execute opportunities we deem desirable.

Structuring flexibility

Our Manager’s ability to provide a wide range of financing products and its ability to customize financing structures to meet borrowers’ needs is one of our key business strengths. In particular, we will seek to be a full-service provider of financing products for borrowers in the commercial real estate industry. We expect to primarily finance the most senior capital positions as well as selectively make mezzanine loans and finance participation and subordinate interests. We believe that our Manager’s experience in creating the loan structures we intend to offer, including its expertise in structuring intercreditor agreements, participation agreements and servicing arrangements that can protect our rights, mitigate losses and enhance returns, will help us offer innovative and customized loan structures to borrowers and produce attractive risk-adjusted returns. In addition, we expect to benefit from our Manager’s independent, segregated loan origination, underwriting, legal due diligence and asset management functions, which we expect will assist us in producing and managing commercial real estate financial loans reflecting our disciplined approach to risk.

No legacy issues

Unlike many of our competitors, we are a newly-formed entity that will not be burdened by distressed legacy commercial real estate assets. We believe we will have a competitive advantage relative to other existing comparable commercial real estate lenders because neither we nor our Manager or its affiliates have a legacy portfolio of lower-return or problem assets that could potentially dilute the attractive returns we believe are available in the current liquidity-challenged environment and/or distract our management team. In addition, we will be an independent “pure-play” commercial real estate finance corporation, which means that our focus will solely be on commercial real estate financing. As a new business, our portfolio of target assets will consist of newly acquired and newly priced assets and we will not have any preexisting assets or legacy exposures, other than those we decide to purchase following this offering, to distract and monopolize our management team’s time and attention. At the completion of this offering and the concurrent private placement, we do not expect to have any adverse credit exposure to, nor our performance to be negatively impacted by, previously purchased assets.

Alignment of the Ladder Capital Group and our Manager’s interests

We have taken steps to structure our relationship with the Ladder Capital Group and our Manager so that our interests and those of the Ladder Capital Group and our Manager are closely aligned. The Ladder Investor has agreed to purchase          shares of our common stock in a concurrent private placement, at a price per share equal to the initial public offering price, with consideration consisting of cash ($             million) and contributed assets (with a deemed value of $65.2 million), for an aggregate investment equal to 20% of the gross proceeds raised in this offering (without giving effect to any exercise by the underwriters of their overallotment option) and the concurrent private placement. The Ladder Investor has agreed to an 18-month lock-up with the underwriters with respect to the securities that they purchase in the concurrent private placement. In addition, we will grant shares of restricted common stock to our Manager under our 2009 equity incentive plan, equal to         % of the number of shares that we issue in this offering (without giving effect to any exercise by the underwriters of their overallotment option) and the concurrent private placement, which will vest ratably on an annual basis over a three-year period commencing on the first anniversary of the completion of this offering and the concurrent private placement. We believe that the significant investment in us by the Ladder Capital Group, through the Ladder Investor, as well as our Manager’s incentive fee structure and our 2009 equity incentive plan, will align our interests with those of the Ladder Capital Group, including our Manager, which will create an incentive to maximum returns for our stockholders.

Initial Asset Contribution

Concurrently with the closing of this offering, Holdings will cause certain assets to be contributed to us in partial payment for the shares of our common stock being purchased in the concurrent private placement by the Ladder Investor. It is expected that the asset contribution will be comprised of (i) two senior first mortgage whole loans with an aggregate outstanding principal amount of $22.7 million, or the initial loans, and (ii) thirteen AAA-rated CMBS which are among the highest (known as “super senior”) classes by priority of various series of CMBS issuances, each of which is TALF-financed and with an aggregate amount of TALF financing of $224.5 million, with an aggregate outstanding principal amount of $266.9 million, or the initial CMBS. The initial loans and the initial CMBS are herein referred to as the initial assets. The initial assets represent Holdings’ entire mortgage loan portfolio and TALF-financed CMBS portfolio since inception through August 31, 2009. The transfer of Holdings’ TALF-financed CMBS portfolio is subject to the approval of the Federal Reserve Bank of New York, or the FRBNY. Subject to the FRBNY’s approval, we will assume all obligations with respect to the related TALF financings, including related guarantees, in conjunction with the contribution of the initial CMBS. The initial assets will be acquired as partial payment ($65.2 million of deemed value) for the issuance of our common stock in the concurrent private placement. The deemed value of the initial assets will be equal to the Ladder Capital Group’s current book value of these assets, which is original cost, adjusted to reflect any receipt of interest payments, principal prepayments, amortized origination fees, and accrual of unpaid interest, calculated on an asset-by-asset basis. The deemed value of the initial assets may change if after the date hereof and prior to the closing of this offering, any prepayments or any additional amortization occurs.

The following table sets forth information, as of August 31, 2009, regarding the initial assets:

Senior First Mortgage Whole Loans to be Contributed(1)

(dollars in thousands)

Property Name	Property Location	Property Type	Occupancy(2)	Loan Amount	Outstanding Principal Balance	Interest Rate	Term	Origination Date(3)	Maturity Date	Origination Fee(4)	Exit Fee(5)	LTV(6)	Amortization	Prepayment Lock Out(7)	Prepayment Fee(8)

Greensburg Commons	Greensburg, Indiana	Anchored Retail(9)	90.10%	$10,153	$10,153	30 Day LIBOR plus 7.50% (with 8.00% floor)	Two Years	7/31/09	8/11/11	1%	1%	54.3%	Interest Only	N/A	Greater of 1% of outstanding principal balance or yield maintenance

Baker Hill Center	Glen Ellyn, Illinois	Grocery Anchored Retail(10)	92.90%	$12,500	$12,500	8.00%	Five Years	8/27/09	9/11/14	1%	1%	56.7%	25-year	24 months	Greater of 1% of outstanding principal balance or yield maintenance

(1)	All data is as of August 31, 2009, except Occupancy and LTV which is as of the origination date.

(2)	Occupancy is as of origination date and presented as a percentage of square feet presently occupied by tenants divided by the total rentable square feet of the building.

(3)	Date of funding of the senior first mortgage whole loan by a Ladder Capital Group lending entity.

(4)	The unamortized origination fee paid at closing will be credited to us upon transfer of the asset.

(5)	Represents the fee, if any, payable by the mortgage borrower upon termination, payoff or maturity of the first mortgage loan.

(6)	Represents the ratio of loan amount to appraised property value at the time of closing.

(7)	Period during which prepayments are prohibited, if any.

(8)	A yield maintenance payment is a calculated premium that will result in the same yield as if the borrower made all scheduled mortgage payments from the date prepaid through the specified maturity date.

(9)	Anchor tenant is Wal-Mart Stores, Inc. and other major tenants include Staples, Inc.

(10)	Anchor tenant is Dominick’s Finer Foods LLC.

TALF-Financed CMBS to be Contributed(1)

CMBS												TALF Financing
Issue	Class	Expected AVL(2)		Coupon(3)		Face Amount(4)	Price%(5)		Cost(6)	Expected Unleveraged YTM(7)		Loan Closing Date	Loan Maturity Date	Loan Principal	Loan Coupon(8)		Total Cost of Funds(9)		Estimated Leveraged YTM(10)*

Bank of America Commercial Mortgage, Series 2007-1	A2	2.36		5.38%		$16,417,500	100.52		$16,503,435	5.10%		8/28/09	8/28/12	$13,750,649	3.0715%		3.1562%		14.83%
Bear Stearns Commercial Mortgage Securities Trust, Series 2006-PWR12	A2	1.71		5.69%		$12,000,000	101.56		$12,187,695	4.69%		8/28/09	8/28/12	$10,200,000	3.0715%		3.1885%		12.37%
Bear Stearns Commercial Mortgage Securities Trust, Series 2006-PWR13	A2	2.05		5.43%		$14,000,000	100.96		$14,134,531	4.90%		8/28/09	8/28/12	$11,900,000	3.0715%		3.1691%		14.14%
Bear Stearns Commercial Mortgage Securities Trust, Series 2006-PWR14	A2	2.30		5.12%		$34,000,000	100.58		$34,198,750	4.84%		8/28/09	8/28/12	$28,900,000	3.0715%		3.1585%		14.00%
Bear Stearns Commercial Mortgage Securities Trust, Series 2007-T26	A2	2.47		5.33%		$12,450,000	100.81		$12,550,594	4.97%		8/28/09	8/28/12	$10,579,969	3.0715%		3.1525%		14.70%
COMM 2006-C7 Mortgage Trust	A2	1.60		5.69%		$14,000,000	101.24		$14,173,359	4.85%		8/28/09	8/28/12	$11,900,000	3.0715%		3.1965%		13.48%
Credit Suisse First Boston Mortgage Securities Corp., Series 2005-C5	A3	3.28		5.10%		$14,000,000	97.94		$13,711,250	5.79%		8/28/09	8/28/14	$11,611,250	3.8718%		3.9328%		16.09%
Credit Suisse Commercial Mortgage Trust, Series 2006-C1	A2	0.99		5.51%		$17,780,000	100.47		$17,863,072	4.86%		8/28/09	8/28/12	$15,113,000	3.0715%		3.2735%		13.58%
GMAC Commercial Mortgage Securities, Inc., Series 2006-C1	A2	1.25		5.15%		$23,125,000	100.32		$23,198,169	4.83%		7/24/09	7/24/12	$19,229,136	3.0275%		3.1875%		12.77%
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2006-CIBC16	A2	2.07		5.45%		$25,000,000	101.15		$25,288,086	4.83%		7/24/09	7/24/12	$21,074,119	3.0275%		3.1241%		13.35%
JPMorgan Chase Commercial Mortgage Securities Trust, Series 2006-LDP8	A2	2.06		5.29%		$40,000,000	100.13		$40,050,391	5.17%		8/28/09	8/28/12	$33,860,000	3.0715%		3.1686%		16.14%
Wachovia Bank Commercial Mortgage Trust, Series 2005-C19	A3	1.28		4.57%		$20,000,000	99.86		$19,971,875	4.58%		8/28/09	8/28/12	$16,807,338	3.0715%		3.2278%		11.76%
Wachovia Bank Commercial Mortgage Trust, Series 2007-C31	A2	2.74		5.42%		$24,143,000	95.94		$23,162,191	7.07%		8/28/09	8/28/12	$19,540,741	3.0715%		3.1445%		28.25%

TOTAL		2.01	(11)	5.29%	(11)	$266,915,500	100.03	(11)	$266,993,398	5.13%	(11)			$224,466,201	3.1050%	(11)	3.2145%	(11)	15.25%	(11)

(1)	All CMBS being contributed are rated “AAA” and were purchased by the Ladder Capital Group on trade dates between July 14, 2009 and August 19, 2009.

(2)	Approximate expected remaining average life of the CMBS in years. For CMBS purchased at various times on varying dates in separate lots, the expected remaining average life is that of the most recent CMBS lot purchased.

(3)	“Coupon” is the stated interest rate per annum of the CMBS at the time of purchase.

(4)	“Face amount” is the principal balance of the CMBS and may be reduced from time to time if payments of principal are made on loans underlying the CMBS. As of the date of this prospectus, all CMBS listed have a “current factor” of 1.00, meaning that no principal payments have yet to occur on the purchased certificate class of the CMBS.

(5)	Price reflects the weighted average percentage of face amount at which the Ladder Capital Group purchased the CMBS (at various times on varying dates for the same CUSIP), excluding accrued interest.

(6)	Cost reflects the aggregate dollar cost of acquisition of the CMBS by the Ladder Capital Group upon settlement of the various purchases (at various times on varying dates for the same CUSIP).

(7)

Reflects the expected yield to maturity of the CMBS at the time of purchase, assuming no leverage employed. Expected yield to maturity necessarily assumes full scheduled performance of the obligations underlying the CMBS. CMBS may perform differently than expected due to prepayments, defaults or other factors outside of our control, and the variation from expected performance may be material. Therefore, there can be no assurance that the CMBS will continue to perform as expected or that the expected yield to maturity will be realized. Yield will vary based on the purchase price of the CMBS and leverage employed.

(8)	The stated interest rate per annum of the TALF financing.

(9)	Represents the TALF Loan Coupon plus the 20 basis point administrative fee on TALF loan principal charged by the Federal Reserve for participation in the TALF program, amortized over the expected average life of the CMBS.

(10)	Reflects the estimated yield to maturity of the CMBS as purchased and subsequently leveraged with the indicated TALF financing. For the purposes of this chart, the estimated yield to maturity is calculated in accordance with the following formula:

(Cost * Expected Unleveraged YTM) – (Loan Principal * Total Cost of Funds)

(Cost – Loan Principal)

Estimated leveraged yield to maturity necessarily assumes full scheduled performance of the obligations underlying the CMBS. CMBS may perform differently than expected due to prepayments, defaults or other factors outside of our control, and the variation from expected performance may be material. Therefore, there can be no assurance that the CMBS will continue to perform as expected or that the estimated leveraged yield to maturity will be realized.

(11)	Reflects weighted average numbers.

*	Under the terms of the TALF loans, a borrower is subject to an annual cap on cash flow which equals 25% (in the case of a five-year TALF loan) or 30% (in the case of a three-year TALF loan) of the equity invested in the TALF-financed CMBS. Any cash flow that exceeds such cap shall be used by the lender to amortize the TALF loan.

Market opportunity

We believe there is an unprecedented market opportunity for well capitalized commercial real estate lenders to originate attractively priced loans with strong credit fundamentals on high quality income-producing real estate. This opportunity, which we expect to persist for several years, is the result of a substantial decline in the aggregate balance sheet capacity of commercial real estate lenders amidst a backlog of over $1.8 trillion of maturing commercial real estate loans that will need to be refinanced from 2009 through 2012.

According to the Federal Reserve, the volume of commercial and multifamily mortgage debt outstanding grew by over 60% from the beginning of 2004 through the end of 2008 to $3.5 trillion. This growth was fueled by rising commercial real estate property values, a strong economy and an abundance of debt and equity capital. As the market expanded, commercial real estate values rose to levels higher than the underlying real estate fundamentals justified due to overly optimistic underwriting projections, the willingness of certain commercial real estate investors to accept lower rates of return (known as “cap rate compression”) and extremely high leverage levels. During this period, financing terms became increasingly favorable to borrowers as lenders aggressively underwrote loans to drive fee income from “originate-to distribute” securitization programs that transferred credit risk from lenders’ balance sheets to investors.

Commercial and multifamily mortgage debt outstanding:

In February 2007, severe credit problems in the subprime residential mortgage market led to a re-examination of credit standards across all financing markets, including commercial real estate. In April 2007, in order to better reflect inherent risks, Moody’s Investors Service modified its models that determine how ratings to commercial mortgage-backed bonds are assigned. This shift led to a long-term structural change in the commercial real estate lending market, and investors reacted by requiring tighter underwriting standards. Commercial real estate lenders became saddled with billions of dollars of more loosely underwritten loans that were originally targeted for distribution to investors through securitizations. These loans either had to be held by the lenders or sold at a loss due to a substantial downward repricing. Either option required lenders to hold additional capital and limited the lenders’ capacity to originate new commercial real estate loans. As a result, a widespread lack of liquidity developed in the commercial real estate market, which caused a dramatic rise in the cost of credit as illustrated by the increase in the yield on CMBS with ten-year maturities as represented by the spread over swaps as set forth in the table below. A CMBS bond typically trades at a yield equal to a certain spread over the swap rate that most closely matches its average life. The swap rate is the rate at which one can “swap” a fixed cash flow for a floating rate (LIBOR-based) cash flow. As an example, if a 5-year CMBS is trading at swaps +100 and the 5-year swap rate is 2.8%, then the current yield on that CMBS is 3.8%. As spread increases, a bond’s yield increases and its price decreases.

Amidst the ongoing commercial real estate pricing correction, many traditional commercial lenders have ceased or significantly decreased lending due to diminished balance sheet capacity and, in some cases, as a result of having been acquired or having entered bankruptcy. For instance, banks which are significant providers of commercial mortgages are experiencing significant stress. According to the Federal Deposit Insurance Corporation as of August 28, 2009, 84 depository institutions with more than $90 billion in combined assets have failed in 2009. In 2008, 25 depository institutions with approximately $372 billion in combined assets failed, as compared to 2007 in which only three banks with approximately $2.6 billion in combined assets failed.

FDIC Problem Institutions (1999 – 2Q 2009)

As the commercial real estate pricing correction continues, the availability of credit has plummeted and the lenders who remain active in the commercial real estate lending space have dramatically tightened their underwriting standards. As shown in the graph below, a July 2009 Federal Reserve survey reported that over 46% of domestic banks surveyed had tightened their lending standards and terms for commercial real estate loans during the preceding three months. At the same time, approximately 63% of banks reported weaker demand for these loans, the second highest net percentage so reporting since the survey began tracking this data in 1995.

Federal Reserve Loan Officer Survey – Underwriting Standards

Additionally, CMBS is not currently a major source of liquidity for the commercial real estate sector as the credit contraction has virtually shut down the market.

CMBS issuance volumes through June 30, 2009

We believe that while the number and activity levels of market participants will be substantially lower than levels of the past five years, the lending opportunities will be vast. According to estimates from industry sources we believe to be reliable, over $1.8 trillion of commercial real estate debt will mature over the next four years, with over $400 billion maturing in each of 2009 through 2012. We believe well capitalized lenders may now be highly selective while originating loans with strong credit fundamentals and historically wide spreads in this environment.

Annual Maturities

Our investment strategy

Our objective is to protect and preserve capital in a manner that provides for attractive risk-adjusted returns to our investors over the long term through dividends and capital appreciation. We intend to achieve this objective by selectively originating, acquiring and managing a diversified portfolio of our target assets designed to generate attractive risk-adjusted returns across a variety of market conditions and economic cycles. We believe that the flexibility of our investment strategy, combined with our expertise in our target assets and our long-term, primary focus on newly originated first mortgage loans, should enable us to achieve our objective.

We expect our Manager to take advantage of long-term structural changes in the real estate lending market by originating and acquiring high quality income producing commercial real estate mortgage loans and other real estate debt instruments at attractive spreads from high quality sponsors and low loan-to-value assumptions. To a much lesser extent, we also expect our Manager to seek to capitalize on opportunities created by the lack of liquidity in the real estate market and to take advantage of opportunistic pricing dislocations created by distressed sellers or distressed capital structures where a lender or holder of a loan or security is in a compromised situation due to balance sheet constraints, the relative size of its portfolio, the magnitude of nonperforming loans and/or regulatory/rating agency issues driven by potential capital adequacy or concentration issues.

In pursuing investment opportunities with attractive risk-reward profiles, we expect that our Manager will incorporate its views of the current and future economic environment, its outlook for real estate in general and particular asset classes, and its assessment of the risk-reward profile derived from its underwriting and cash flow analysis, including taking into account relative valuation, comparable analyses, supply and demand trends, level of interest rates, shape of the yield curve, prepayment rates, financing and liquidity, real estate prices, delinquencies, default rates, recovery of various sectors and vintage of collateral. In general, our Manager’s investment decision will be based on a fundamental analysis of the asset securing the loan and an evaluation of the asset’s relative value and strength of the borrower. All investment decisions will be made so that we maintain our qualification as a REIT and our exemption from registration under the 1940 Act.

In addition, in each financing transaction we undertake, our Manager will seek to control as much of the capital structure as possible. Our Manager will generally seek to accomplish this through the direct origination of first mortgage loans and other assets, which will be acquired with the intention of holding to maturity, or by selling some or all of the risk via syndication and securitization executions. By providing a single source of financing to a borrower, we intend to streamline the lending process, give greater certainty of execution to the borrower and retain the portion of the capital structure that we believe will generate attractive risk-adjusted returns.

In order to capitalize on the changing sets of investment opportunities that may be present in the various points of an economic cycle, we may expand or refocus our investment strategy by emphasizing investments in different parts of the capital structure and different sectors of real estate. Our investment strategy may be amended from time to time, if recommended by our Manager and approved by our board of directors. We will not seek stockholder approval when amending our investment strategy.

Target assets

First mortgage loans.    We may originate or acquire fixed and floating rate loans secured by first mortgage liens on income-producing commercial real estate which provide short-, medium- or long- term mortgage financing to commercial property owners that generally have maturity dates ranging from one to ten years.

Fixed rate loans.    Fixed rate first mortgage loans are generally made to well-capitalized borrowers and secured by commercial real estate assets with, such loans typically have five- or ten-year balloon payment maturities. Interest rates on fixed rate loans are determined at initiation based on a U.S. Treasury bond with similar duration. As such loans are originated, we expect to hold such loans on our balance sheet that we expect will be supported by an asset-based lending facility to be provided to us by a third party. When and if the commercial real estate securitization markets return, we expect that we may pool fixed rate loans with other mortgages for sale into CMBS transactions and, upon the sale, repay the borrowings on the warehouse facility and recycle the equity capital used to originate or acquire these loans. Key drivers of returns in fixed rate loan products are the interest rates and the net interest margin.

Floating rate loans.    Floating rate loans are generally made to well-capitalized borrowers and secured by commercial real estate assets, such loans typically having one- to five-year maturities. Interest rates on floating rate loans are determined using an index such as LIBOR or other base rates for establishing the interest rate for a relevant period. As such loans are originated, we expect to hold such loans on our balance sheet that we expect will be supported by an asset based lending facility to be provided to us by a third party. When and if the commercial real estate securitization markets return, we expect that we may pool floating rate loans with other mortgages for sale into CMBS transactions several times a year and, upon the sale, repay the borrowings on the warehouse facility and recycle the equity capital used to originate or acquire these loans. Key drivers of returns in floating rate loan products are the interest rates, fees, and net interest margin.

In some cases, we may originate and fund a first mortgage loan with the intention of selling the senior tranche and retaining the subordinated tranche, or a B-Note, or a mezzanine loan tranche. In some cases, we may originate and fund first mortgage loans with the intention of securitizing such loans in a CMBS or CDO vehicle in which we would retain the subordinate tranches of such CMBS or CDO as well as the equity portion of the CDOs. We may receive origination fees, extension fees, modification fees or similar fees in connection with our first mortgage loans.

Senior participation interests in first mortgage loans.    A senior participation interest in an underlying first mortgage loan on commercial real estate, or A-Note, is created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants, the performance of which depends upon the performance of the underlying loan. If the underlying borrower defaults, the participant typically has no recourse against the originator of the loan.

We expect that over time most of our investment activity will consist of first mortgage loans that we originate. Origination of a loan means the extension of credit by us to a borrower secured by real estate or real estate-related collateral.

To a lesser extent, we will originate, acquire and manage CMBS:

Commercial mortgage-backed securities.    CMBS are securities which are collateralized by, or evidence ownership interests in, a mortgage loan secured by a single commercial property, or a partial or entire pool of mortgage loans secured by commercial properties. We may purchase investment grade CMBS, which are rated BBB- (or Baa3) or higher. We do not generally expect to otherwise acquire below investment grade CMBS, which are rated lower than BBB- (or Baa3), or unrated CMBS, provided that below investment grade CMBS and unrated CMBS may be retained by us in connection with a sale or securitization of our first mortgage loans. For the first two to three quarters following the completion of this offering and the concurrent private placement, we intend to deploy a significant portion of the net proceeds from these offerings (resulting in a greater percentage of our overall portfolio of target assets than we expect to have within approximately 12 months following the completion of this offering and the concurrent private placement) to acquire senior CMBS to opportunistically take advantage of the TALF and provide current revenue as we build our pipeline of loan originations. We expect the CMBS we acquire during this initial period to be the most senior priority by subordination with respect to vintages from 2008 and earlier and investment grade with respect to more recent vintages. Additionally, until other appropriate uses for the net proceeds of this offering and the concurrent private placement can be identified, we may invest in senior CMBS with short duration.

In general, we intend to purchase CMBS that we expect will yield high current interest income and where we consider the return of principal to be likely. The yields on CMBS depend on the timely payment of interest on, and principal of, the underlying mortgage loans. Defaults by the borrowers under such loans may ultimately result in deficiencies and defaults on the CMBS. In the event of a default by the issuer of the CMBS, the trustee for the benefit of the holders of the CMBS has recourse only to the underlying pool of mortgage loans and, if an underlying mortgage loan is in default, to the property securing such loan. After the trustee has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy will be available. Holders of senior classes of CMBS expect to be protected to a certain degree by the structural features of the securitization transaction within which such CMBS were issued, such as the subordination of the junior classes of the CMBS, although such protection is not absolute.

We intend to acquire CMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities. To the extent the market allows, we intend to finance our first mortgage loans in part through the issuance of AAA-rated CMBS, which we expect should be eligible to be purchased by investors who are able to borrow under the TALF, while retaining the subordinate securities in our portfolio. CMBS financed under the TALF may not be junior to other securities with claims on the same pool of underlying commercial mortgage loans, must have a credit rating in the highest long-term investment-grade rating category from at least two TALF CMBS-eligible rating agencies and must not have a credit rating below the highest investment-grade rating category from any TALF CMBS-eligible rating agency. There can be no assurance that we will be able to utilize the TALF or any other U.S. Government programs successfully or at all. See “Management’s discussion and analysis of financial condition and results of operations—Recent regulatory developments—The Term Asset-Backed Securities Loan Facility.”

Non-core assets:    We expect a relatively small portion of our investment activity will take the form of:

First mortgage loan financing.    Loans made to holders of commercial real estate first mortgage loans that are secured by such first mortgage loans. The performance of first mortgage loan financing will depend upon the performance of the underlying real estate collateral.

B-Notes.    We may originate B-Notes or acquire them in negotiated transactions with other originators or in the secondary market. A B-Note is typically a privately negotiated loan that is secured by a first mortgage on a single large commercial property or group of related properties and subordinated to an A-Note secured by the same first mortgage on the same property or group. The subordination of a B-Note typically is evidenced by an inter-creditor agreement with the holder of the related A-Note. B-Notes are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding A-Note. We may receive origination fees, extension fees, modification or similar fees in connection with our B-Notes.

Mezzanine loans.    We may originate or acquire mezzanine loans, which are loans made to commercial property owners that are secured by pledges of the borrower’s ownership interests in the property and/or the property owner. Because mezzanine loans are not directly secured by a mortgage on the subject property, they are effectively subordinate to whole loans secured by first or second mortgage liens on that property, but are senior to the borrower’s equity in the property. Upon default, the mezzanine lender can foreclose on the ownership interests pledged under the loan and thereby succeed to ownership of the property, subject to liens of the mortgage holders on the property. Mezzanine loans are subject to more credit risk that mortgage loans. We may receive origination fees, extension fees, modification or similar fees in connection with our mezzanine loans.

In addition, we may elect to collaborate with one or more other sources of capital to originate or acquire fixed rate, interim or mezzanine loans or invest in a special situation that would require an aggregate amount of capital that is either too large for us to provide alone or which we would not want to provide alone due to the impact such a transaction would have on the overall diversification of our portfolio. In such a case, we may choose to form a new subsidiary or form or otherwise invest in a joint venture vehicle or other entity to facilitate execution of such a transaction. The exact structure and terms of any such arrangement would be determined on a case-by-case basis.

Other commercial real estate-related investments

In addition to our target assets described above, subject to maintaining our qualification as a REIT, we may also make limited purchases in certain additional assets which are not considered our target assets, including corporate bank debt, corporate bonds, preferred equity interests, term loans and revolving or syndicated credit facilities, real estate assets related to corporate divestitures and other real estate-related debt.

Based upon existing market conditions, we currently expect our portfolio of assets at the end of our first year of operations to be comprised of between 70% to 90% of first mortgage loans with substantially all of such first mortgage loans being originated by us, 0% to 15% of senior CMBS, 5% to 15% of cash and other target assets, and 0% to 15% of non-core assets. There can be no assurance that our portfolio of assets will be allocated in such a manner, or that our portfolio of assets will not change over time. The allocation of our capital among our assets will depend on prevailing market conditions and may change over time in response to interest rates, general economic and credit conditions as well as other market conditions.

Target asset guidelines

Our board of directors will adopt the following target asset guidelines:

•	no investment will be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

•	no investment will be made that would cause us to be regulated as an investment company under the 1940 Act;

•	our portfolio will be predominantly in our target assets;

•	at least a majority of our assets (beginning with the 12-month anniversary of the completion of this offering and the concurrent private placement) will consist of first mortgage loans;

•	no investment will be made in land loans or “ground up” or other construction loans; and

•

until other appropriate uses can be identified, our Manager may invest the proceeds of this and any future offerings in interest-bearing, short-term investments, including money market accounts and senior CMBS with short duration, that are consistent with our intention to qualify as a REIT.

For the first two to three quarters following the completion of this offering and the concurrent private placement, we intend to deploy a significant portion of the net proceeds from these offerings (resulting in a greater percentage of our overall portfolio of target assets than we expect to have within approximately 12 months following the completion of this offering and the concurrent private placement) to acquire senior CMBS to opportunistically take advantage of the TALF and provide current revenue as we build our pipeline of loan originations. We expect the CMBS we acquire during this initial period to be the most senior priority by subordination with respect to vintages from 2008 and earlier and investment grade with respect to more recent vintages. We expect that over time most of our investment activity will consist of first mortgage loans that we originate.

Our target asset guidelines will generally not limit the amount of equity that may be deployed in any type of our target assets. In addition, our target asset guidelines may be changed from time to time by our board of directors without the approval of our stockholders.

Our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our equity that will be invested in any of our target assets at any given time. We believe that the flexibility of our investment strategy, combined with our expertise in our target assets and our long-term focus on newly originated senior assets, will enable us to make distributions and achieve capital appreciation throughout changing interest rate and credit cycles and provide attractive risk-adjusted long-term returns to our stockholders under a variety of market conditions and economic cycles.

Leverage policies/financing strategy

We intend to employ leverage, to the extent available, to fund the origination and acquisition of our target assets and to increase potential returns to our stockholders. Although we are not required to maintain any particular leverage ratio, the amount of leverage we will deploy for particular target assets will depend upon our Manager’s assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our portfolio, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, including hedges, the availability and cost of financing the assets, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial mortgage markets, our outlook for the level, slope, and volatility of interest rates, the credit quality of our target assets, the collateral underlying our target assets, and our outlook for asset spreads relative to the LIBOR curve. Our charter and bylaws do not limit the amount of indebtedness we can incur, and our board of directors has discretion to deviate from or change our indebtedness policy at any time. We intend to use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates.

Initially, we intend to deploy leverage on our target assets, on a debt-to-equity basis, of approximately 1.0 to 1.0 on a portfolio basis. If we obtain financing under the TALF or any other U.S. Government programs, we expect to incur significantly more leverage. For example, with respect to the TALF, we expect to finance up to 85% of each of our eligible CMBS assets on a non-recourse basis. With respect to other U.S. Government programs, to the extent we expect to utilize them at all, we would utilize such amount of non-recourse leverage up to the amount permitted under the guidelines of the applicable program. When market conditions allow, we intend to finance our first mortgage loans in part through the issuance of AAA-rated CMBS, which we expect should be eligible to be purchased by investors who are able to borrow under the TALF, while retaining the subordinate securities in our portfolio. There can be no assurance that we will be able to utilize the TALF or any other U.S. Government programs successfully or at all. See “Management’s discussion and analysis of financial condition and results of operations—Recent regulatory developments” for a description of the TALF and other U.S. Government programs. We will also seek to obtain financings, including secured term loans or revolving facilities, traditional repurchase or other secured credit facilities and other private funding sources. In addition, when market conditions allow, we expect to reduce the principal risk associated with our origination and investment activities through securitizations, syndications, participations and, to the extent consistent with maintaining our qualification as a REIT, other sales of portions of our assets, and we may choose to enhance our returns through the use of higher leverage, with an emphasis on using term financings, including through the creation of securitization vehicles. We may also seek to raise further equity capital or issue debt securities in order to fund our future activities.

Subject to maintaining our qualification as a REIT, we intend to utilize derivative financial instruments (or hedging instruments), including interest rate swap agreements, interest rate cap agreements, interest rate swaptions, puts and calls on securities or indices of securities, exchange traded derivatives, U.S. Treasury securities and options on U.S. Treasury securities, and interest rate floors, in an effort to hedge the interest rate risk associated with the financing of our portfolio of target assets. Specifically, we will seek to hedge part of our exposure to potential interest rate mismatches between the interest we earn on our assets and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives will be to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a spread between the yield on our assets and the cost of our financing.

For additional details with respect to our leverage policies and financing and hedging strategy see “Management’s discussion and analysis of financial condition and results of operation—Liquidity and capital resources.”

Investment committee

Our Manager will have an investment committee that will initially be chaired by Brian Harris and will also include Greta Guggenheim, Kevin Moclair and Pamela McCormack. Our Manager’s investment committee will make investment, financing, asset management and disposition decisions on our behalf. The investment committee will periodically review our portfolio and its compliance with our target asset guidelines, and our asset management team will provide our board of directors a report at the end of each quarter in conjunction with its review of our quarterly results. For a description of our target asset guidelines, please see “—Target asset guidelines.” All of our investments will require the approval of our Manager’s investment committee. In addition, any investment in excess of 10% of our equity will require the approval of the risk and underwriting committee of our board of directors, which consists of Brian Harris, Jonathan Bilzin, Howard Park and                  and                 , two of our independent directors, acting by an 80% supermajority vote. Any investment in excess of 20% of our equity will require the approval of our board of directors. From time to time, as deemed appropriate or necessary, the risk and underwriting committee of our board of directors and our board of directors will also review our portfolio and its compliance with our target asset guidelines and the appropriateness of our target asset guidelines and strategies. For a description of our risk and underwriting committee, please see “Our management—Risk and underwriting committee.”

Investment process

The table below outlines the expected flow of our operations from asset origination to closing and asset management.

Origination, due diligence and underwriting of loans

Our Manager will focus on the origination and select acquisition of income-producing commercial real estate first mortgage loans. Our Manager will be responsible for each stage of our loan origination and acquisition process, which will include: (1) sourcing deals from the brokerage community and directly from real estate owners, operators, developers and investors; (2) performing due diligence with respect to underwriting the investment; (3) undertaking risk management with respect to individual loans and our aggregate portfolio; (4) executing the closing of a loan investment; and (5) analyzing ongoing capital markets and asset management options.

The origination process typically begins when a loan broker visits a property and assembles an application “package” for submission to a loan originator. The loan broker’s visit is generally the first of many physical reviews of the property, which is usually checked several times by various parties to ensure that the building is safe, well-built and has the characteristics, qualities, and value represented by the borrower. If a loan originator is satisfied with the broker’s package, credit and background checks on all counterparties are conducted and a term sheet is delivered to the borrower. The term sheet generally outlines the interest rate and offered terms (maturity and amortization schedule) as well as various lending requirements (such as insurance, escrows, reserve requirements and lockbox requirements). The document generally states that the loan application or term sheet is contingent on a full underwriting confirming the value and characteristics of the property. If the borrower accepts, the underwriting process begins.

An underwriter’s role is to perform due diligence on a property and verify and expand upon the originator’s due diligence on investments. Our underwriters are expected to conduct and manage a thorough due diligence and underwriting process with respect to our loans.

The first step in the underwriting is generally a site and property inspection by an in-house or contracted underwriter with expertise in the particular property type and geographic region. The underwriter will also generally hire third parties to gather and analyze market data on rents, values, vacancy rates, supply, absorption, demographics and employment, including available “market color” that is not widely known by people outside of the relevant region and is generally obtained from colleagues and other contacts within the commercial real estate industry. These processes are often run in parallel with those of other third party vendors engaged to conduct specific, specialized due diligence. As part of the process, the underwriter will generally review and approve all summaries and reports prepared by third party vendors, which generally include: an independent MAI appraisal (which indicates that the appraisal has been issued by a Member of the American Appraisal Institute, a trade organization that monitors appraisers and holds them to a higher standard than appraisers who are merely licensed but do not belong to such an organization. Market practices generally require that either the property is “clean” before lending or that any risks identified are controlled) for an independent opinion of value as well as additional supporting property and market data; a property condition/engineering report typically issued by an approved licensed engineer and/or registered architect for an independent and specialized assessment of the safety and soundness of a property and that typically is intended to identify any issues that may warrant further investigation and provide an estimate of the cost to bring a property into good repair; environmental report(s), including a Phase I Environmental Assessment, from an environmental consulting firm to identify and evaluate potential environmental hazards including ground water pollution, polychlorinated biphenyl, lead paint, asbestos and/or radon gas; and agreed upon procedures completed by independent third-party accountants (where applicable).

In addition to conducting diligence on the property’s physical characteristics, the underwriter generally performs cash flow analyses. Such cash flow analyses are generally used to determine the ability of the property to generate cash, and they may include assessing current and historical data on the property’s rent roll, operating expenses, capital expenditures, reserves and lease structure; calculating the property’s NOI to estimate the building’s value by measuring the property’s ability to generate income after expenses but before taxes, depreciation and debt service; and calculating the property’s underwritten net cash flow to estimate the building’s ability to service its debt by adjusting the NOI to account for anticipated future income based on existing lease terms for increased rents and/or anticipated future expenses including tenant roll-over and replacement or repair of major building components.

As part of the cash flow analyses, the underwriter will generally look at all engineering reports for the cost to repair or remediate any deficiencies. In addition, just as underwriters generally use outside experts to evaluate the physical condition of the building, they also generally hire outside counsel to evaluate the various legal documents such as the leases, title, title insurance, opinion letters, tenant estoppels, organizational documents (for the borrower’s corporate structure), and other agreements and documents related to the property.

If the condition and value of a property and the cash flow it produces are strong enough to support the loan requested, and if the pricing of the loan appears profitable, the underwriter is expected to prepare a complete credit memorandum and asset summary to present the loan to our Manager’s investment committee.

Origination, acquisition, due diligence and underwriting of other target assets

In addition, our Manager will be responsible for sourcing and screening other investment opportunities, assessing investment suitability, conducting interest rate and prepayment analysis, evaluating cash flow and collateral performance, reviewing legal structure, servicer and originator information and structuring investments, as appropriate. Upon identification of an investment opportunity, the investment will be screened and monitored by our Manager to determine its impact on maintaining our REIT qualification and our exemption from registration under the 1940 Act. Once a potential investment has been identified, our Manager will perform financial, operational, credit and legal due diligence to assess the risks of the investment. Our Manager will analyze our target assets and conduct follow-up due diligence as part of the underwriting process. As part of this process, the key factors which our Manager will consider include, but are not limited to, documentation, debt-to-income ratio, loan-to-value ratios and property valuation. Consideration is also given to other factors such as price of the pool, geographic concentrations and type of product. Our Manager will refine its underwriting criteria based upon actual loan portfolio experience and as market conditions and investor requirements evolve. The evaluation process will also include relative value analyses based on yield, credit rating, average life, expected duration, option-adjusted spreads, prepayment assumptions and credit exceptions. Other considerations in our investment process will include analysis of fundamental economic trends, suitability for investment by a REIT and relevant regulatory developments.

In evaluating the merits of any particular proposed investment, our Manager will also evaluate the diversification of our portfolio of assets. Prior to making a final investment decision, our Manager will determine whether it expects that a target asset would cause our portfolio of assets to be too heavily concentrated with, or cause too much risk exposure to, any one borrower, real estate sector, geographic region, source of cash flow for payment or other issues. Our Manager has not set any particular percentage target for any of these factors. It will monitor each of these factors when originating or acquiring an investment to avoid the company’s portfolio containing too heavy a concentration in any one of these factors. If our Manager determines that a proposed investment presents excessive concentration risk, it may determine not to acquire an otherwise attractive asset on our behalf.

Risk management

Risk management is a significant component of our strategy to deliver consistent risk-adjusted returns to our stockholders. As part of our risk management strategy, our Manager will closely monitor our portfolio and actively manage the financing, interest rate, credit, prepayment and convexity risks associated with holding a portfolio of our target assets. In addition, our Manager’s investment committee, our risk and underwriting committee or our board of directors, as applicable, will approve each transaction based on its size.

Transaction management.    Members of the transaction management team will generally be responsible for coordinating the use of and managing outside counsel and will generally work directly with originators and borrowers to manage, structure, negotiate and close all transactions, including reviewing documents and due diligence reports, consulting with outside counsel on significant business, credit and/or legal issues, as well as facilitating the funding and closing of all investments and dispositions, including through securitizations and other loan sales. Members of this team will also be expected to assist with whole or partial loan sales, support asset managers with post closing issues and coordinate with internal business control units to facilitate transactions.

Asset management.    We consider active asset management to be an integral part of successfully managing commercial real estate debt. Our Manager, through the Ladder Capital Group, has a dedicated, in-house asset management team comprised of experienced professionals who will provide us with critical oversight. Our Manager’s asset management team will monitor all assets in our portfolio and work closely with borrowers to assist in maximizing performance of our assets. With respect to our mortgage assets, our

Manager’s asset management team will review and monitor annual budgets on a quarterly basis for any variance, directing follow-up and other questions back to the borrower. In addition, we also review monthly remittance reports to ensure that our third-party mortgage loan servicers strictly adhere to the servicing standards set forth in the applicable servicing agreements. Loan modifications, asset recapitalizations and other variations to a borrower’s business plan or budget will generally be vetted through our Manager’s asset management team with a recommended course of action presented for approval to our Manager’s investment committee, our risk and underwriting committee or our board of directors, as applicable. With respect to our CMBS, our Manager’s asset management team will review monthly remittance reports to ensure that the third-party master and special servicers and trustee strictly adhere to the servicing standards set forth in the applicable pooling and servicing agreements. Quarterly portfolio management reports will generally be prepared by our Manager’s asset management team to assist us with internal risk management and all materials will be submitted to our Manager’s investment committee, our risk and underwriting committee and our board of directors, as applicable, for review on a quarterly basis. Our focus and value creation will be centered on careful asset specific and market surveillance, rigid enforcement of loan and security rights, and timely sale of underperforming positions. One of the key determinants in the underwriting process is the evaluation of potential exit strategies. Our Manager’s asset management team will monitor each asset and review the potential disposition strategies on a regular basis in order to position assets to realize appreciated values and maximize returns.

A primary responsibility of our Manager’s asset management team will be to interface with both the mortgage loan servicers and securities custodians engaged by it for loan level oversight and asset performance tracking. Specific responsibilities of our Manager’s asset management team include: coordinating cash processing and cash management for collections and distributions to our company through mortgage loan servicers and/or borrower lock box accounts that are set up to trap all cash flow from a mortgaged property; monitoring tax and insurance administration to ensure timely payments from funded escrows to appropriate authorities and maintenance or placement of applicable insurance coverages for mortgaged properties; assisting with escrow analysis to maintain appropriate balances in required accounts; monitoring Uniform Commercial Code administration for continued compliance with lien laws in various jurisdictions; assisting with reserve and draw management from pre-funded loan collateral reserve accounts, including monitoring draw requests for legitimacy and budget accuracy; coordinating and conducting site inspections and surveillance activities, including periodic analysis of financial statements, rent rolls, and operating statements; completing and continually updating asset summary reviews; and providing complete portfolio management reporting to ensure that borrowers remain compliant with the terms of their loans and remain on target for established budgets and business plans.

Market risk management.    Risk management is an integral component of our strategy to deliver returns to our stockholders. Because we will originate and/or acquire commercial real estate mortgage loans and other real estate debt instruments, including CMBS, losses from prepayments, defaults, interest rate volatility, credit spread movement or other risks can meaningfully reduce or eliminate funds available for distribution to our stockholders. In addition, because we will employ financial leverage in funding our asset portfolio, mismatches in the maturities of our assets and liabilities can create risk in the need to continually renew or otherwise refinance our liabilities. Our net interest margin will be dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. To minimize the risks to our portfolio, we intend to actively employ portfolio wide and asset-specific risk measurement and management processes in our daily operations together with our ongoing active asset management functions. Our Manager’s risk management tools include software and services licensed or purchased from third parties. We may manage spread volatility by shorting positions in an index that closely mimics the characteristics of the assets being held in long positions. In addition, we may attempt to mitigate risk by securitizing, syndicating or, to the extent consistent with maintaining our qualification as a REIT, otherwise selling portions of our assets.

Credit risk management.    Through our investment strategy, we will seek to limit our credit losses and reduce our financing costs. However, we retain the risk of potential credit losses on all of the commercial mortgage loans, other real estate-related debt instruments, and the mortgage loans underlying the CMBS we may originate or acquire. We seek to manage this risk through employment of our extensive due diligence and rigorous underwriting processes and standards and through the use of non-recourse financing, when and where available and appropriate, on a risk-adjusted basis which limits our exposure to credit losses to the specific pool of mortgages that are subject to the non-recourse financing as well as through the use of appropriate derivative financial instruments and other hedging strategies. In addition, with respect to any particular target asset, our Manager’s asset management team will evaluate, among other things, relative valuation, comparable analyses, supply and demand trends, interest rate levels, yield curves, prepayment rates, delinquency and default rates, recovery of various sectors and vintage of collateral. Following origination or acquisition of our target assets, our Manager’s asset management team will rigorously monitor our portfolio for early detection of any potential credit or legal risks that may be mitigated or resolved prior to impairing any given asset.

Interest rate hedging.    Subject to maintaining our qualification as a REIT, we intend to engage in a variety of interest rate management techniques that seek on one hand to mitigate the economic effect of interest rate changes on the values of, and returns on, some of our assets, and on the other hand help us achieve our risk management objective. Under the U.S. federal income tax laws applicable to REITs, we generally will be able to enter into certain transactions to hedge indebtedness that we may incur, or plan to incur, to acquire or carry real estate assets, although our total gross income from interest rate hedges that do not meet this requirement and other non-qualifying income generally must not exceed 5% of our gross income.

We intend to utilize derivative financial instruments, including, among others, puts and calls on securities or indices of securities, interest rate swaps, interest rate caps, interest rate swaptions, exchange-traded derivatives, U.S. Treasury securities and options on U.S. Treasury securities and interest rate floors to hedge all or a portion of the interest rate risk associated with the financing of our portfolio. Specifically, we will seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our assets and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives will be to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of our financing. We will rely on our Manager’s expertise to manage these risks on our behalf.

The U.S. federal income tax rules applicable to REITs, may require us to implement certain of these techniques through a TRS that is fully subject to U.S. federal, state and, if applicable, local corporate income tax.

Liquidity risk management.    Liquidity risk is the risk of being unable to preserve stable, reliable, and cost-effective funding sources to meet all near-term and projected long-term financial obligations. In addition to the equity funding provided by our stockholders, we expect external funding sources will consist primarily of unsecured and secured financings provided by banking institutions, other financings that may become available to us under recently established U.S. Government programs such as the TALF, and the issuance of CMBS. It is our intention to structure our funding programs to allow for flexible usage as funds will be repaid and re-drawn as assets generate cash and as we make additional investments. The external funding programs are expected to include a mix of committed and uncommitted sources that will provide short- and long- term funding over the expected holding periods of our individual assets. Initially, we intend to deploy leverage on our target assets, on a debt-to-equity basis, of approximately 1.0 to 1.0 on a portfolio basis. If we obtain financing under the TALF or any other U.S. Government programs, we expect to incur significantly more leverage. For example, with respect to the TALF, we expect to finance up to 85% of each of our eligible CMBS assets on a non-recourse basis. With respect to other U.S. Government programs, to the extent we utilize them at all, we would expect to utilize such amount of non-recourse leverage up to the amount permitted under the guidelines of the applicable program. We will maintain a contingency funding plan and perform related analyses to ensure that liquidity is available on a continuous basis even during disruptions in the capital markets of the type experienced in recent years.

Regulatory

We will obtain applicable and/or federal licenses and/or “doing business” authorizations in most of the fifty states where we intend to conduct business, including in those jurisdictions where a license is required to participate in equity transactions or to purchase or sell commercial mortgage or mezzanine loans in the secondary market.

Policies with respect to certain other activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

In addition, to the extent available, we intend to borrow money to finance the acquisition of our assets. We intend to use traditional forms of financing, including securitizations, as well as financing that may be available to us through the TALF and other U.S. Government programs in the event that we are eligible pursuant to the terms and conditions of those programs. We also may utilize structured financing techniques, such as CDOs or other securitization vehicles, to create attractively priced non-recourse financing at an all-in borrowing cost that is lower than that provided by traditional sources of financing and that provide long-term, floating rate financing. Our target asset guidelines, the assets in our portfolio and our leverage policy are periodically reviewed by our board of directors as part of their supervision and oversight of our Manager.

We do not currently intend to offer equity or debt securities in exchange for property. We may, subject to gross income and asset tests necessary for REIT qualification, invest in the debt securities of other REITs or other entities engaged in real estate operating or financing activities, but not for the purpose of exercising control over such entities.

We may offer equity or debt securities in exchange for property or to repurchase or otherwise reacquire shares of our common stock. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may in the future purchase debt securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not intend that our investments in securities will require us to register as an investment company under the 1940 Act, and we intend to divest such securities before any such registration would be required.

We expect to engage in the purchase and sale of assets. Consistent with our target asset guidelines, we expect to make loans to third parties in the ordinary course of business for investment purposes. We do not currently intend to underwrite the securities of other issuers.

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Operating and regulatory structure

REIT qualification

We intend to elect to qualify as a REIT commencing with our taxable year ending on December 31, 2009. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares of common stock. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property.

1940 Act exemption

We intend to conduct our operations so that neither we nor our subsidiaries are required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The 1940 Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We are organized as a holding company that conducts its businesses primarily through our wholly-owned subsidiaries. We intend to conduct our operations so that we comply with the 40% test. The securities issued to us by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned subsidiaries, we will be primarily engaged in the non-investment company businesses of these subsidiaries.

If the value of securities issued by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either (1) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (2) to register as an investment company under the 1940 Act, either of which could have an adverse effect on us and the market price of our securities. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

We expect Ladder Capital Realty I LLC to qualify for an exemption from registration under the 1940 Act as an investment company pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition, certain other subsidiaries that we may form in the future also may qualify for the Section 3(c)(5)(C) exemption. This exemption generally requires that at least 55% of such subsidiaries’ assets must be comprised of qualifying real estate assets and at least 80% of each of their portfolios must be comprised of qualifying real estate assets and real estate-related assets under the 1940 Act. Qualifying real estate assets for this purpose include commercial mortgage loans (including interim loans), and certain B-Notes and mezzanine loans that satisfy the conditions set forth in recent SEC staff no-action letters, or the Relevant No-Action Letter Conditions. We intend to treat as real estate-related assets A-Notes, CMBS, B-Notes and mezzanine loans that do not satisfy the Relevant No-Action Letter Conditions, debt and equity securities of companies primarily engaged in real estate businesses and securities issued by pass-through entities of which substantially all of the assets consist of qualifying assets and/or real estate-related assets. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate related-assets. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly.

Although we intend to monitor our portfolio periodically and prior to each asset acquisition, there can be no assurance that we will be able to maintain this exemption from registration for these subsidiaries. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) of the 1940 Act to the extent that they hold mortgage assets through majority owned subsidiaries that rely on Section 3(c)(5)(C). Section 3(c)(6) provides an exemption from registration as an investment company for any company primarily engaged, directly or through majority-owned subsidiaries, in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate (from which not less than 25% of such company’s gross income during its last fiscal year was derived). The SEC has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the SEC staff could require us to adjust our strategy accordingly.

We may organize a special purpose subsidiary for the purpose of borrowing under the TALF and we may in the future organize additional special purpose subsidiaries that would borrow under the TALF. We expect that these TALF subsidiaries will rely on Section 3(c)(7) for their 1940 Act exemption and, therefore, our interest in each of these TALF subsidiaries would constitute an “investment security” for purposes of determining whether we pass the 40% test. We may in the future organize one or more TALF subsidiaries that seek to rely on the 1940 Act exemption provided to certain structured financing vehicles by Rule 3a-7. Any such TALF subsidiary would need to be structured to comply with any guidance that may be issued by the Division of Investment Management of the SEC on the restrictions contained in Rule 3a-7. We expect that the aggregate value of our interests in TALF subsidiaries that seek to rely on Rule 3a-7 will comprise less than 20% of our total assets on an unconsolidated basis.

In general, Rule 3a-7 exempts from the 1940 Act issuers that limit their activities as follows:

•

the issuer issues securities the payment of which depends primarily on the cash flow from “eligible assets,” which include many of the types of assets that we expect to acquire in our TALF fundings, that by their terms convert into cash within a finite time period;

•

any securities sold are fixed income securities rated investment grade by at least one rating agency (fixed income securities which are unrated or rated below investment grade may be sold to institutional accredited investors and any securities may be sold to “qualified institutional buyers” and to persons involved in the organization or operation of the issuer);

•

the issuer acquires and disposes of eligible assets (1) only in accordance with the agreements pursuant to which the securities are issued and (2) so that the acquisition or disposition does not result in a downgrading of the issuer’s fixed income securities and the eligible assets are not acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes; and

•

unless the issuer is issuing only commercial paper, the issuer appoints an independent trustee, takes reasonable steps to transfer to the trustee an ownership or perfected security interest in the eligible assets, and meets rating agency requirements for commingling of cash flows.

Any TALF subsidiary also would need to be structured to comply with any guidance that may be issued by the Division of Investment Management of the SEC on how the TALF subsidiary must be organized to comply with the restrictions contained in Rule 3a-7. Compliance with Rule 3a-7 may require, among other things, that the indenture governing the subsidiary include additional limitations on the types of assets the subsidiary may sell or acquire out of the proceeds of assets that mature, are refinanced or otherwise sold, on the period of time during which such transactions may occur, and on the level of transactions that may occur. In light of the requirements of Rule 3a-7, our ability to manage assets held in a special purpose subsidiary that complies with Rule 3a-7 will be limited and we may not be able to purchase or sell assets owned by that subsidiary when we would otherwise desire to do so, which could lead to losses. We expect that the aggregate value of our interests in our TALF subsidiaries and other subsidiaries that may in the future seek to rely on Rule 3a-7, if any, will comprise less than 20% of our total assets on an unconsolidated basis.

Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries that rely on Section 3(c)(5)(C) to invest directly in CMBS that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain ABS and real estate companies or in assets not related to real estate. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Competition

In acquiring our target assets, we will compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, including the Ladder Capital Group, investment banking firms, financial institutions, governmental bodies and other entities, including other Ladder Capital vehicles. See “—Market opportunity.” In addition, there are numerous REITs with similar business objectives, including a number that have been recently formed, and others may be organized in the future. These other REITs will increase competition for the available supply of mortgage assets suitable for purchase and origination. Many of our anticipated competitors are significantly larger than we are, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than we can. Current market conditions may attract more competitors, which may increase the competition for sources of financing. An increase in the competition for sources of funding could adversely affect the availability and cost of financing, and thereby adversely affect the market price of our common stock. See “—Market opportunity.”

In the face of this competition, we expect to have access to our Manager’s, our Advisor’s and the Ladder Capital Group’s professionals and their industry expertise, which may provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for certain potential assets. We expect that these relationships will enable us to compete more effectively for attractive investment opportunities. In addition, we believe that current market conditions may have adversely affected the financial condition of certain competitors. Thus, not having a legacy portfolio may also enable us to compete more effectively for attractive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk factors—Risks related to our portfolio—We operate in a highly competitive market for investment opportunities and competition may limit our ability to acquire desirable target assets and could also affect the pricing of these assets.”

Staffing

We will be externally managed and advised by our Manager pursuant to the management agreement between our Manager and us. Other than our Chief Financial Officer who will be exclusively dedicated to our company, each of our executive officers will also serve as an officer of the Ladder Capital Group. Upon completion of this offering, we will have no employees. See “Our Manager and the management agreement—Management agreement.”

Legal proceedings

Neither we nor, to our knowledge, our Manager is currently a party or subject to any legal proceedings which we or our Manager consider to be material.

Our management

Our directors, director nominees and executive officers

Currently, Brian Harris, Greta Guggenheim and Pamela McCormack are our only directors. Upon completion of this offering and the concurrent private placement, our board of directors is expected to be comprised of seven directors, including the independent director nominees named below who will become directors upon completion of this offering and the concurrent private placement. Of the seven directors, we expect that our board of directors will determine that each of them other than Brian Harris, Howard Park and Jonathan Bilzin will be considered independent in accordance with the requirements of the NYSE. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15.

The following sets forth certain information with respect to our directors, director nominees, executive officers and other key personnel:

Name	Age	Position held with us

Brian R. Harris	48	Chairman of the Board of Directors and Chief Executive Officer

Howard Park	46	Director Nominee

Jonathan Bilzin	36	Director Nominee

Salvatore Gentile	46	Director Nominee*

		Director Nominee*

		Director Nominee*

		Director Nominee*

Greta Guggenheim	50	President

Marc Fox	49	Chief Operating Officer and Interim Principal Accounting Officer

Kevin Moclair	36	Chief Financial Officer**

Pamela L. McCormack	38	General Counsel, Head of Transaction Management and Secretary

Robert M. Perelman	47	Managing Director and Head of Asset Management

*	Our board of directors will nominate a director that it determines will be considered an independent director under the NYSE independence standards.
**	Mr. Moclair will join us as our Chief Financial Officer upon the completion of this offering.

Set forth below is biographical information for our directors, director nominees and executive officers.

Our directors and director nominees

Brian Harris.    Brian Harris is our Chief Executive Officer and a director nominee. Mr. Harris is one of the co-founders of the Ladder Capital Group. Mr. Harris has been the Chief Executive Officer of Ladder Capital Finance Holdings LLC since October 2008 and Ladder Capital Realty Finance Manager LLC since June 2009. Mr. Harris has more than 23 years of experience in the real estate and financial markets. From March 1996 through April 1999, Brian Harris was the Head of Commercial Mortgage Trading at Credit Suisse Securities (USA) LLC, or Credit Suisse, responsible for managing all proprietary commercial real estate investment and trading activities. From June 1999 through May 2007, Mr. Harris managed commercial real estate activities for UBS Securities LLC, or UBS. Mr. Harris was a Managing Director and Head of Global Commercial Real Estate at UBS. Mr. Harris joined UBS in 1999 and remained there until he left to join Dillon Read Capital Management, or DRCM, a wholly owned subsidiary of UBS in early 2006. Mr. Harris managed UBS’s proprietary commercial real estate activities globally and was a Member of the Board of Directors of UBS

Investment Bank from April 2003 through September 2005. From early 2006 through May 2007, Mr. Harris was a Managing Director and Senior Partner of DRCM, managing over $500 million of equity capital from UBS for DRCM’s commercial real estate activities globally. Prior to that, Mr. Harris also worked in the real estate groups at Lehman Brothers, Salomon Brothers, Smith Barney and Daiwa Securities. Mr. Harris earned a B.S. in Biology and an M.B.A. from The State University of New York at Albany.

Howard Park.    Howard Park is one of our director nominees. Since October 2008, he has served on the board of Ladder Capital Finance Holdings LLC. Mr. Park has also served as a Managing Director of GI International L.P., or GI Partners, a private equity firm based in Menlo Park, since March 2003. Mr. Park currently serves on the boards of Plum Healthcare, a leading operator of nursing facilities located throughout California, The Planet, a service provider that provides efficient connectivity to the internet and related technical support, and Telx Corporation, a service provider that provides collocation, technical support and related services in the United States. Mr. Park also served on the boards of PC Helps and The Duckhorn Wine Company. Mr. Park worked for SG Cowen Securities Corporation from September 1996 to October 2002 and Nomura Securities International, Inc. from October 1990 to September 1996, primarily in principal investments and leveraged finance. Mr. Park has extensive buyout experience in a diverse set of industries, including IT services, healthcare and financial services. Mr. Park has also worked at Booz Allen Hamilton as a strategy consultant from August 1988 to September 1990. He graduated cum laude from Rice University with a B.A. in Economics and earned an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

Jonathan Bilzin.    Jonathan Bilzin is one of our director nominees. Since October 2008, he has served on the board of Ladder Capital Finance Holdings LLC. He is also a Senior Managing Director of TowerBrook Capital Partners L.P., or TowerBrook, a private equity firm, where he has worked since it its formation in March 2005. He serves on TowerBrook’s Investment Committee, Portfolio Committee and Risk Committee. From August 1999 until the formation of TowerBrook, Mr. Bilzin was a partner at Soros Private Equity Partners. From July 1994 until July 1997, Mr. Bilzin was a member of the Principal Investment Area and Real Estate Principal Investment Area of Goldman Sachs. Mr. Bilzin earned a B.A. from the University of Michigan and an M.B.A. from the Stanford Graduate School of Business. Mr. Bilzin serves as a director of Spheris Inc., Ironshore Inc., Sound Inpatient Physicians, Inc., Ladder Capital Finance Holdings LLC and Unison Holdings, LLC.

Salvatore Gentile.    Salvatore Gentile is one of our director nominees. Since January 2009, Mr. Gentile has served as a Special Advisor to The Blackstone Group, a global alternative asset manager and provider of financial advisory services, and from March 1999 to December 2008, he was Senior Managing Director of its Corporate Debt Group which he co-founded. From 1994 to 1999, Mr. Gentile served as Director at Nomura Securities International Inc, the broker-dealer function of the Nomura Group, a global financial services and investment corporation. He also served as Vice President of Alliance Capital Management (currently Alliance Bernstein), a global investment management firm, from 1989 to 1994 and as Senior Accountant, CPA/Audit and Tax at KPMG LLP from 1985 to 1988. He has previously served on the Board of Directors of Colt Defense (July 2007 to December 2008) and USS Product Investors (August 2006 to December 2008). Since 2008, he has been a Director of Family Christian Stores. Mr. Gentile graduated magna cum laude from State University of New York at Albany with a B.S. in Accounting in 1985 and earned an M.B.A. from Columbia Business School in 1989.

Our executive officers

Greta Guggenheim.    Greta Guggenheim is our President and one of our initial directors. Ms. Guggenheim is one of the co-founders of the Ladder Capital Group. Ms. Guggenheim has been President of Ladder Capital Finance Holdings LLC since October 2008 and Ladder Capital Realty Finance Manager LLC since June 2009. Ms. Guggenheim’s primary focus at the Ladder Capital Group is the management of the origination, underwriting, closing and asset management of new loan originations and acquisitions and the direct management of the employees dedicated to these functions. Ms. Guggenheim worked at UBS and DRCM from 2002 through 2007 as a Managing Director and the Head of the Investments/Originations

Group. Ms. Guggenheim has 23 years of experience in the commercial real estate industry. Before joining UBS, Ms. Guggenheim worked as a senior originator and as a real estate investment banker at Credit Suisse and Bear Stearns. Ms. Guggenheim is also the Chairman of the board of directors and President of Guggenheim, Inc., a family holding company. Ms. Guggenheim earned a B.A. in Economics & Spanish Literature from Swarthmore College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Kevin Moclair.    Kevin Moclair is our Chief Financial Officer. Mr. Moclair has been the Chief Accounting Officer of Ladder Capital Finance Holdings LLC since April 2009. Mr. Moclair joined the Ladder Capital Group from Rabobank International, a company that offers retail banking, wholesale banking, asset management, leasing and real estate services, where he was an Executive Director and the U.S. Controller for the Americas from March 1998 to April 2009. Mr. Moclair has over 15 years of accounting experience dealing with various product lines including loans, securities, and various derivatives. Mr. Moclair started his career in public accounting as an auditor for Ernst & Young LLP from August 1994 to February 1998. Mr. Moclair holds a B.S. in Accounting from Manhattan College, Riverdale, N.Y. and is a Certified Public Accountant in the State of New York.

Pamela McCormack.    Pamela McCormack is our General Counsel, Head of Transaction Management and Secretary and one of our initial directors. Ms. McCormack is one of the co-founders of the Ladder Capital Group. Ms. McCormack has been General Counsel, Head of Transaction Management and Secretary of Ladder Capital Finance Holdings LLC since October 2008 and Ladder Capital Realty Finance Manager LLC since June 2009. Ms. McCormack joined UBS in 2003 as in-house counsel and later as an Executive Director and Head of Transaction Management. In that capacity, Ms. McCormack managed a team responsible for the structuring, negotiation and closing of all real estate investments globally. Ms. McCormack has over 12 years of experience in the commercial real estate industry. Prior to joining UBS, Ms. McCormack worked at Credit Suisse and as a real estate and finance attorney at Stroock, Stroock & Lavan LLP and Brown Raysman Millstein Felder & Steiner. Ms. McCormack graduated cum laude with a B.A. in English from the State University of New York at Stony Brook and earned a J.D. from St. John’s University School of Law.

Marc Fox.    Marc Fox is our Chief Operating Officer and Interim Principal Accounting Officer. Mr. Fox has been Chief Financial Officer of Ladder Capital Finance Holdings LLC since November 2008 and Ladder Capital Realty Finance Manager LLC since June 2009. Mr. Fox joined the Ladder Capital Group from Capmark Financial Group Inc., or Capmark, a diversified company that provides financial services to investors in commercial real estate-related assets. From 1999 to 2007, Mr. Fox was Treasurer of Capmark, where he formulated and executed the capital market strategies. Mr. Fox was significantly involved in the formation of Capmark’s wholly-owned banking platform and debt management of Capmark Bank, a regulated industrial bank subsidiary of Capmark. Mr. Fox formerly worked in the Treasurer’s Office of General Motors Corporation. Mr. Fox earned a B.S. in Economics and an M.B.A. from The Wharton School of the University of Pennsylvania.

Robert Perelman.    Robert Perelman is our Managing Director and Head of Asset Management. Mr. Perelman has served as Managing Director and Head of Asset Management of Ladder Capital Finance Holdings LLC since October 2008 and Ladder Capital Realty Finance Manager LLC since June 2009. Mr. Perelman worked as a Director and Head of Asset Management. Prior to joining UBS in 2006, Mr. Perelman was a Managing Director/Partner at Hudson Realty Capital LLC, a private equity fund, where he worked from 2003 to 2006 and was responsible for loan origination, real estate investments and asset management. Mr. Perelman worked as a Vice President and later as a Director at Credit Suisse from 1998 to 2003. While at Credit Suisse, Mr. Perelman had significant responsibility for the structuring and closing of a wide variety of real estate investments within the U.S. and Asia. Before joining Credit Suisse in 1998, Mr. Perelman practiced law in New York for eight years at Kaye Scholer LLP, Hahn & Hessen LLP and Brown Raysman Millstein Felder & Steiner, specializing in all aspects of real estate and real estate finance, including acquisition, development and workout. Mr. Perelman earned a J.D. from Fordham University School of Law and a B.S. in Telecommunications Management from Syracuse University.

Corporate governance—Board of directors and committees

Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established target asset guidelines described under “Business—Target asset guidelines” for our Manager to follow in its day-to-day management of our business. A majority of our board of directors is anticipated to be “independent,” as determined by the requirements of the NYSE and the regulations of the SEC. Our directors will keep informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors are expected to meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Prior to the completion of this offering and the concurrent private placement, our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will have three directors and will be composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Audit committee

The audit committee will be comprised of                 ,                  and                 , each of whom will be an independent director and “financially literate” under the rules of the NYSE.                      will chair our audit committee and serve as our audit committee financial expert, as that term is defined by the SEC.

The committee assists the board of directors in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements and ethical behavior;

•	the independent auditor’s qualifications and independence;

•	the performance of our internal audit function and independent auditor; and

•	the preparation of audit committee reports.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation committee

The compensation committee will be comprised of                     ,                      and                     , each of whom will be an independent director.                      will chair our compensation committee.

The principal functions of the compensation committee will be to:

•

review and approve on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any, evaluate our Chief Executive Officer’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the board of directors), determine and approve the remuneration of our Chief Executive Officer based on such evaluation;

•	review and oversee management’s annual process, if any, and evaluate the performance of our senior officers and review and approve on an annual basis the remuneration of our senior officers;

•	oversee any equity-based remuneration plans and programs;

•	assist the board of directors and the chairman in overseeing the development of executive succession plans;

•	determine from time to time the remuneration for our non-executive directors (including the chairman);

•	evaluate the performance of our Manager;

•	review the compensation and fees payable to our Manager under the Management Agreement; and

•	prepare compensation committee reports.

Nominating and corporate governance committee

The nominating and corporate governance committee will be comprised of             ,              and             , each of whom will be an independent director.                      will chair our nominating and corporate governance committee.

The nominating and corporate governance committee will be responsible for

•	providing counsel to the board of directors with respect to the organization, function and composition of the board of directors and its committees;

•	overseeing the self-evaluation of the board of directors as a whole and of the individual directors and the board of director’s evaluation of management and report thereon to the board;

•	periodically reviewing and, if appropriate, recommending to the board of directors changes to, our corporate governance policies and procedures;

•	identifying and recommending to the board of directors potential director candidates for nomination;

•	monitoring compliance by our Manager with the conflicts of interest policies relating to interactions with our company and our Manager and its affiliates; and

•	approving and recommending to the full board of directors the appointment of each of our executive officers.

Risk and underwriting committee

We will establish a risk and underwriting committee of our board or directors, which will consist of Brian Harris, Jonathan Bilzin, Howard Park and              and             , two of our independent directors. The approval of the risk and underwriting committee by an 80% supermajority vote will be required for any investment in excess of 10% of our equity. Any investment in excess of 20% of our equity requires the approval of our board of directors. In addition, from time to time, as it deems appropriate or necessary, our risk and underwriting committee will review and evaluate our risk management and processes and procedures relating to the underwriting of risks undertaken by us as well as review on an ongoing basis the target asset guidelines and policies that govern the process by which our exposure to risk is assessed and managed by management. It will also periodically review our portfolio and its compliance with our target asset guidelines and the appropriateness of our target asset guidelines and strategies and make reports and recommendations to our board of directors.

Executive and director compensation

Compensation of directors

A member of our board of directors who is also an employee or affiliate of the Ladder Capital Group is referred to as an executive director. Executive directors will not receive compensation for serving on our board of directors. Each non-executive director will receive a one-time grant of $100,000 in restricted shares of our common stock under our 2009 equity incentive plan, which will vest pro rata on a quarterly basis over a period of three years. Each non-executive director will also receive an annual base fee for his or her services of $60,000 in cash and an annual deferred fee of $25,000 in restricted shares of our common stock under our 2009 equity incentive plan, which shares will vest pro rata on a quarterly basis over a period of three years. For each meeting of our board of directors that a non-executive director attends, he or she will receive $10,000 in cash; provided that the maximum amount payable in cash to a non-executive director in connection with the annual base fee and the fees received for his or her attendance at meetings of our board of directors shall not exceed $100,000 per year. The chairman of our board of directors and the chairman of our audit committee will receive an additional annual fee of $25,000 in cash. The base annual fee, the annual deferred fee and the meeting fees will be paid on a quarterly basis. We will also reimburse each of our directors for their travel expenses incurred in connection with their attendance at full board of directors and committee meetings.

Executive compensation

Because our management agreement provides that our Manager will assume principal responsibility for managing our affairs, our officers, in their capacities as such, will not receive cash compensation from us. Instead, we will pay our Manager the fees described in “Our Manager and the management agreement—Management agreement—Management services and our Manager will use the proceeds from its base management fee in part to pay compensation to its officers and personnel (other than our Chief Financial Officer). Except for certain equity grants, our Manager will compensate each of our executive officers (other than our Chief Financial Officer). In their capacities as officers or personnel of affiliates of the Ladder Capital Group, persons other than our Chief Financial Officer (who will be exclusively dedicated to our company) will devote such portion of their time to our affairs as is necessary to enable us to operate our business.

Prior to the completion of this offering and the concurrent private placement, we will adopt an equity incentive plan for our officers, our non-employee directors, our Manager’s personnel and other service providers to encourage their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. See “—2009 equity incentive plan” for detailed description of our 2009 equity incentive plan. Section 162(m) of the Internal Revenue Code limits publicly held companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to each of their chief executive officer and their three highest compensated executive officers (other than the Chief Executive Officer or the Chief Financial Officer) determined at the end of each year, referred to as covered employees. However, performance-based compensation is excluded from this limitation. Our 2009 equity incentive plan is designed to permit our compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), but it is not required under the equity incentive plan that awards qualify for this exception. Our 2009 equity incentive plan provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares thereunder if such acquisition would be prohibited by the ownership limits contained in our charter or would impair our status as a REIT.

2009 equity incentive plan

Prior to the completion of this offering and the concurrent private placement, we will adopt an equity incentive plan to provide incentive distribution to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours. Unless terminated earlier, our 2009 equity incentive plan will terminate in 2019, but will continue to govern unexpired awards. Our 2009 equity incentive plan provides for grants of share options, restricted shares of common stock, phantom shares, dividend equivalent rights and other equity-based awards up to an aggregate of             % of the number of shares of our common stock that we issue in this offering and the concurrent private placement (without giving effect to any exercise by the underwriters of their overallotment option). In making awards under the plan, our board of directors or the compensation committee, as applicable, may consider the recommendations of our Manager as to the personnel who should receive awards and the amounts of the awards. We will grant shares of restricted common stock to our Manager under our 2009 equity incentive plan, equal to             % of the number of shares that we issue in this offering (without giving effect to any exercise by the underwriters of their overallotment option) and the concurrent private placement, which will vest ratably on an annual basis over a three-year period commencing on the first anniversary of the completion of this offering and the concurrent private placement.

Our 2009 equity incentive plan is administered by the compensation committee appointed for such purposes. The compensation committee, as appointed by our board of directors, has the full authority (1) to administer and interpret our 2009 equity incentive plan, (2) to make recommendations to our board of directors with respect to equity awards that are subject to board approval (other than with respect to our Chief Executive Officer), (3) to determine the eligibility of directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours, to receive an equity award, (4) to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in our 2009 equity incentive plan), (5) to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our 2009 equity incentive plan), (6) to prescribe the form of instruments evidencing such awards and (7) to take any other actions and make all other determinations that it deems necessary or appropriate in connection with our 2009 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the consummation of this offering and the concurrent private placement, the compensation committee will consist solely of non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors.

Available shares

Our 2009 equity incentive plan provides for grants of share options, restricted common stock, phantom shares, dividend equivalent rights and other equity based awards up to an aggregate of             % of the number of shares of our common stock that we issue in this offering and the concurrent private placement (without giving effect to any exercise by the underwriters of their overallotment option). Subject to adjustment upon certain corporate transactions or events, options for more than              shares of common stock over the life of our 2009 equity incentive plan may not be granted. In addition, the maximum number of shares that may underlie awards in any one year to any eligible person may not exceed             . If an award granted under our 2009 equity incentive plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under our 2009 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by the requisite percentage of the holders of our common stock.

Awards under the plan

Share options.    The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the compensation committee. The exercise price of an option shall be determined by the committee and reflected in the applicable award agreement. The exercise price of an option shall be determined by the compensation committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the 2009 equity incentive plan) of the fair market value of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the 2009 equity incentive plan. Options will be exercisable at such times and subject to such terms as determined by the compensation committee.

Restricted shares of common stock.    A restricted share award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, the compensation committee may impose at the date of grant. Grants of restricted shares of common stock will be subject to vesting schedules as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee may determine. Except to the extent restricted under the award agreement relating to the restricted shares of common stock, a participant granted restricted shares of common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted shares of common stock. Although dividends may be paid on restricted shares of common stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, holders of restricted shares of common stock are prohibited from selling such shares until they vest.

Phantom shares.    A phantom share represents a right to receive the fair value of a share of common stock, or, if provided by the compensation committee, the right to receive the fair value of a share of common stock in excess of a base value established by the compensation committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the compensation committee, as may be provided by the compensation committee at grant). The compensation committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years. Unless otherwise determined by the compensation committee, the holders of awards of phantom shares will be entitled to receive dividend equivalents, which shall be payable at such time that dividends are paid on outstanding shares.

Dividend equivalents.    A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The compensation committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The compensation committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other share based awards.    Our 2009 equity incentive plan authorizes the granting of other awards based upon shares of our common stock (including the grant of securities convertible into shares of common stock and share appreciation rights), subject to terms and conditions established at the time of grant.

Change in control

Under our 2009 equity incentive plan, a change in control is defined as the occurrence of any of the following events: (i) the acquisition of more than 50% of our voting shares by any person; (ii) the sale or disposition of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (iv) during any two year period, our directors, including subsequent directors recommended or approved by our directors, at the beginning of such period cease for any reason other than due to death to constitute a majority of our board of directors; or (v) stockholder approval of our liquidation or dissolution. Notwithstanding the foregoing, no event or condition described in clauses (i) through (v) above shall constitute a change in control if it results from a transaction between us and our Manager or an affiliate of our Manager.

Upon a change in control, the compensation committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the compensation committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

Amendments and termination

Our board of directors may amend, alter or discontinue our 2009 equity incentive plan but cannot take any action that would impair the rights of a participant without such participant’s consent. To the extent necessary and desirable, the board of directors must obtain approval of our stockholders for any amendment that would:

•	other than through adjustment as provided in our 2009 equity incentive plan, increase the total number of shares of common stock reserved for issuance under our 2009 equity incentive plan;

•	change the class of officers, directors, employees, consultants and advisors eligible to participate in our 2009 equity incentive plan;

•	reprice any awards under our 2009 equity incentive plan; or

•	otherwise require such approval.

The compensation committee may amend the terms of any award granted under our 2009 equity incentive plan, prospectively or retroactively, but generally may not impair the rights of any participant without his or her consent.

Code of business conduct and ethics

Our board of directors has established a code of business conduct and ethics that applies to our officers and directors and to our Manager’s officers and any personnel of the Ladder Capital Group when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Limitation of liability and indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision and limits the liability of our directors and officers to the maximum extent permitted by Maryland law. For further details with respect to the limitation on the liability of our directors and officers and the relevant provisions of MGCL, see “Certain provisions of the Maryland General Corporation Law and our charter and bylaws—Indemnification and limitation of directors’ and officers’ liability.”

We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Additionally, we intend to enter into indemnification agreements with each of our directors and officers.

Rule 10b5-1 sales plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy. Prior to the 180th-day anniversary of the date of this prospectus (subject to potential extension or early termination), the sale of any shares under such plan will be subject to the lock-up agreement that the director or officer has entered into with the underwriters.

Our Manager and the management agreement

General

We will be externally managed and advised by our Manager. Other than our Chief Financial Officer who will be exclusively dedicated to our company, each of our executive officers is also an executive at one or more affiliates of the Ladder Capital Group. The executive offices of our Manager are located at 600 Lexington Avenue, 23rd Floor, New York, New York 10022, and the telephone number of our Manager’s executive offices is (212) 715-3170.

Officers of our Manager

The following sets forth certain information with respect to each of the executive officers of our Manager:

Officer	Age	Position held with our Manager

Brian Harris	48	Chief Executive Officer and Director
Greta Guggenheim	50	President
Marc Fox	49	Chief Financial Officer
Pamela McCormack	38	General Counsel, Head of Transaction Management and Secretary
Robert Perelman	47	Managing Director and Head of Asset Management

Set forth below is biographical information for the officers of our Manager.

See “Our management—Our directors, director nominees and executive officers” for biographical information regarding Brian Harris, Greta Guggenheim, Pamela McCormack, Robert Perelman and Marc Fox.

Investment committee

Our Manager will have an investment committee that will initially be chaired by Brian Harris and will also include Greta Guggenheim, Kevin Moclair and Pamela McCormack. Our Manager’s investment committee will make investment, financing, asset management and disposition decisions on our behalf. The investment committee will periodically review our portfolio and its compliance with our target asset guidelines, and our asset management team will provide our board of directors a report at the end of each quarter in conjunction with its review of our quarterly results. For a description of our target asset guidelines, please see “Business—Target asset guidelines.” All of our investments will require the approval of our Manager’s investment committee. In addition, any investment in excess of 10% of our equity will require the approval of the risk and underwriting committee of our board of directors, which consists of Brian Harris, Jonathan Bilzin, Howard Park and              and             , two of our independent directors, acting by an 80% supermajority vote. Any investment in excess of 20% of our equity will require the approval of our board of directors. From time to time, as deemed appropriate or necessary, the risk and underwriting committee of our board of directors and our board of directors will also review our portfolio and its compliance with our target asset guidelines and the appropriateness of our target asset guidelines and strategies. For a description of our risk and underwriting committee, please see “Our management—Risk and underwriting committee.”

Management agreement

Upon completion of this offering and the concurrent private offering, we will enter into a management agreement with our Manager pursuant to which it will implement our investment strategy and perform certain services for us. The management agreement will require our Manager to manage our business affairs in conformity with the target asset guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as manager will be under the supervision and direction of our board of directors.

Management services

The management agreement requires our Manager to manage our business affairs in conformity with the target asset guidelines and other policies that are approved and monitored by our board of directors. Our manager’s role as manager is under the supervision and oversight of our board of directors. Our Manager will be responsible for, among other duties, (1) performing all of our day-to-day functions, (2) determining our investment strategy and guidelines in conjunction with our board of directors, (3) sourcing, analyzing and executing investments, asset sales and financings, (4) performing asset management duties and (5) performing financial and accounting management services. In addition, our Manager will have an investment committee that will oversee compliance with our investment strategy and guidelines, investment portfolio holdings and financing strategy.

Along with our day-to-day functions, our Manager will perform (or will cause to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)	serving as our consultant with respect to the periodic review (which shall occur at least annually) of the target asset guidelines and other parameters for our assets, financing activities and operations, any modification to which will be approved by a majority of our independent directors;

(ii)	identifying, investigating, analyzing and selecting possible investment opportunities and originating, acquiring, financing, negotiating, monitoring, retaining, selling, restructuring or disposing of assets consistent with the target asset guidelines;

(iii)	with respect to prospective purchases, sales or exchanges of assets, conducting negotiations on our behalf with sellers, purchasers, trustees, primary dealers, custodians and brokers and, if applicable, their respective agents and representatives;

(iv)	negotiating and entering into, on our behalf, repurchase agreements, credit agreements, securitizations, resecuritizations, warehouse facilities, bank credit facilities (including term loans and revolving facilities), credit finance agreements, interest rate swap agreements and other hedging agreements, agreements relating to borrowings under programs established by the U.S. Government or any of its agencies, commercial papers and other agreements and engagements required for us to conduct our business;

(v)	engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, special servicing, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to our operations assets, or potential investments;

(vi)	advising us on, preparing, negotiating and entering into, on our behalf, applications and agreements relating to programs established by the U.S. Government or any of its agencies;

(vii)	coordinating and managing operations of any co-investment interests or joint venture interests held by us and conducting all matters with the co-investment partners or joint venture partners;

(viii)	providing executive and administrative personnel, office space and office services required in rendering services to us;

(ix)	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(x)	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

(xi)	counseling us in connection with policy decisions to be made by our board of directors;

(xii)	evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time, with maintaining our qualification as a REIT and with our target asset guidelines;

(xiii)	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

(xiv)	counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause us to maintain such exemptions from such status;

(xv)	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

(xvi)	monitoring the operating performance of our assets and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii)	deploying and redeploying any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payment of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

(xviii)	causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;

(xix)	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx)	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required by any governmental body or agency or under the Exchange Act or the Securities Act, or by the NYSE or other stock exchange requirements, as applicable;

(xxi)	assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Internal Revenue Code and Treasury Regulations applicable to REITs;

(xxii)	placing, or arranging for the placement of, all orders pursuant to our Manager’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiii)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;

(xxiv)	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

(xxv)	advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing, in each case consistent with the target asset guidelines;

(xxvi)	forming our Manager’s investment committee, which will prepare target asset guidelines to be approved by a majority of our independent directors;

(xxvii)	serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;

(xxviii)	providing us with portfolio management;

(xxix)	arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

(xxx)	performing such other services as may be required from time to time for management and other activities relating to our assets, business and operations as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(xxxi)	using commercially reasonable efforts to cause us to comply with all applicable laws.

Liability and indemnification

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us (however, to the extent that officers of our Manager also serve as officers of our company, such officers will owe us duties under Maryland law in their capacity as officers of our company, which may include the duty to exercise reasonable care in the performance of such officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure). Under the terms of the management agreement, our Manager, its officers, stockholders, members, managers, directors, personnel, any persons controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our board of directors, our stockholders, members or partners or any subsidiary’s stockholders, members or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, and its affiliates, including the Ladder Capital Group, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect, of or arising from, acts or omissions of such indemnified parties not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors and officers, personnel, agents and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of, or arising from, acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our target asset guidelines) or in the trade process (such as a buy order that was entered instead of a sell order, or the wrong purchase or sale of security, or a transaction in which a security was purchased or sold in an amount or at a price other than the correct amount or price).

If our Manager or any of its officers, directors, stockholders or employees becomes involved in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with our Manager’s duties under the management agreement, we will periodically reimburse such person for reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. However, prior to any such advancement of expenses, such person must provide us with (i) an undertaking to promptly repay us if it is ultimately determined that such person was not entitled to be indemnified as provided in the management agreement, and (ii) a written affirmation that such person in good faith believes that it has met the standard of conduct necessary for indemnification under the management agreement.

Any person entitled to indemnification under the management agreement must seek recovery under any insurance policies by which such person is covered and must obtain our written consent prior to entering into any compromise or settlement which would result in us having an obligation to indemnify such person. Any amounts actually recovered under any applicable insurance policies will offset any amounts that we owe pursuant to our indemnification obligations under the management agreement. If the amounts for which indemnification is sought arise out of the conduct of our business and affairs and also of any other person for which an indemnified party was then acting in a similar capacity, the amount of the indemnification to be provided by us may be limited to our proportionate share thereof if so determined by us in good faith.

Management team

Pursuant to the terms of the management agreement, our Manager will be responsible for administering our business activities and day-to-day operations and will provide us with our management team and appropriate support personnel. Pursuant to an advisory agreement between our Manager and our Advisor, our Manager will have access to the personnel and resources of the Ladder Capital Group necessary for the implementation and execution of our investment strategy. Other than our Chief Financial Officer who will be exclusively dedicated to our company, each of our executive officers will also serve as an officer of the Ladder Capital Group. The Ladder Capital Group will not be obligated to dedicate any of its other executive officers or personnel exclusively to us. In addition, none of the Ladder Capital Group, its executive officers and other personnel, including our executive officers supplied to us by the Ladder Capital Group (other than our Chief Financial Officer), will be obligated to dedicate any specific portion of its or their time to our company. Neither the Ladder Capital Group nor our Manager is required to make available any particular individual personnel to us. Our Manager will be subject to the supervision and oversight of our board of directors.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the target asset guidelines, (2) would adversely and materially affect our qualification as a REIT under the Internal Revenue Code or our status as an entity intended to be exempted or excluded from investment company status under the 1940 Act or (3) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or bylaws. If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify the board of directors if it is our Manager’s judgment that such action would be in contravention of the target asset guidelines or adversely and materially affect our qualification as a REIT, our status as an entity intended to be exempted or excluded from investment company status or violate any such law, rule or regulation or our charter or bylaws. Our Manager, its directors, members, officers, stockholders, managers, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our board of directors, our stockholders, partners or members, or any subsidiary’s stockholders, members or partners for any act or omission performed in accordance with and pursuant to the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement.

Term and termination

The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on December 31, 2012 and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review annually our Manager’s performance and the fees payable to our Manager and, following the initial term, the management agreement may only be terminated by us, in the absence of cause, upon the affirmative vote of at least two-thirds of our independent directors based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us or (2) our determination that the fees payable to our Manager under the management agreement are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior written notice of any such termination.

We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which is defined as:

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our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, has taken steps to cure such breach within 30 days of the written notice);

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	our Manager’s gross negligence of duties under the management agreement;

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the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

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a change of control (as defined in the management agreement) of our Manager to which at least 75% of the members of our Board of Directors, after receiving notice of such change of control, have objected in writing based on the reasonable belief that such change of control will result in unsatisfactory performance by our Manager that is materially detrimental to us;

•	our Manager is convicted (including a plea of nolo contendere) of a felony; and

•	the dissolution of our Manager.

The termination fee will be equal to three times (1) the average annual base management fee and (2) the average annual incentive fee, in each case earned by our Manager during the prior 24-month period immediately preceding such termination, calculated as of the end of the most recently completed calendar quarter. The termination fee will be payable upon termination of the management agreement by us without cause or by our Manager if we materially breach the management agreement.

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the management agreement to any of its affiliates without the approval of our independent directors if such assignment or delegation does not require our approval under the 1940 Act.

Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the management agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term, condition or covenant of the management agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the management agreement upon 60 days’ written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.

Management fee, incentive fee and expense reimbursements

We do not expect to maintain an office or directly employ personnel. Instead we rely on the facilities and resources of our Manager to manage our day-to-day operations.

Base management fee

We will pay our Manager a base management fee in an amount equal to 1.50% of our stockholders’ equity per annum and calculated and payable quarterly in arrears in cash. For purposes of calculating the base management fee, our stockholders’ equity means: (1) the sum of (a) the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the calendar quarter of any such issuance), plus (b) our retained earnings at the end of the most recently completed calendar quarter (as determined in accordance with GAAP adjusted to exclude any non-cash equity compensation expense incurred in current or prior periods), less (2) any amount that we pay to repurchase our common stock since inception. Our stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent directors and approval by a majority of our independent directors. As a result, our stockholders’ equity, for purposes of calculating the base management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements. Our Manager will use the proceeds from its base management fee in part to pay compensation to its officers and personnel (other than our Chief Financial Officer) who, notwithstanding that certain of them also are our officers, will receive no cash compensation directly from us.

The management fee of our Manager shall be calculated within 30 days after the end of each quarter and such calculation shall be promptly delivered to us. We are obligated to pay the management fee in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the management fee for such quarter.

Incentive fee

Our Manager is entitled to earn an incentive fee equal to 20% of the dollar amount by which Core Earnings (as defined in the management agreement), on a rolling four-quarter basis and before the incentive fee for the current quarter, exceeds the product of (1) the weighted average of the issue price per share of all of our public offerings multiplied by the weighted average number of shares of common stock outstanding in such quarter and (2) 8%.

For the initial four quarters following this offering, Core Earnings will be calculated on the basis of each of the previously completed quarters on an annualized basis. Core Earnings for the initial quarter will be calculated from the settlement date of this offering on an annualized basis. Core Earnings is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense, unrealized gains, losses or other non-cash items recorded in the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors.

Any net loss incurred by us in a given quarter or quarters will be offset against any net income earned by us in future quarters for purposes of calculating the incentive fee in such future quarters. For example, if we experience a net loss of $20.0 million in the fourth quarter of a fiscal year and a net loss of $20.0 million in the first quarter of the following fiscal year (for a cumulative net loss of $40.0 million in those two quarters), but then earn net income of $25.0 million in the second quarter and $25.0 million in the third quarter, then our $25.0 million of net income in the second quarter would be reduced to zero, and no incentive distribution would be payable for the second quarter, and our $25.0 million of net income in the third quarter would be reduced by the remaining $15.0 million of net loss to $10.0 million for purposes of calculating the incentive fee for the third quarter.

Our Manager may elect to receive all or a portion of its incentive fee in the form of our common stock, subject to the approval of a majority of our independent directors and all applicable NYSE rules and securities laws; provided, that under our management agreement, our Manager may not receive payment of its incentive fee in shares of our common stock if such payment would result in our Manager owning, directly or indirectly through one or more subsidiaries, shares of our common stock in excess of the ownership limitation applicable to it. To the extent such incentive fee is paid in shares of our common stock, the number of shares of our common stock to be received by our Manager will be equal to the dollar amount of the portion of the quarterly installment of the incentive fee payable in shares divided by the average of the closing prices of the shares of our common stock on the NYSE over the ten consecutive trading days immediately prior to the date on which such quarterly installment is paid.

Shares of our common stock delivered as payment of the incentive fee to our Manager will be immediately vested or exercisable, provided that our Manager has agreed not to sell such shares or units prior to one year after the date they are paid. Our Manager has the right in its discretion to allocate these shares to its officers, employees and other individuals who provide services to it. All shares allocated by our Manager to such officers, employees and other individuals is not governed by the one-year restriction on sale.

We have agreed to register the resale of these shares of our common stock. We have also granted our Manager the right to include these shares in any registration statements we might file in connection with any future public offerings, subject only to the right of the underwriters of those offerings to reduce the total number of secondary shares included in those offerings (with such reductions to be proportionately allocated among selling stockholders participating in those offerings).

We may in the future, to further align the interests of our Manager with our Company, issue to our Manager or personnel of our Manager stock-based compensation under our 2009 equity incentive plan, which would be in addition to the base management fee and the incentive fee.

Reimbursement of expenses

We will be required to reimburse our Manager for the expenses described below. Expense reimbursements to our Manager are made in cash on a quarterly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation. Because our Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis. We will also reimburse expenses associated with a dedicated Chief Financial Officer and, if provided by our Manager, a dedicated Compliance Officer. Except as referred to in the previous two sentences, we will not reimburse our Manager for the salaries and compensation of its other personnel.

We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include, but are not limited to:

•	expenses in connection with the initial public offering, the concurrent private placement and transaction costs incident to the acquisition, disposition and financing of our investments;

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costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

•	the compensation and expenses of our directors (excluding those directors who are officers of our Manager) and the cost of liability insurance to indemnify our directors and officers;

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costs associated with the establishment and maintenance of any of our credit facilities, other financing arrangements, or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

•	expenses in connection with the application for, and participation in, programs established by the U.S. Government;

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expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

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expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an asset or establishment and maintenance of any of our credit facilities, other financing arrangements, other indebtedness and borrowings under programs established by the U.S. government or agencies thereunder or any of our securities offerings;

•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

•	compensation and expenses of our custodian and transfer agent, if any;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

•	all taxes and license fees;

•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel;

•	costs and expenses incurred in contracting with third parties;

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all other costs and expenses relating to our business operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

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expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of our Manager;

•	expenses associated with a dedicated Chief Financial Officer and, if provided by our Manager, other dedicated personnel approved by a majority of the independent directors;

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expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our or our subsidiaries’ securities, including, without limitation, in connection with any dividend reinvestment plan;

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any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director, partner, member or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

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all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

We will not reimburse our Manager for the salaries and other compensation of its personnel, other than our Chief Financial Officer and, if provided by our Manager, a dedicated Compliance Officer. In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

Advisory agreement

Our Manager will enter into an advisory agreement with our Advisor effective upon the closing of this offering and the concurrent private placement. Pursuant to this agreement, our Manager will be provided with access to, among other things, the Ladder Capital Group’s portfolio management, asset valuation, risk management and asset management services as well as administration services addressing legal, compliance, investor relations and information technologies necessary for the performance of our Manager’s duties in exchange for a fee representing our Manager’s allocable cost for these services. The fee paid by our Manager pursuant to this agreement shall not constitute a reimbursable expense under the management agreement.

Grants of equity compensation to our Manager, its personnel and its affiliates

Prior to the completion of this offering and the concurrent private placement, we will adopt an equity incentive plan. Our 2009 equity incentive plan will include provisions for grants of restricted common stock and other equity based awards to our directors or officers or any personnel of our Manager and the Ladder Capital Group who provide services to us. We will grant shares of restricted common stock to our Manager under our 2009 equity incentive plan, equal to     % of the number of shares that we issue in this offering (without giving effect to any exercise by the underwriters of their overallotment option) and the concurrent private placement, which will vest ratably on an annual basis over a three-year period commencing on the first anniversary of the completion of this offering and the concurrent private placement. See “Our management—executive and director compensation—2009 equity incentive plan.”

Conflicts of interest

We are subject to the following conflicts of interest relating to the Ladder Capital Group and its affiliates, including our Manager:

Conflicts with the Ladder Capital Group

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Other than our Chief Financial Officer who will be exclusively dedicated to our company, each of our executive officers will also serve as an officer of the Ladder Capital Group. As a result, these persons will have a conflict of interest with respect to our agreements and arrangements with our Manager and other affiliates of the Ladder Capital Group, which were not negotiated at arm’s length, and their terms may not have been as favorable to us as if they had been negotiated at arm’s length with an unaffiliated third party. Neither the Ladder Capital Group nor our Manager is required to make available any particular individual personnel to us.

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Other than our Chief Financial Officer who will be exclusively dedicated to our company, our other executive officers will not be required to devote a specific amount of time to our affairs. As a result, we cannot provide any assurances regarding the amount of time our Manager or the Ladder Capital Group will dedicate to the management of our business. Accordingly, we will compete with the Ladder Capital Group and the Ladder Capital vehicles, including Ladder Capital Bank, if acquired, for the time and attention of these officers in connection with our business. In particular, as of June 30, 2009, Holdings, which has an investment strategy substantially similar to ours, has $183.5 million of undrawn committed equity available to be deployed to support future investments, including the purchase, through the Ladder Investor, of              shares of our common stock with consideration consisting of cash ($             million) and contributed assets (with a deemed value of $65.2 million) in a private placement to be completed concurrently with this offering. Consequently, we may not receive the level of support and assistance that we might otherwise receive if we were internally managed.

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Brian Harris, who is our Chief Executive Officer and Chief Executive Officer of our Manager, owns an equity interest in Holdings, the parent entity of the Ladder Capital Group, which is the indirect parent company of our Manager. A portion of the remaining equity interest in Holdings is held by other members of our management team and by entities affiliated with two of our directors. Therefore, Brian Harris and other members of our management team and certain of our directors have interests in our relationships with our Manager and the Ladder Capital Group that are different than the interests of our stockholders. In particular, Brian Harris and the other members of our management team and certain of our directors will have an interest in the financial success of the Ladder Capital Group, which may encourage them to support strategies that impact our company based upon these considerations.

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We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries are a party or have an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflict of interest policy that prohibits our directors, officers and employees from engaging in any transaction that involves an actual or apparent conflict of interest with us.

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There will be conflicts of interest in allocating investment opportunities among us, the Ladder Capital Group and the Ladder Capital vehicles. For example, our management team currently manages Holdings, a specialty finance company that provides a comprehensive set of financing solutions to the commercial real estate industry and which has an investment strategy substantially similar to ours. Further, the profits incentive structure (also known as the “promote structure”) in the Ladder Capital Group or other future entities owned and/or managed by the Ladder Capital Group, including Ladder Capital Bank, if acquired, could be more advantageous to our management team, which could incentivize them to allocate certain investment opportunities to other entities and/or affiliates of the Ladder Capital Group rather than to our company.

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The Ladder Capital Group may in the future form or sponsor additional Ladder Capital vehicles, which could have overlapping investment objectives with ours. The Ladder Capital Group and Ladder Capital Bank, if acquired, will compete with us, and such Ladder Capital vehicles, may compete with us, for investment opportunities. The Ladder Capital Group’s allocation policy may limit our ability to deploy the proceeds from this offering and the concurrent private placement in revenue-generating assets in the near term, which could have a material adverse effect on our results of operations and ability to make distributions to our stockholders.

Conflicts relating to our Manager

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Our Manager may cause us to purchase assets from the Ladder Capital Group (such as the initial asset contribution) or make co-purchases alongside the Ladder Capital Group. Although our management agreement requires that investments in loans originated by and purchased from the Ladder Capital Group and investments in securities structured, issued or managed by the Ladder Capital Group must be approved by a majority of our independent directors, these transactions may not be the result of arm’s length negotiations and may involve conflicts between our interests and the interests of the Ladder Capital Group in obtaining favorable terms and conditions. Any fees paid by us to any affiliate of the Ladder Capital Group in connection with such investments or purchases or in connection with investments managed by it shall be deducted from the base management fee due to our Manager.

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The management agreement provides that, in the absence of cause, it may only be terminated by us after December 31, 2012, upon the vote of two-thirds of our independent directors, based upon unsatisfactory performance by our Manager that is materially detrimental to us or a determination that the compensation payable to our Manager under the management agreement is not fair, unless our Manager agrees to compensation that two-thirds of our independent directors determine is fair. Upon any such termination by us, or upon termination by our Manager due to our continuing default in our performance or observance of any material term, condition or covenant under the management agreement, we will be required to make a termination payment to our Manager equal to three times (1) the average annual base management fee and (2) the average annual incentive fee, in each case earned by our Manager during the prior 24-month period immediately preceding such termination, calculated as of the end of the most recently completed calendar quarter. These provisions may substantially restrict our ability to terminate the management agreement without cause, even if we believe our Manager’s performance is not satisfactory, and would cause us to incur substantial costs in connection with such a termination.

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Our Manager does not assume any responsibility beyond the duties specified in the management agreement and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager’s liability is limited under the management agreement, and we have agreed to reimburse, indemnify and hold harmless our Manager and its affiliates, including the Ladder Capital Group, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of, or arising from acts or omissions of, such indemnified parties not constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under the management agreement which has a material adverse effect on us. As a result, we could experience poor performance or losses for which our Manager would not be liable.

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The manner of determining the base management fee may not sufficiently incentivize our Manager to maximize risk-adjusted returns on our portfolio since it is based on our stockholders’ equity and not on our performance.

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In addition to its base management fee, our Manager, will be entitled to an incentive fee based, in part, upon our achievement of targeted levels of Core Earnings. The opportunity to earn an incentive fee based on Core Earnings may lead our Manager to place undue emphasis on the maximization of Core Earnings, including through the use of leverage, at the expense of other criteria, such as preservation of capital, to achieve such eligibility.

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In addition to the fees payable to our Manager under the management agreement, our Manager and its affiliates may benefit from other fees paid to it in respect of our investments. For example, if we seek to securitize our commercial mortgage loans, the Ladder Capital Group and/or our Manager, may act as collateral manager. In any of these or other capacities, the Ladder Capital Group and/or our Manager may receive market based fees for their roles, but only if approved by a majority of our independent directors.

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In addition, under our management agreement, if in the future we invest in, acquire or sell assets to any joint ventures with the Ladder Capital Group or its affiliates or if we co-invest with, purchase assets from, sell assets to or arrange financing from or provide financing to other Ladder Capital Group vehicles, any such transactions will require the approval by a majority of independent directors. To the extent we co-invest with other Ladder Capital Group vehicles, we will not be responsible for fees other than as set forth in our management agreement, except if approved by a majority of our independent directors.

Resolution of potential conflicts of interest in allocation of investment opportunities

The Ladder Capital Group has adopted an allocation policy containing both subjective and objective procedures designed to manage potential conflicts of interest between its fiduciary obligations to us and its fiduciary obligations to any other current and/or future Ladder Capital vehicles with which we have an overlapping strategy. The objective of this policy is to ensure that investment opportunities are allocated in a fair and equitable manner among our company and such other Ladder Capital vehicles with which we have an overlapping strategy.

If the Ladder Capital Group and/or our Manager identify an investment opportunity in our target asset classes that is appropriate for us and any other Ladder Capital vehicles, but the amount available is less than the amount sought by all of such Ladder Capital vehicles, the Ladder Capital Group and/or our Manager will allocate the investment opportunity in accordance with the Ladder Capital Group’s allocation policy.

In the event that two such programs have simultaneous needs and/or claims on a given investment opportunity, the Ladder Capital Group and our Manager shall resolve the conflict in their sole discretion through a sequential rotation. The Ladder Capital Group and our Manager have agreed that, until at least $300 million of the net proceeds of this offering and the concurrent private placement have been deployed by us into investments in first mortgage loans, they will allocate to our company at least two out of every three first mortgage loan opportunities that are identified as appropriate for our company. Thereafter, with respect to first mortgage loan originations, and at all times with respect to loans other than first mortgage loan originations, the Ladder Capital Group and our Manager have agreed that they will allocate to our company at least one of every two investment opportunities they source. With respect to CMBS, the Ladder Capital Group and our Manager have agreed that they will allocate CMBS greater than $5 million in alternating order among our company, certain managed accounts of the Ladder Capital Group.

Factors that will be considered in prioritizing an investment opportunity among the Ladder Capital vehicles will include the following:

•	whether the investment opportunity falls within the program’s investment objectives, policies and strategies;

•	availability of capital;

•	ability of a program to comply with the investment opportunity’s timing and sensitivities;

•	whether the transaction is complementary in terms of yield, credit quality and diversification to the program’s existing portfolio;

•	duration of the program’s outstanding need;

•	ability of the program to best exert control rights;

•	availability and terms of financing for such asset; and

•	in the event of sequential rotation, the aggregate dollars invested and number of previously closed transactions on behalf of the program.

The foregoing allocation procedures will also apply between us and any other Ladder Capital vehicles with which we have an overlapping strategy, subject to any rights of first offer or similar rights.

The Ladder Capital Group and/or our Manager may make exceptions to these general policies when other circumstances make application of the policies inequitable or inapplicable. In addition, we may co-invest with the Ladder Capital vehicles.

Any transaction between us and the Ladder Capital Group not specifically permitted by our management agreement or the advisory agreement must be approved by a majority of our independent directors.

The Ladder Capital Group and/or our Manager may in the future change then-existing, or adopt additional, conflicts of interest resolution policies and procedures designed to support the equitable allocation and to prevent the preferential allocation of investment opportunities among entities with overlapping investment objectives.

Our independent directors will periodically review our Manager’s and the Ladder Capital Group’s compliance with these conflicts of interest and allocation provisions.

The “Ladder Capital Group” license agreement

We have entered into a license agreement with Holdings pursuant to which it has granted us a non-exclusive, royalty-free license to use the name “Ladder Capital.” Under this agreement, we have a right to use this name for so long as Ladder Capital Realty Finance Manager LLC or its affiliate serves as our Manager pursuant to the management agreement. This license will terminate concurrently with any termination of the management agreement.

Principal stockholders

Immediately prior to the completion of this offering and the concurrent private placement, there will be 1,000 shares of common stock outstanding and one stockholder of record. At that time, we will have no other shares of capital stock outstanding. The following table sets forth certain information, prior to and after this offering and the concurrent private placement, regarding the ownership of each class of our capital stock by:

•	each of our directors and director nominees;

•	each of our executive officers;

•	each holder of 5% or more of each class of our capital stock; and

•	all of our directors, director nominees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 600 Lexington Avenue, 23rd Floor, New York, New York 10022.

Percentage of common stock outstanding
	Immediately prior to this offering		Immediately after this offering(2)
Name and address	Shares owned	Percentage	Shares owned	Percentage

Ladder Capital Realty Finance Holdings LLC(1)	1,000	100%		%
Brian Harris		%		%
Howard Park		%		%
Jonathan Bilzin		%		%
Salvatore Gentile		%		%
Greta Guggenheim		%		%
Kevin Moclair		%		%
Pamela McCormack		%		%
Marc Fox		%		%
Robert Perelman		%		%
All directors, director nominees and executive officers as a group ( persons)		%		%

*	Represents less than 1% of the number of shares of common stock outstanding upon the closing of this offering and the concurrent private placement.

(1)	The Ladder Investor purchased 1,000 shares of our common stock in connection with our initial capitalization on July 13, 2009.

(2)	Assumes issuance of shares of common stock offered hereby, shares of common stock offered in the concurrent private placement pursuant to the private placement purchase agreement and restricted shares of common stock granted to our Manager upon completion of this offering and the concurrent private placement. Does not reflect shares of our common stock reserved for issuance upon exercise of the underwriters’ overallotment option and shares of our common stock reserved for issuance under our 2009 equity incentive plan.

Certain relationships and related transactions

Private placement purchase agreement

Concurrently with the closing of this offering, Holdings will cause certain assets to be contributed to us in partial payment for the shares of our common stock being purchased in the concurrent private placement by the Ladder Investor pursuant to a private placement purchase agreement. It is expected that the asset contribution will be comprised of (i) two senior first mortgage whole loans with an aggregate outstanding principal amount of $22.7 million, or the initial loans, and (ii) thirteen AAA-rated CMBS which are among the highest (known as “super senior”) classes by priority of various series of CMBS issuances, each of which is TALF-financed and with an aggregate amount of TALF financing of $224.5 million, with an aggregate outstanding principal amount of $266.9 million, or the initial CMBS. The initial loans and the initial CMBS are herein referred to as the initial assets. The initial assets represent Holdings’ entire mortgage loan portfolio and TALF-financed CMBS portfolio since inception through August 31, 2009. The transfer of Holdings’ TALF-financed CMBS portfolio is subject to the approval of the FRBNY. Subject to the FRBNY’s approval, we will assume all obligations with respect to the related TALF financings, including related guarantees, in conjunction with the contribution of the initial CMBS. The initial assets will be acquired as partial payment ($65.2 million of deemed value) for the issuance of our common stock in the concurrent private placement. The deemed value of the initial assets will be equal to the Ladder Capital Group’s current book value of these assets, which is original cost, adjusted to reflect any receipt of interest payments, principal prepayments, amortized origination fees, and accrual of unpaid interest, calculated on an asset-by-asset basis. The deemed value of the initial assets may change if after the date hereof and prior to the closing of this offering, any prepayments or any additional amortization occurs. See “Business—Initial asset contribution.”

Management agreement and advisory agreement

Prior to the completion of this offering and concurrent private placement, we will enter into a management agreement with our Manager, pursuant to which our Manager will provide the day-to-day management of our operations, implement our business strategy and perform certain services for us. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the target asset guidelines that are approved and monitored by our board of directors. The management agreement has an initial term which expires on December 31, 2012 and will be renewed for one-year terms thereafter unless terminated by either us or our Manager. Our Manager is entitled to receive a termination fee from us under certain circumstances. We are also obligated to reimburse certain expenses incurred by our Manager. Our Manager is entitled to receive from us a base management fee and an incentive fee from us. See “Our Manager and the management agreement—Management agreement.”

Other than our Chief Financial Officer who will be exclusively dedicated to our company, each of our executive officers is also an officer of one or more affiliates of the Ladder Capital Group. As a result, the management agreement between us and our Manager was negotiated between related parties, and its terms, including fees payable to our Manager, may not be as favorable to us as if it had been negotiated on an arm’s-length basis with an unaffiliated third party. See “Our Manager and the management agreement—Conflicts of interest” and “Risk factors—Risks related to our relationship with our Manager—There are various conflicts of interest in our relationship with Holdings and its affiliates, including our Manager, which could result in decisions that are not in the best interests of our stockholders, including that our executive officers (other than our Chief Financial Officer) are also executive officers of Holdings and/or its affiliates, which may result in conflicts between their duties to us and them.”

In addition, our Manager will enter into an advisory agreement with our Advisor, pursuant to which our Advisor will provide our Manager with access to, among other things, the Ladder Capital Group’s portfolio management, asset valuation, risk management and asset management services as well as office space, equipment, personnel, administration services addressing legal, compliance, investor relations and information technologies necessary for the performance of our Manager’s duties in exchange for a fee representing our Manager’s allocable cost for these services. The fee paid by our Manager pursuant to the advisory agreement shall not constitute a reimbursable expense under the management agreement. See “Our Manager and the management agreement—Advisory agreement.”

Our management agreement and the advisory agreement are intended to provide us with access to our Manager’s pipeline of investment opportunities and its personnel and its experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations, legal and compliance functions and governance.

License agreement

We will also enter into a license agreement with Holdings pursuant to which it will grant us a non-exclusive, royalty-free license to use the name “Ladder Capital.” See “Our Manager and the management agreement—The ‘Ladder Capital Group’ license agreement.” This license will terminate concurrently with any termination of the management agreement.

Related party transaction policies

Our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors and officers and any other personnel of the Ladder Capital Group who provide services to us from engaging in any transaction that involves an actual conflict of interest with us.

In addition, we expect our board of directors to adopt a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and all material facts about the transaction. Our Secretary would then assess and promptly communicate that information to the compensation committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, the compensation committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been preapproved under this policy, the transaction will be referred to this committee which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Restricted common stock and other equity-based awards

Our 2009 equity incentive plan will include provisions for grants of restricted common stock and other equity based awards to our directors or officers or any personnel of our Manager and the Ladder Capital Group who provide services to us, up to an aggregate of       % of the number of shares of our common stock that we issue in this offering and the concurrent private placement (without giving effect to any exercise by the underwriters of their overallotment option). We will grant shares of restricted common stock to our Manager under our 2009 equity incentive plan, equal to     % of the number of shares that we issue in this offering (without giving effect to any exercise by the underwriters of their overallotment option) and the concurrent private placement, which will vest ratably on an annual basis over a three-year period commencing on the first anniversary of the completion of this offering and the concurrent private placement.

Purchases of common stock by affiliates

Concurrently with the completion of this offering, the Ladder Investor, an affiliate of our Manager, will acquire $             million of our common stock (             shares) in a private placement, at a price per share equal to the initial public offering price, with consideration consisting of cash and contributed assets, for an aggregate investment equal to 20% of the gross proceeds raised in this offering (without giving effect to any exercise by the underwriters of their overallotment option) and the concurrent private placement. We plan to deploy the net proceeds of this offering and the concurrent private offering in accordance with our investment objectives described in this prospectus. See “—Private placement purchase agreement.”

Indemnification and limitation of directors’ and officers’ liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law. For further details with respect to the limitation on the liability of our directors and officers and the relevant provisions of the MGCL, see “Certain provisions of the Maryland General Corporation Law and our charter and bylaws—Indemnification and limitation of directors’ and officers’ liability.”

Our charter authorizes us to obligate ourselves and our Bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Following completion of this offering and the concurrent private placement, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Registration rights agreement

We will enter into a registration rights agreement with regard to the shares of common stock owned by the Ladder Investor upon completion of this offering and the concurrent private placement, and any shares of common stock that our Manager may elect to receive under the management agreement, our 2009 equity incentive plan or otherwise. Pursuant to the registration rights agreement, we will grant to our Manager and the Ladder Investor, respectively (1) unlimited demand registration rights to have the shares of common stock purchased by the Ladder Investor in the concurrent private placement, and any shares of common stock our Manager will receive pursuant to the management agreement, our 2009 equity incentive plan or otherwise, registered for resale, and (2) in certain circumstances, the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as the manager under the management agreement. The registration rights of our Manager will begin to apply one year after the date of this prospectus and the registration rights of the Ladder Investor will begin to apply 18 months after the date of this prospectus. Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Description of capital stock

The following is a summary of the rights and preferences of our capital stock. While we believe that the following description covers the material terms of our capital stock, the description does not purport to be complete and is subject to and is qualified in its entirety by reference to the MGCL and our charter and bylaws. We encourage you to read carefully this entire prospectus, our charter and bylaws and the other documents we refer to for a more complete understanding of our capital stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where you can find more information.”

General

Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue without stockholder approval. After giving effect to this offering and the other transactions described in this prospectus,              shares of common stock will be issued and outstanding on a fully diluted basis (             shares if the underwriters’ overallotment option is exercised in full), and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Shares of common stock

All of the shares of common stock offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights, if any, of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

The shares of common stock that we are offering will be issued by us and do not represent any interest in or obligation of the Ladder Capital Group. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the FDIC, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guarantee association coverage or any similar protection.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any such classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a share exchange unless the action is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our stock) may be approved by a majority of all of the votes entitled to be cast on the matter. Pursuant to our charter, we may also sell or transfer all or substantially all of our assets if approved by our board of directors and by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Power to reclassify our unissued shares of stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter restrictions on ownership and transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to increase or decrease authorized shares of common stock and issue additional shares of common and preferred stock

We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Restrictions on ownership and transfer

In order for us to qualify as a REIT under the Internal Revenue Code, our shares of stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, beginning after December 31, 2009, no more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of any taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. federal income tax considerations—Requirements for qualification as a REIT.”

Our charter contains restrictions on the ownership and transfer of our shares of common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock (the common stock ownership limit), or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of our capital stock (the aggregate stock ownership limit). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “ownership limits.” A person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of our stock as described below, would beneficially own or be deemed to beneficially own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, shares of our stock and/or, if appropriate in the context, a person or entity that would have been the record owner of shares of our stock is referred to as a “prohibited owner.” We expect our board of directors, upon receipt of certain representations and covenants regarding the nature and diversity of the Ladder Investor’s owners to ensure that the Ladder Investor’s ownership of shares of our common stock will not result in any individual owning in excess of 9.8% of our common or capital shares, to waive this ownership limit in order to allow the Ladder Investor and its affiliates, including our Manager, to own up to     % by value or number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock. In addition, the Ladder Investor will be required upon request to provide to us representations and covenants intended to assist us in monitoring our continued compliance with the REIT ownership requirements.

The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of our capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of these ownership limits.

Our board of directors may, in its sole discretion and subject to the receipt of certain representations, covenants and undertakings, prospectively or retroactively, exempt a person from the above-referenced ownership limits and establish an excepted holder limit for such person. However, the board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own more than a 9.9% interest in the tenant. The person seeking an exemption must represent and covenant to the satisfaction of our board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT.

In connection with the waiver of the ownership limits, creating an excepted ownership limit or at any other time, our board of directors may from time to time increase or decrease the ownership limits for all other persons and entities; provided, however, that any decrease may be made only prospectively as to existing holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease will be effective immediately); and provided further that the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding. Prior to the modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. Reduced ownership limits will not apply to any person or entity whose percentage ownership in our shares of common stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limits until such time as such person’s or entity’s percentage ownership of our common stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of shares of our common stock or stock of all classes and series, as applicable, in excess of such percentage ownership of our shares of common stock or total shares of stock will be in violation of the ownership limits.

Our charter further prohibits:

•

any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring our shares of stock if such transfer would result in our shares of stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us (or, in the case of such a proposed or attempted acquisition, to give at least 15 days prior written notice to us) and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary. To the extent the prohibited owner would receive an amount for such shares that exceeds the amount that such prohibited owner would have been entitled to receive had the trustee sold the shares held in the trust to a third party, such excess shall be retained by the trustee.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or such other limit as established by our board of directors. After that, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the beneficiary of the trust, together with any dividends or other distributions thereon. In addition, if, prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our shares of stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder must provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates, or written statements of information delivered in lieu of certificates, representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer agent and registrar

We expect the transfer agent and registrar for our shares of common stock to be             .

Shares eligible for future sale

After giving effect to this offering, the concurrent private placement and the other transactions described in this prospectus, we will have              shares of common stock outstanding (subject to the assumptions set forth in “Prospectus summary—The offering”). Our shares of common stock are newly-issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for shares of our common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Issuances or sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See “Risk factors—Risks related to our common stock.”

For a description of certain restrictions on transfers of our shares of common stock held by certain of our stockholders, see “Description of capital stock—Restrictions on ownership and transfer.”

Securities convertible into shares of common stock

Upon completion of this offering and the concurrent private placement, we will have              issued and outstanding shares of our common stock (including shares of common stock to be sold to the Ladder Investor concurrently with this offering pursuant to the private placement purchase agreement and              restricted shares issued to our Manager under our 2009 equity incentive plan at the completion of this offering and the concurrent private placement, but excluding underwriters’ exercise of their overallotment option, and              shares available for issuance under our 2009 equity incentive plan). See “Our management—Executive and director compensation—2009 equity incentive plan.” We will enter into a registration rights agreement with regard to the common stock owned by the Ladder Investor upon completion of this offering and the concurrent private placement, and with regard to any shares of common stock that our Manager may elect to receive under the management agreement, our 2009 equity incentive plan or otherwise. See “Certain relationships and related transactions—Registration rights agreement.”

Lock-up agreements

The Ladder Investor has agreed with the underwriters to a lock-up period relating only to the securities purchased by it in the concurrent private placement that will expire at the date which is 18 months following the date of this prospectus.

We and each of our directors and executive officers, and the Ladder Investor have agreed not to (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or, in the case of our company, file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise or (3) in the case of our directors and executive officers, and the Ladder Investor, make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, in each case without the prior written consent of J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold hereunder and the concurrent private placement of shares of our common stock.

Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the

16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Rule 144

After giving effect to this offering, the concurrent private placement and the other transactions described in this prospectus,              of our outstanding shares of common stock that will be outstanding will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Certain provisions of the Maryland General Corporation Law and our charter and bylaws

The following is a summary of certain provisions of Maryland law applicable to us and of our charter and bylaws. For a complete description, we refer you to the MGCL and our charter and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to Maryland law and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which is prospectus is a part. See “Where you can find more information.”

Our board of directors

Our charter and bylaws provide that the number of directors we have may be established by our board of directors but our charter and bylaws provide that the number may not be more than 15. Our charter and bylaws currently provide that, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum or, if the vacancy resulted from an increase in the number of directors and until we are able to make a Subtitle 8 election, by a majority of the entire board of directors. Any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors at any annual meeting.

Removal of directors

Our charter provides that subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director or the entire board of directors may be removed with cause and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. Cause means, with respect to any particular director, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and with cause and (2) filling the vacancies created by such removal with their own nominees.

Business combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations (1) between us and the Ladder Capital Group and (2) between us and any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute.

If our board of directors opted back into the business combination statute or failed to first approve a business combination with a person other than the Ladder Capital Group, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control share acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election, vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal also requires cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board of directors, chief executive officer or president or a majority of our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Meetings of stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time set by our board of directors beginning in 2010. The chairman of our board of directors, our chief executive officer, our president or a majority of our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders will also be called by our Secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting and containing the information required in our bylaws.

Amendment to our charter and bylaws

Except for amendments to the provisions of our charter relating to the removal of directors and the restrictions on ownership and transfer of our shares of stock (each of which must be advised by our board of directors and approved by the affirmative vote of the stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only with the approval of our board of directors and the affirmative vote of the stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of our company

The dissolution of our company must be approved by a majority of our entire board of directors and the affirmative vote of the stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Advance notice of director nominations and new business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided, that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

Anti-takeover effect of certain provisions of Maryland law and of our charter and bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders, including business combination provisions, restrictions on transfer and ownership of our stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and limitation of directors’ and officers’ liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

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any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any personnel or agent of our company or a predecessor of our company.

Following completion of this offering and the concurrent private placement, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, references to “we,” “our,” “us” or “our company” mean only Ladder Capital Realty Finance Inc and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of its subsidiaries and other lower-tier and affiliated entities, will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies, or RICs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and

•	except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of our company—General

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 2009. We believe that we have been organized and we intend to operate in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with this offering. We will receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ending December 31, 2009, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP is conditioned upon factual representations and covenants made by our management and affiliated entities, regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with maintaining our qualification as a REIT. In addition, to the extent we make certain investments, such as investments in commercial mortgage loan securitizations, the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of shares of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we may invest, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in general

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for qualification as a REIT.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

For tax years through 2010, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of taxable U.S. stockholders.”

Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular U.S. federal corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

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If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited transactions” and “—Foreclosure property” below.

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If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

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If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

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If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset test that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of

$50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

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If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

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If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for qualification as a REIT.”

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A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any taxable REIT subsidiaries, or TRSs, we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

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If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

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We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in REMICs to the extent our stock is held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules will apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Effect of subsidiary entities—Taxable mortgage pools” and “—Excess inclusion income.”

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We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. We believe that we will issue in this offering common stock with sufficient diversity of ownership to satisfy the requirements described in conditions (5) and (6) above. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended, among other purposes to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of shares of our stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of subsidiary entities

Ownership of partnership interests

In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we may own an equity interest (including equity interests in lower-tier partnerships) is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we may hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset tests” and “—Gross income tests.”

Taxable REIT subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

We anticipate that we will likely make TRS elections with respect to certain domestic entities, including Ladder Capital Realty (TRS) Inc. A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining its compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). We may hold certain assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our total assets. In general, we intend that loans that we acquire with an intention of selling in a manner that might expose us to a 100% tax on “prohibited transactions” will be acquired by a TRS. If dividends are paid to us by one or more TRSs we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of taxable U.S. stockholders” and “—Annual distribution requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as TRSs in an effort to ensure that we will not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Taxable mortgage pools

An entity, or a portion of an entity, is classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

We may enter into transactions that could result in us or a portion of our assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes. Specifically, we may securitize mortgage-backed securities that we acquire and such securitizations will likely result in us owning interests in a taxable mortgage pool. We will likely enter into such transactions through a qualified REIT subsidiary. We will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered equity for U.S. federal income tax purposes in order to ensure that such entity remains a qualified REIT subsidiary.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT, including a subsidiary REIT formed by us, owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “—Excess inclusion income.”

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to U.S. federal corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary that would become a taxable mortgage pool, in which we own some, but less than all, of the ownership interests, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross income tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. We intend to monitor the amount of our non-qualifying income and manage our portfolio of assets to comply with the gross income tests but we cannot assure you that we will be successful in this effort.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount that is treated as interest on an obligation secured by a mortgage on real property.

Among the assets we may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure 2003-65, the Revenue Procedure, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets for purposes of the REIT asset tests (described below) or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).

We believe that the interest income that we will receive from our mortgage related investments and securities generally will be qualifying income for purposes of both the 75% and 95% gross income tests. However, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

We expect that the CMBS in which we may invest in will be treated either as interests in grantor trusts or as regular interests in REMICs for U.S. federal income tax purposes and that all interest income, OID (as defined below under “—Annual distribution requirements”) and market discount from such CMBS will be qualifying income for the 95% gross income test. In the case of CMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest, OID and market discount on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that such mortgage loans are secured by real property, as discussed above. In the case of CMBS treated as interests in REMICs, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. As discussed above, if less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. Furthermore, to the extent we own non-REMIC CMBS or other debt instruments secured by mortgage loans (rather than by real property), or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. We expect that substantially all of our income from CMBS will be qualifying income for purposes of the REIT gross income tests.

We may hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. B-Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

Fee income

We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of determining whether we have satisfied the gross income tests.

Dividend income

We may receive distributions from TRSs, including Ladder Capital Realty (TRS) Inc, or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Foreign investments

To the extent that we hold or acquire foreign investments, such investments may generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 95% or 75% gross income tests. However, in general, if foreign currency gain is recognized with respect to income which otherwise qualifies for purposes of the 95% or 75% gross income tests, then such foreign currency gain will not constitute gross income for purposes of the 95% or 75% gross income tests, respectively. No assurance can be given that any foreign currency gains recognized by us directly or through pass-through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.

Hedging transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT but there can be no assurance we will be successful in this regard.

Rents from real property

To the extent that we own real property or interests therein, rents we receive qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations. We intend to structure any leases so that the rent payable thereunder will qualify as “rents from real property,” but there can be no assurance we will be successful in this regard.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Phantom income

Due to the nature of the assets that we intend to originate, acquire and manage, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. We expect to accrue market discount on the basis of a constant yield to maturity of a debt instrument. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions in a subsequent taxable year.

Some of the CMBS that we acquire may have been issued with OID. In general, we will be required to accrue OID based on the constant yield to maturity of the CMBS, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on CMBS in question will be made, with consequences similar to those described in the previous paragraph if all payments on the CMBS are not made.

Also, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable U.S. Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, and would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes.

In addition, in the event that any debt instruments or CMBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to CMBS at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur to private lenders to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

Due to each of these potential timing differences between income recognition or expense deduction and the related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual distribution requirements.”

Failure to satisfy the gross income tests

We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or

95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in general,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. Government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of mortgage-backed securities and mortgage loans. Regular or residual interest in REMICs are generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. In the case of interests in grantor trusts, we will be treated as owning an undivided beneficial interest in the mortgage loans held by the grantor trust. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We may hold certain mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 discussed above pursuant to which certain loans secured by a first priority security interest in equity interests in a pass-through entity that directly or indirectly own real property will be treated as qualifying assets for purposes of the 75% real estate asset test and therefore not be subject to the 10% vote or value test. In addition such mezzanine loans may not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make any such investments in such a manner as not to fail the asset tests described above, but there can be no assurance we will be successful in this regard.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by a change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets comprising our mortgage related investments and securities that we own generally will be qualifying assets for purposes of the 75% asset test, and that our holdings of TRSs and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets. We do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets including our interests in our TRSs, including Ladder Capital Realty (TRS) Inc, may not be susceptible to a precise determination and are subject to change in the future. Although we will be prudent in making these estimates, there can be no assurance that the TRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the REIT asset tests, and could fail to qualify as a REIT. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

In addition, we intend to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any repurchase agreement and that the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Annual distribution requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary U.S. federal corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes prior to receipt of such income in cash. For example, we may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes (such excess, “original issue discount,” or OID), such that we will be required to include in our income a portion of the OID each year that the instrument is held before we receive any corresponding cash. Furthermore, we will likely purchase assets that accrue market discount, which may require us to defer a portion of the interest deduction for interest paid on debt incurred to acquire or carry such assets. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, to use cash reserves, to liquidate non cash assets at rates or times we regard as unfavorable, or to pay dividends in the form of taxable in-kind distributions of property including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock. We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Excess inclusion income

If we acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “—Effect of subsidiary entities—Taxable mortgage pools.” We may securitize mortgage-backed securities that we acquire and such securitizations will likely result in us owning interests in a taxable mortgage pool. We will likely enter into such securitizations through a qualified REIT subsidiary and will be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for U.S. federal income tax purposes in order to ensure that such entity remains a qualified REIT subsidiary. We are taxed at the highest corporate income tax rate on a portion of the income, referred to as “excess inclusion income,” arising from a taxable mortgage pool that is allocable to the percentage of our shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income. To the extent that common stock owned by “disqualified organizations” is held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of our excess inclusion income allocable to the common stock held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” We expect that disqualified organizations own our stock. Because this tax generally would be imposed on us, all of our investors, including investors that are not disqualified organizations, generally will bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. A RIC or other pass-through entity owning our common stock in record name will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

In addition, if we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a RIC, common trust fund or other pass-through entity, our allocable share of our excess inclusion income could be considered excess inclusion income of such entity. Accordingly, such investors should be aware that it is likely that a portion of our income may be considered excess inclusion income in the future. Finally, if we were to fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated corporate tax return.

Prohibited transactions

Net income we derive from a prohibited transaction (including any foreign currency gain, as defined in Section 988(b)(1) of the Internal Revenue Code, minus any foreign currency loss, as defined in Section 988(b)(2) of the Internal Revenue Code) is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15% through 2010, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of taxable U.S. stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares of our common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder’s shares of our common stock, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held our common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a “qualified foreign corporation” and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of our company—General” and “—Annual distribution requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “—Effect of subsidiary entities— Taxable mortgage pools” and “—Excess inclusion income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of our common stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in our common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive activity losses and investment interest limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of tax-exempt U.S. stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business and (3) we do not hold an asset that gives rise to “excess inclusion income” (see “—Effect of subsidiary entities,” and “—Excess inclusion income”), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, we expect to engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is likely that a portion of our dividends received by a tax-exempt stockholder will be treated as UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of non-U.S. stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder (as defined above under “—Taxation of taxable U.S. stockholders”) or an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation. Non-U.S. stockholders should consult their own tax advisors concerning the U.S. federal estate tax consequences of ownership of our common stock.

Ordinary dividends

The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we expect to engage in transactions that would result in a portion of our dividends being considered excess inclusion income, and accordingly, it is likely that a portion of our dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-dividend distributions

Unless (A) our common stock constitutes a U.S. real property interest, or USRPI, or (B) either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital gain dividends

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend. We anticipate that our common stock will be regularly traded on an established securities market in the United States immediately following the offering. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Ordinary dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of our common stock

Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that 50% or more of our assets will consist of interests in real property located in the U.S.

Even if shares of our common stock otherwise would be a USRPI under the foregoing test, shares of our common stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of shares of our common stock or the period of our existence), less than 50% in value of its outstanding shares of common stock is held directly or indirectly by non-U.S. stockholders. We believe we will be a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, because our stock will be widely held, we cannot assure our investors that we will be a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our common stock owned is of a class that is “regularly traded,” as defined by the applicable Treasury Regulation, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period. We anticipate that our common stock will be regularly traded on an established securities market in the United States immediately following this offering.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gain.

Backup withholding and information reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

State, local and foreign taxes

We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

Legislative or other actions affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in shares of our common stock.

ERISA considerations

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of the Internal Revenue Code prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of Internal Revenue Code). Thus, a plan fiduciary considering an investment in the shares of common stock should also consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act as amended, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common stock to be “widely held” upon completion of this offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, and the concurrent private placement, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations are not likely to result in the failure of common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that our common stock will be “widely held” and freely transferable,” we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

Underwriting

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC

Total

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the common shares offered in this offering.

The underwriters have an option to buy up to                      additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this overallotment option. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without overallotment exercise	With full overallotment exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to                      shares of common stock offered by this prospectus for sale to our directors and officers or employees or other affiliates of our Manager or persons who are otherwise associated with us.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold hereunder and the concurrent private placement of shares of our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers, and the Ladder Investor have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The Ladder Investor has agreed with the underwriters to a lock-up period relating only to the securities purchased by it in the concurrent private placement that will expire at the date which is 18 months following the date of this prospectus.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We have applied to list our common stock on the NYSE under the symbol “LCG.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ overallotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the overallotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This offering memorandum is only being distributed to and is only directed at (1) persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order; or (2) high net worth companies, and other persons to who it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such person together being referred to as “relevant persons.” This offering memorandum and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this offering memorandum or any of its contents.

In relation to each Member State of the European Economic Area, or the EEA, which has implemented the Prospectus Directive (each, a Relevant Member State), an offer to the public of any shares which are the subject of the offering contemplated by this offering memorandum may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

by the managers to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of book running managers for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

•	provided that no such offer of shares shall result in a requirement for the publication by us or any manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of shares which are the subject of the offering contemplated in this offering memorandum should only do so in circumstances in which no obligation arises for us or the initial purchaser to produce a prospectus for such offer. Neither we nor the initial purchaser have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the initial purchaser which constitute the final offering of shares contemplated in this offering memorandum.

For the purposes of this provision, and the buyer’s representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offers contemplated in this offering memorandum will be deemed to have represented, warranted and agreed to and with us and the initial purchaser that:

•	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

•

in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the book running managers has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, an affiliate of Holdings has entered into a $300 million secured term credit facility with an affiliate of Wells Fargo Securities, LLC, one of our underwriters, and certain of Holdings’ short-term secured term funding lines are with affiliates of Wells Fargo Securities, LLC, and J.P. Morgan Securities Inc.

Legal matters

Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “U.S. federal income tax considerations” is based on the opinion of Clifford Chance US LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters of Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland.

Experts

The balance sheet of Ladder Capital Realty Finance Inc as of July 13, 2009 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

Index to the balance sheet of

Ladder Capital Realty Finance Inc

Report of independent registered public accounting firm

To the Board of Directors and Shareholder of

Ladder Capital Realty Finance Inc

New York, New York

In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of Ladder Capital Realty Finance Inc (the “Company”) and its subsidiaries as of July 13, 2009 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 17, 2009

Ladder Capital Realty Finance Inc

Consolidated Balance Sheet

July 13, 2009

Assets
Cash	$1,000

Deferred offering costs	$400,000

Total Assets	$401,000

Liabilities
Accrued offering costs	$400,000

Total Liabilities	$400,000

Stockholder’s Equity
Common Stock, $0.01 par value, 1,000 shares authorized, issued and outstanding	$10
Additional paid-in-capital	990

Total Stockholder’s Equity	$1,000

Total Liabilities and Stockholder’s Equity	$401,000

Please see accompanying notes to the Consolidated Balance Sheet.

Ladder Capital Realty Finance Inc

Notes to the Consolidated Balance Sheet

July 13, 2009

1. Organization

Ladder Capital Realty Finance, Inc., or the Company, was organized in the state of Maryland on June 30 , 2009. Under the Company’s charter, the company is authorized to issue up to 1,000 shares of common stock. The Company has not commenced operations.

2. Formation of the Company and Initial Public Offering

The Company intends to conduct an initial public offering of common stock (the “IPO”) which is anticipated to be finalized in 2009. Proceeds from the IPO will be used to invest in certain of the Company’s target assets including commercial mortgage loans and other commercial real estate-related debt instruments and commercial mortgage-backed securities.

The Company will be subject to the risks involved with real estate and real estate-related debt instruments. These include, among others, the risks normally associated with changes in the general economic climate, changes in the mortgage market, changes in tax laws, interest rate levels, and the availability of financing. The Company intends to qualify as a real estate investment trust, or a REIT, under the Internal Revenue Code commencing with its taxable period ending on December 31, 2009. In order to maintain its tax status as a REIT, the Company plans to distribute at least 90% of its taxable income to its stockholders.

The sole stockholder of the Company is Ladder Capital Realty Finance Holdings LLC, a Delaware limited liability company. The sole member of Ladder Capital Realty Finance Holdings LLC is Ladder Midco LLC. On July 13, 2009, Ladder Capital Realty Finance Holdings LLC made a $1,000 initial capital contribution to the Company.

The Company will be managed by Ladder Capital Realty Finance Manager LLC, a Delaware limited liability company, which is wholly owned by Ladder Midco LLC, a Delaware limited liability company, which is wholly owned by Ladder Capital Finance Holdings LLC, a Delaware limited liability company.

3. Significant Accounting Policies

Use of Estimates

The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet. Actual results could differ from those estimates.

Underwriting Commissions and Offering Costs

As of July 13, 2009, approximately $400,000 of offering costs have been accrued. These costs have been accrued and deferred. Underwriting commissions and offering costs to be incurred in connection with the Company’s stock offerings will be reflected as a reduction of additional paid-in capital at the effective date of the IPO. If the IPO does not occur, any deferred offering costs will be expensed. Costs incurred that are not directly associated with the completion of the IPO will be expensed as incurred.

Shares

Ladder Capital Realty Finance Inc

Common Stock

Prospectus

Joint Book Running Managers

J.P. Morgan	Wells Fargo Securities

            , 2009

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of any offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Until             , 2009 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information not required in prospectus

Item 31.	Other expenses of issuance and distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts, except the Securities and Exchange Commission, or the SEC, registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the New York Stock Exchange filing fee, are estimated.

Securities and Exchange Commission registration fee	$ 22,320
Financial Industry Regulatory Authority, Inc. filing fee	40,500
New York Stock Exchange listing fee	*
Legal fees and expenses (including Blue Sky fees)	*
Accounting fees and expenses	*
Printing and engraving expenses	*
Transfer agent fees and expenses	*
Miscellaneous	*

Total	$ *

*	To be furnished by amendment.

Item 32.	Sales to special parties.

None.

Item 33.	Recent sales of unregistered securities.

On July 13, 2009, Ladder Capital Realty Finance Holdings LLC, or the Ladder Investor, purchased 1,000 shares of our common stock for a purchase price of $1000 in a private offering. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Simultaneously with the completion of this offering of our common stock pursuant to this registration statement, the Ladder Investor will acquire              shares of common stock, at a price per share equal to the initial public offering price, with consideration consisting of cash ($             million) and contributed assets (with a deemed value of $65.2 million). Such issuance will be exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.	Indemnification of directors and officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any personnel or agent of our company or a predecessor of our company.

Following completion of this offering and the concurrent private placement, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of proceeds from stock being registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial statements and exhibits.

(a) Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b) Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number		Exhibit Description
1.1	*	Form of Underwriting Agreement among Ladder Capital Realty Finance Inc and the underwriters named therein
3.1	*	Articles of Amendment and Restatement of Ladder Capital Realty Finance Inc
3.2	*	Bylaws of Ladder Capital Realty Finance Inc
4.1	*	Specimen Common Stock Certificate of Ladder Capital Realty Finance Inc
5.1	*	Opinion of Clifford Chance US LLP relating to the legality of the securities being registered (including consent of such firm)
8.1	*	Opinion of Clifford Chance US LLP regarding tax matters (including consent of such firm)
10.1	*	Form of Private Placement Purchase Agreement between Ladder Capital Realty Finance Inc and Ladder Capital Realty Finance Holdings LLC
10.2	*	Form of Registration Rights Agreement by and among Ladder Capital Realty Finance Inc, Ladder Capital Realty Finance Manager LLC and the persons listed on Schedule 1 thereto
10.3	*	Form of Management Agreement between Ladder Capital Realty Finance Manager LLC, Ladder Capital Realty Finance Inc, Ladder Capital Realty (TRS) Inc and Ladder Capital Realty I LLC
10.4	*	Form of Advisory Agreement between Ladder Capital Realty Finance Manager LLC and Ladder Capital Finance LLC
10.5	*	Form of License Agreement between Ladder Capital Realty Finance Inc and Ladder Capital Finance Holdings LLC
10.6	*	Equity Incentive Plan of Ladder Capital Realty Finance Inc
10.7	*	Form of Restricted Common Stock Award Agreement
10.8	*	Form of Stock Option Agreement
23.1	*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2	*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3		Consent of PricewaterhouseCoopers LLP
23.4	**	Consent of Howard Park
23.5	**	Consent of Jonathan Bilzin
23.6		Consent of Salvatore Gentile
24.1	**	Powers of Attorney (previously contained on signature page)

*	To be filed by amendment.
**	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No.2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 4, 2009.

Ladder Capital Realty Finance Inc

By:	/s/ MARC FOX
Chief Operating Officer and Interim Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No.2 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

	Signatures	Title	Date

By:	* Brian Harris	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	September 4, 2009

By:	/s/ MARC FOX Marc Fox	Chief Operating Officer and Interim Principal Accounting Officer (principal financial and accounting officer)	September 4, 2009

By:	* Greta Guggenheim	President (director)	September 4, 2009

By:	/s/ PAMELA L. MCCORMACK Pamela L. McCormack	General Counsel, Head of Transaction Management and Secretary (director)	September 4, 2009

*By:	/s/ PAMELA L. MCCORMACK Pamela L. McCormack Attorney-in-Fact

Exhibit Index

Exhibit Number		Exhibit Description

1.1	*	Form of Underwriting Agreement among Ladder Capital Realty Finance Inc and the underwriters named therein

3.1	*	Articles of Amendment and Restatement of Ladder Capital Realty Finance Inc

3.2	*	Bylaws of Ladder Capital Realty Finance Inc

4.1	*	Specimen Common Stock Certificate of Ladder Capital Realty Finance Inc

5.1	*	Opinion of Clifford Chance US LLP relating to the legality of the securities being registered (including consent of such firm)

8.1	*	Opinion of Clifford Chance US LLP regarding tax matters (including consent of such firm)

10.1	*	Form of Private Placement Purchase Agreement between Ladder Capital Realty Finance Inc and Ladder Capital Realty Finance Holdings LLC

10.2	*	Form of Registration Rights Agreement by and among Ladder Capital Realty Finance Inc, Ladder Capital Realty Finance Manager LLC and the persons listed on Schedule 1 thereto

10.3	*	Form of Management Agreement between Ladder Capital Realty Finance Manager LLC, Ladder Capital Realty Finance Inc, Ladder Capital Realty (TRS) Inc and Ladder Capital Realty I LLC

10.4	*	Form of Advisory Agreement between Ladder Capital Realty Finance Manager LLC and Ladder Capital Finance LLC

10.5	*	Form of License Agreement between Ladder Capital Realty Finance Inc and Ladder Capital Finance Holdings LLC

10.6	*	Equity Incentive Plan of Ladder Capital Realty Finance Inc

10.7	*	Form of Restricted Common Stock Award Agreement

10.8	*	Form of Stock Option Agreement

23.1	*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2	*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.3		Consent of PricewaterhouseCoopers LLP

23.4	**	Consent of Howard Park

23.5	**	Consent of Jonathan Bilzin

23.6		Consent of Salvatore Gentile

24.1	**	Powers of Attorney (previously contained on signature page)

*	To be filed by amendment.

**	Previously filed.